                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-82575

     THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE NOT AN OFFER TO SELL THESE SECURITIES AND ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                                        SUBJECT TO COMPLETION,                     (COX COMMUNICATIONS
                        PRELIMINARY PROSPECTUS SUPPLEMENT DATED APRIL 10, 2000                   LOGO)

PROSPECTUS SUPPLEMENT

(To prospectus dated August 9, 1999)
                                       $
                            COX COMMUNICATIONS, INC.
             EXCHANGEABLE SUBORDINATED DISCOUNT DEBENTURES DUE 2020
   (EXCHANGEABLE FOR SHARES OF SPRINT PCS STOCK OR CASH WITH AN EQUAL VALUE)
                             ----------------------

    We have summarized below the terms of the debentures. For more detail, you should read "Description of Debentures" in this prospectus supplement.

    -  ISSUE PRICE; INTEREST; YIELD TO MATURITY.  The issue price of each
       debenture will be $      (or   % of the $1,000 original principal amount
       at maturity). We will make cash interest payments on the debentures to
       you at $      per debenture per year (or a rate of   % per year of the
       issue price) payable semiannually on April   and October   of each year,
       beginning October       , 2000. The accrual of original issue discount
       and cash interest payments on each debenture represents a yield to
       maturity of     % per year (computed on a semiannual bond equivalent
       basis) calculated from April   , 2000.

    - ADJUSTED PRINCIPAL AMOUNT. We refer to the issue price of each debenture, plus accrued and unpaid original issue discount, as the adjusted principal amount. The adjusted principal amount will be reduced by the amount of any special cash payments and any cash reorganization event distributions, but will never be less than zero.

    - EXCHANGEABILITY OF DEBENTURES AT YOUR OPTION. Each debenture will be exchangeable, at your option, at any time. In the event you exercise this
       exchange option before April   , 2002, you will receive cash equal to the
       value of the reference property then attributable to that debenture. In
       the event you exercise your exchange option on or after April   , 2002,
       we may deliver to you, at our election, reference property, cash or a combination of both. The reference property initially attributable to
       each debenture will be           shares of Sprint Corporation's PCS
       common stock -- Series 1, par value $1.00 per share, which we refer to as Sprint PCS stock. The reference property will be adjusted to add or substitute certain cash, property and other securities distributed on or in respect of securities constituting reference property. If a cash reorganization event occurs, we will distribute cash to you and the reference property will be adjusted accordingly. The reference property will not be adjusted as a result of any increases or decreases in the adjusted principal amount or for accruals or payments of cash interest. Upon exchange, you will not receive any cash representing accrued and unpaid original issue discount or accrued and unpaid cash interest. Any such accrued and unpaid original issue discount and accrued and unpaid cash interest will be deemed paid by the reference property you received upon exchange.

    -  REDEMPTION OF DEBENTURES AT OUR OPTION.  We may, at our option, redeem
       some or all of the debentures for cash at any time on or after April   ,
       2005 at a redemption price equal to the then adjusted principal amount plus any accrued and unpaid cash interest to but excluding the date of redemption.

    -  PURCHASE OF DEBENTURES BY US AT YOUR OPTION.  On April   , 2005, April
         , 2010 and April   , 2015 only, you may require us to purchase some or
       all of your debentures at a purchase price per debenture equal to the adjusted principal amount plus any accrued and unpaid cash interest to but excluding each purchase date. We will have the right to pay you the purchase price in cash, reference property or a combination of both.

    - SPECIAL CASH PAYMENTS AT OUR OPTION AND MANDATORY CASH REORGANIZATION EVENT DISTRIBUTIONS. At any time, we may elect to pay all or part of the adjusted principal amount of the debentures through a special cash payment, provided that the adjusted principal amount will never be less than zero. In addition, we will make a cash reorganization event distribution following a cash reorganization event in respect of the reference property.

    -  OPTIONAL INCREASE IN SEMIANNUAL CASH INTEREST PAYMENTS.  On and after
       April   , 2005, we may irrevocably elect to increase semiannual cash
       interest payments to an amount that represents a yield to maturity of   %
       per year on the adjusted principal amount of the debentures at the effective date of our election. On and after the effective date of our election, original issue discount will cease to accrue on the debentures.

    -  MATURITY.  The debentures will mature on April   , 2020. At maturity you
       will be entitled to receive the adjusted principal amount of your debentures plus any accrued and unpaid cash interest.

    - RANKING OF DEBENTURES. The debentures will be unsecured, subordinated obligations of ours ranking junior in right of payment to all of our existing and future senior indebtedness. As of December 31, 1999, we had outstanding approximately $6.3 billion of debt and obligations of subsidiary trusts that are senior, or effectively senior, to the debentures.

    - LISTING. We will apply to list the debentures on the New York Stock Exchange. The Sprint PCS stock is currently listed on the NYSE under the symbol "PCS." On April 7, 2000, the last reported sales price of the Sprint PCS stock on the NYSE was $59 13/16.

     INVESTING IN THE DEBENTURES INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE S-8.
                             ----------------------

                                                                                                    PROCEEDS,
                                                                                  UNDERWRITING        BEFORE
                                                                                  DISCOUNT AND      EXPENSES,
                                                             PRICE TO PUBLIC(1)   COMMISSIONS         TO COX
                                                             ------------------   ------------   ----------------
  Per debenture............................................          $                 $                $
  Total....................................................          $                 $                $

  (1) Plus accrued original issue discount and accrued cash interest from April , 2000, if settlement occurs after that date

    The underwriters may also purchase up to an additional $      aggregate
original principal amount at maturity of debentures from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover over-allotments. In addition, we will
directly offer up to $      aggregate original principal amount at maturity of
debentures to satisfy our obligations under the Top Up Right Agreement described in this prospectus supplement.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The debentures will be ready for delivery in book-entry form only on or
about April   , 2000.

                          Joint-Book Running Managers
CREDIT SUISSE FIRST BOSTON                                   MERRILL LYNCH & CO.
                             ----------------------

           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS APRIL   , 2000.

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                              PAGE
                                                              ----
Prospectus Supplement Summary...............................   S-3
     Cox Communications, Inc................................   S-3
     Recent Developments....................................   S-4
     The Offering...........................................   S-5
Risk Factors................................................   S-8
Sprint Corporation..........................................  S-12
Price Range and Dividend History of the Sprint PCS Stock....  S-13
Use of Proceeds.............................................  S-13
Ratio of Earnings to Fixed Charges..........................  S-13
Description of Debentures...................................  S-14
Certain United States Federal Income Tax Considerations.....  S-35
Underwriting................................................  S-39
Notice to Canadian Residents................................  S-41
                            PROSPECTUS
Cox Communications, Inc.....................................     2
The Cox Trusts..............................................     3
Use of Proceed..............................................     5
Ratio of Earnings to Fixed Charges..........................     5
Description of Capital Stock................................     6
Description of Debt Securities..............................     9
Description of Junior Subordinated Debentures...............    20
Description of Trust Preferred Securities...................    28
Description of Preferred Securities Guarantees..............    38
Relationship Among the Trust Preferred Securities, the
  Corresponding Junior Subordinated Debentures and the
  Preferred Securities Guarantees...........................    41
Description of Capital Securities...........................    42
Description of Capital Securities Guarantees................    52
Relationship Among the Capital Securities, the Corresponding
  Senior Debt
  Securities and the Capital Securities Guarantees..........    55
Description of Stock Purchase Contracts and Stock Purchase
  Units.....................................................    56
Plan of Distribution........................................    57
Legal Matters...............................................    58
Experts.....................................................    58
Where You Can Find More Information.........................    58
Information Incorporated by Reference.......................    58

                          ---------------------------

     Unless the context otherwise requires, references in this prospectus supplement to "Cox," "we," "us" and "our" are to Cox Communications, Inc. and its consolidated subsidiaries. References to "you" and "your" refer to prospective investors in the debentures prior to the sale of the debentures and to holders of the debentures after the sale of the debentures.

                           FORWARD-LOOKING STATEMENTS

     This prospectus supplement includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We have based these statements on our current expectations or projections about future events and on assumptions we have made. These forward-looking statements are subject to certain risks and uncertainties which could cause actual results or events to differ materially from those we anticipate or project. Prospective purchasers should not place undue reliance on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements as a result of new information, future events or otherwise.
                          ---------------------------

     You should rely on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as information we previously filed with the SEC and incorporated by reference in this prospectus supplement, is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date.

                         PROSPECTUS SUPPLEMENT SUMMARY

     You should read the following information together with the information contained or incorporated by reference in other parts of this prospectus supplement and in the accompanying prospectus. This summary contains a brief description of our business and highlights selected information from this prospectus supplement and the accompanying prospectus to help you understand the debentures. You should carefully read this prospectus supplement and the accompanying prospectus to understand fully the terms of the debentures, as well as the tax and other considerations that may be important to you in making a decision about whether to invest in the debentures. You should pay special attention to the "Certain United States Federal Income Tax Considerations" section of this prospectus supplement to determine whether an investment in the debentures is appropriate for you.

                            COX COMMUNICATIONS, INC.

     Cox Communications, Inc. is one of the nation's largest broadband communications companies with U.S. broadband network operations and investments in cable television programming networks, telecommunications and technology, and broadband networks. Cox serves approximately six million customers, making it the nation's fifth largest cable company. Cox also has substantial investments in cable television programming, telecommunications, technology and broadband networks.

     Cox's business strategy is to utilize the technological capabilities of its advanced broadband network, its strong locally and regionally clustered cable television systems and its longstanding commitment to superior customer service to provide an array of entertainment and communications services to both residential and commercial customers in its markets. Today, these services primarily include analog and digital video, high-speed Internet access and local and long-distance telephone. Additional services could include video on demand, Internet to the television, targeted advertising and other types of interactive and e-commerce applications.

     In addition, Cox has sought to utilize its expertise and position as one of the nation's premier cable television companies to invest in programming and telecommunications and technology companies which are complementary to Cox's business strategy. Cox believes that these investments have contributed to the growth of its broadband communications business and that its leadership position in broadband communications has facilitated the growth of these investments. Cox seeks to utilize insights gained from the integrated operations of its cable television systems and related programming and telecommunications and technology investments to continue its leadership in the broadband communications industry by anticipating and capitalizing upon long-term industry trends.

     Cox is an indirect 67.4% owned subsidiary of Cox Enterprises, Inc., which we refer to as CEI. CEI, a privately-held corporation headquartered in Atlanta, Georgia, is one of the largest diversified media companies in the United States with consolidated revenues in 1999 of approximately $6.1 billion. CEI, which has a 102-year history in the media and communications industry, publishes 16 daily newspapers and owns or operates 13 television stations in addition to its interest in Cox. Through its indirect majority-owned subsidiary, Cox Radio, Inc., CEI owns or operates 76 radio broadcast stations pending closing of previously announced transactions. Through Manheim Auctions, CEI is also the world's largest operator of wholesale auto auctions.

     Cox's principal executive offices are located at 1400 Lake Hearn Drive, Atlanta, Georgia 30319. Cox's telephone number is (404) 843-5000.

                              RECENT DEVELOPMENTS

     In November 1999, Cox issued 14,375,000 exchangeable subordinated debentures due 2029, which we refer to as PRIZES, for aggregate proceeds of approximately $1.3 billion, less offering costs of approximately $35.0 million. The PRIZES bear interest at a rate of 7.75% per year through November 2002, and 2% per year thereafter. PRIZES are exchangeable for cash based on the market value of Sprint PCS stock.

     In December 1999, Cox sold 3.9 million shares of its Sprint PCS stock pursuant to Rule 144 under the Securities Act, and in January and February 2000, Cox sold an additional 16.1 million shares. All Sprint PCS share amounts in this prospectus supplement reflect the 2-for-1 stock dividend paid by Sprint on February 4, 2000 to shareholders of record on January 14, 2000.

     In January 2000, Cox completed its acquisition of cable television systems serving 522,000 customers in Kansas, Oklahoma and North Carolina from Multimedia Cablevision, Inc. for $2.7 billion.

     In March 2000, Cox issued $275.0 million aggregate principal amount of 3% Exchangeable Subordinated Debentures due 2030, which we refer to as Premium PHONES, for proceeds of $269.5 million, net of underwriting discounts. Prior to March 14, 2002, the Premium PHONES are exchangeable at the holders' option for cash in an amount based on the trading price of the underlying reference shares, which are initially 16.28 shares of Sprint PCS stock for each $1,000 principal amount. On or after that date, the Premium PHONES can be exchanged by the holders for, at Cox's election, cash or the underlying reference shares or a combination of both.

     Also in March 2000, Cox and AT&T Corp. completed the exchange of Cox's 50.3 million shares of AT&T common stock for the stock of AT&T subsidiaries that own cable television systems serving approximately 495,000 customers and certain other assets and liabilities, including cash. In return for its 50.3 million shares of AT&T common stock, Cox received: cable television systems serving Tulsa, Oklahoma (160,000 customers) and Baton Rouge, Louisiana (156,000 customers); the remaining 20% ownership in a partnership in which Cox acquired an 80% interest through its merger with TCA Cable TV, Inc.; Peak Cablevision LLC, which has 117,000 customers in Oklahoma, Arkansas, Utah and Nevada; and approximately $750.0 million in other assets, including cash.

     Also in March 2000, Cox sold its entire interest in Flextech plc and received net proceeds of approximately $522.3 million. Flextech is a cable and satellite television programming company based in the United Kingdom.

     Also in March 2000, Cox redeemed all $525.0 million aggregate principal amount outstanding of its Floating Rate Notes due August 15, 2000.

     Also in March 2000, Cox repaid $500.0 million borrowed under a bridge loan in January 2000.

                                  THE OFFERING

Issuer........................   Cox Communications, Inc.

Securities offered............   $           aggregate original principal amount
                                 at maturity ($           aggregate original
                                 principal amount at maturity if the
                                 underwriters exercise their over-allotment
                                 option in full and we are required to issue
                                 debentures pursuant to the Top Up Right
                                 Agreement) of debentures due April   , 2020.
                                 Each debenture will have an issue price of
                                 $       and an original principal amount at
                                 maturity of $1,000, which we also refer to as the authorized minimum denomination. The principal amount of the debentures is subject to adjustment from time to time as described in this prospectus supplement.

Cash interest payments........   We will make cash interest payments on the
                                 debentures at $     per year per debenture (at
                                 the rate of      % per year on the issue price
                                 of each debenture) on April   and October   of
                                 each year, beginning October   , 2000. Cash
                                 interest payments are subject to adjustment as
                                 described in this prospectus supplement, but
                                 will not be reduced below $     per year per
                                 debenture.

Yield to maturity.............   The accrual of original issue discount and cash
                                 interest payments represent a yield to maturity
                                 of   % per year (computed on a semiannual bond
                                 equivalent basis) calculated from April   ,
                                 2000.

Adjusted principal amount.....   We refer to the issue price of each debenture,
                                 plus accrued and unpaid original issue
                                 discount, as the adjusted principal amount. The adjusted principal amount will initially equal the issue price and is subject to increase as a result of the accrual of original issue discount. The adjusted principal amount will be subject to decrease by the amount of any special cash payments and any cash reorganization event distributions. The adjusted principal amount will never be less than zero.

Maturity......................   The debentures will mature on April   , 2020.
                                 At maturity you will be entitled to receive the adjusted principal amount of the debentures plus any accrued and unpaid cash interest.

Exchangeability of debentures
at your option................   Each debenture will be exchangeable, at your
                                 option, at any time, unless previously redeemed
                                 or otherwise purchased by us. In the event you
                                 exercise your exchange option prior to April
                                   , 2002, you will receive cash equal to the
                                 value of the reference property attributable to
                                 that debenture. In the event you exercise your
                                 exchange option on or after April   , 2002, we
                                 may deliver to you, at our election, reference
                                 property, cash or a combination of both. The
                                 reference property initially attributable to
                                 each debenture will be      shares of Sprint
                                 PCS stock. The reference property will be adjusted to add or substitute certain cash, property and other securities distributed on or in respect of securities constituting reference property. If a cash reorganization event occurs in respect of the reference property, we will distribute cash to you and the reference property will be adjusted accordingly. The reference property will not be adjusted as a result of any other increases or decreases in the adjusted principal amount or for accruals or payment of cash interest in respect of the debentures.

                                 No later than two business days following the date on which you have satisfied all conditions to the exercise of your exchange right we will inform you of our election to deliver reference property, cash or a combination of both. You may not withdraw your exchange notice if we elect to pay cash or a combination of reference property and cash in lieu of delivering reference property.

                                 Upon exchange of any debentures, you will not receive a cash payment representing any accrued and unpaid original issue discount or accrued and unpaid cash interest. Any such accrued and unpaid original issue discount and accrued and unpaid cash interest will be deemed paid by the reference property you receive upon exchange.

Ranking.......................   The debentures will be unsecured, subordinated
                                 obligations of ours ranking junior in right of payment to all of our existing and future senior indebtedness. As of December 31, 1999, we had outstanding approximately $6.3 billion of debt and obligations of subsidiary trusts that are senior, or effectively senior, to the debentures.

Redemption of debentures at
our option....................   We may not redeem the debentures before
                                 April  , 2005. On and after April   , 2005, we
                                 may, at our option, redeem some or all of the debentures for cash at any time and from time to time at a redemption price per debenture equal to the adjusted principal amount plus any accrued and unpaid cash interest to but excluding the date of redemption.

Sinking fund..................   None.

Purchase of debentures by us
at your option................   We will purchase any debenture, at your option,
                                 on April   , 2005, April   , 2010 and April   ,
                                 2015 only, for a purchase price per debenture equal to the adjusted principal amount plus any accrued and unpaid cash interest to but excluding each purchase date. We will have the right to pay you the purchase price in cash, reference property or a combination of both.

Special cash payments at our
option and mandatory cash
  reorganization event
  distributions...............   At any time, we may elect to pay all or part of
                                 the adjusted principal amount of the debentures through a special cash payment. In addition, we will make a cash reorganization event distribution upon the occurrence of a cash reorganization event in respect of the reference property. However, the adjusted principal amount will never be less than zero.

Option to increase semiannual
cash interest payments........   At any time on and after April , 2005, we may
                                 irrevocably elect to increase semiannual cash
                                 interest payments to an amount that
                                 represents a yield to maturity of   % per year
                                 on the adjusted principal amount of the
                                 debentures at the effective date of our
                                 election, in lieu of future accrual of original issue discount.

United States federal income
tax considerations............   Pursuant to the terms of the indenture, we and
                                 each holder of the debentures agree to treat the debentures as indebtedness of ours for United States federal income tax purposes.
                                 Accordingly, you will be required to include, in your income, interest with respect to the debentures.

                                 Each debenture will constitute a contingent payment debt instrument. As a result, you will be required to include amounts in income, as ordinary income in advance of the receipt of the cash attributable thereto. The amount of interest income required to be included by you for each year may be in excess of the cash payments you receive. Any gain recognized by you on the sale or exchange of a debenture will be ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income, and thereafter, capital loss. A summary of the United States federal income tax consequences of ownership of the debentures is described in this prospectus supplement under "Certain United States Federal Income Tax Considerations."

Top up right..................   Our sale of the debentures is subject to a Top
                                 Up Right Agreement dated May 26, 1998 among
                                 France Telecom S.A., Deutsche Telekom AG,
                                 Tele-Communications, Inc., Comcast Corporation
                                 and us. In accordance with this agreement, we
                                 are obligated to directly offer up to an
                                 additional $          aggregate original
                                 principal amount at maturity of debentures to France Telecom and Deutsche Telekom.

Use of proceeds...............   We estimate that the net proceeds from the
                                 offering will be approximately
                                 $               , after deducting the
                                 underwriting discount and estimated offering
                                 expenses payable by us ($               ,
                                 assuming the underwriters exercise their over-
                                 allotment option in full). If France Telecom
                                 and Deutsche Telekom purchase all of the
                                 debentures offered by us to them pursuant to
                                 the Top Up Right Agreement, we will receive
                                 approximately $               of additional
                                 proceeds. We intend to use the net proceeds from the sale of the debentures for our general corporate purposes.

Listing of debentures.........   We will apply to list the debentures on the
                                 NYSE.

NYSE symbol for Sprint PCS
stock.........................   The Sprint PCS stock is currently listed on the
                                 NYSE under the symbol "PCS."

                                  RISK FACTORS

     You should consider carefully, in addition to the other information contained in this prospectus supplement and the accompanying prospectus, the following factors before purchasing the debentures.

YOUR RETURN WILL BE AFFECTED BY THE PERFORMANCE OF THE SPRINT PCS STOCK

     Each debenture will be exchangeable for (1) cash in an amount based on the
reference property value, or (2) on and after April   , 2002, at the option of
Cox, the reference property, cash or a combination of reference property and cash. The reference property initially attributable to each debenture will be shares of Sprint PCS stock. The reference property will be adjusted to add or substitute certain cash, property and other securities distributed on or in respect of securities constituting reference property, or on or with respect to any security into which those securities may be converted or exchanged. The reference property attributable to each debenture will be reduced in the event of a cash reorganization event by the amount of the cash reorganization event distribution made in respect of each debenture. See "Description of Debentures -- Reference Property Adjustments." The reference property will not be adjusted as a result of any other changes in the adjusted principal amount.

     It is impossible to predict whether the price of the Sprint PCS stock will rise or fall. Trading prices of the Sprint PCS stock will be influenced by Sprint's operating results and by complex and interrelated political, economic, financial and other factors that can affect the capital markets generally, the NYSE and the market segments of which Sprint is a part. In addition, the stock market in general, and the stocks of telecommunications and technology companies like Sprint in particular, have experienced significant volatility. These broad market and industry fluctuations may adversely affect the trading price of the Sprint PCS stock.

     We may, but are not required to, hold a number of shares of the Sprint PCS common stock -- Series 2, $1.00 par value per share, equal to the reference property attributable to the debentures outstanding until exchange, maturity, repurchase or redemption of the debentures and to deliver those shares upon exchange or repurchase or sell those shares to raise the proceeds to pay the amount due upon exchange, maturity, repurchase or redemption of the debentures. Although we cannot assure you that any sales of the Series 2 Sprint PCS stock will not adversely affect the market for the Sprint PCS stock or the amount due upon exchange, maturity, repurchase or redemption of the debentures, we have no reason to believe that any of these sales will have this effect.

     You should read Sprint's publicly available documents for a discussion of the risks and uncertainties associated with Sprint, its PCS Group and the Sprint PCS stock. In particular, you should note that under its Articles of Incorporation, Sprint may be able to take action that would benefit its FON Group and disadvantage its PCS Group. The number of shares of Sprint PCS stock constituting reference property for the debentures will not adjust for these actions.

FLUCTUATIONS IN THE MARKET VALUE OF THE DEBENTURES AND THE SPRINT PCS STOCK MAY AFFECT OUR REPORTED EARNINGS

     Applicable accounting rules require us to record any increase or decrease in the market value of the debentures that results from changes in the market value of Sprint PCS stock to our statement of operations. Any increase or decrease in the market value of the debentures will be recorded as subtractions from, or additions to, our reported net income. A significant increase in the market value of Sprint PCS stock would significantly decrease our reported net income. Similarly, a significant decrease in the market value of Sprint PCS stock would significantly increase our reported net income. These increases and decreases will be reported in our statement of operations, will be non-cash in nature and will be reflected on our balance sheet as increases and decreases in long-term debt or other long-term liabilities.

     We currently record our investment in the Sprint PCS stock at its fair value, with changes in fair value recorded in other comprehensive income. Although we are not required to do so under the indenture, while the debentures remain outstanding we may hold shares of Sprint PCS stock at least equal to the reference property attributable to the debentures outstanding. If we do so, changes in the market value of these shares of Sprint PCS stock would approximately offset any changes in long-term debt or other long-term liabilities, resulting in no material effect on our reported stockholders' equity.

     The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), Accounting for Derivative Instruments and Hedging Activities, which is required to be adopted in all fiscal quarters of all fiscal years beginning after June 15, 2000 (January 1, 2001 for us). SFAS 133 will require us to split the value of the debentures into a debt component and a derivative component. Any changes in the fair value of the derivative component will be reflected as an increase or decrease in our reported net income. At the date of initial adoption, SFAS 133 provides us a one-time ability to transfer any of our available-for-sale securities, including shares of Sprint PCS stock, to the trading category. Although we are not required to hold Sprint PCS shares equal to the reference property attributable to the debentures outstanding, if we do so and if we elect to make this transfer from available-for-sale to trading, changes in the fair value of the shares of Sprint PCS stock so transferred will be reflected as an increase or decrease in our reported net income. Changes in the market value of the Sprint PCS stock should at least partially offset changes in the fair value of the derivative component of the debentures; however, there may be periods with significant non-cash increases or decreases to our net income pertaining to the debentures and the related shares of Sprint PCS stock.

SPRINT HAS NO OBLIGATIONS WITH RESPECT TO THE DEBENTURES

     We are not affiliated with Sprint, other than as a holder of the Series 2 Sprint PCS stock and as a holder of preferred stock and warrants convertible into shares of Series 2 PCS stock. As of the date of this prospectus supplement, we do not have any material non-public information concerning Sprint. Although we have no reason to believe the information concerning Sprint included or referred to in this prospectus supplement is not reliable, neither we nor the underwriters warrant that events have not occurred, which are not yet publicly disclosed by Sprint, that would affect either the accuracy or completeness of the information concerning Sprint included or referred to in this prospectus supplement. Sprint is not involved in the offering of the debentures and has no obligation with respect to the debentures, including any obligation to take our interests (other than as a holder of the Sprint PCS stock) or your interests into consideration for any reason or under any circumstance.

     Pursuant to a merger agreement between MCI WorldCom, Inc. and Sprint, Sprint would be merged with and into MCI WorldCom, Inc. Under this planned merger, holders of Sprint PCS stock would receive one new share of WorldCom PCS tracking stock and 0.116025 shares of MCI WorldCom stock for each share of Sprint PCS stock. Under the anti-dilution provisions of the debentures, the reference property (or the amount of cash in lieu of reference property) you will receive upon exchange, maturity, repurchase or redemption of debentures, as the case may be, will reflect this exchange of Sprint PCS stock for WorldCom PCS stock and MCI WorldCom stock. This merger is subject to many conditions, including regulatory approvals, and may never occur. Even if it does occur, the ratio by which holders of Sprint PCS stock receive new stock may be different from the ratio currently contemplated in the agreement.

     Sprint will not receive any of the proceeds of the offering of the debentures and is not responsible for, and has not participated in, determining the timing of, prices for or quantities of the debentures offered hereby. Sprint is not involved with the administration, marketing or trading of the debentures nor in the preparation of this prospectus supplement and has no obligations with respect to the amount to be paid to holders of the debentures upon exchange, maturity or redemption. Holders of the debentures will not be entitled to any rights with respect to the Sprint PCS stock other than indirectly pursuant to the express terms of the debentures.

POSSIBLE ILLIQUIDITY OF THE SECONDARY MARKET FOR THE DEBENTURES

     The debentures are a new issue of securities with no established trading market. We cannot predict how the debentures will trade in the secondary market or whether such market will be liquid.

     We will apply to have the debentures listed on the NYSE. We cannot assure you that the NYSE will list the debentures.

     The underwriters have advised us that they presently intend to make a market in the debentures after completion of this offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice.

     We cannot assure the liquidity of the trading market for the debentures or that an active public market for the debentures will develop. If an active public trading market for the debentures does not develop, the trading price and liquidity of the debentures may be adversely affected. If the debentures are traded, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, our performance and other factors.

THE REFERENCE PROPERTY ATTRIBUTABLE TO THE DEBENTURES WILL NOT ADJUST FOR SOME DILUTIVE TRANSACTIONS INVOLVING THE REFERENCE PROPERTY

     If specific dilutive or anti-dilutive events occur with respect to the reference property, the number and type of reference property that will be used to calculate the amount of cash or securities or other property you will receive upon exchange, maturity, repurchase or redemption of the debentures will be adjusted to reflect such events. These adjustments will not take into account various other events, such as the payment of cash dividends on reference securities that do not constitute extraordinary cash dividends, the payment of interest on any reference securities that evidence indebtedness and offerings of the reference securities that constitute reference property by a reference company, each of which may adversely affect the price of the reference securities and may adversely affect the trading price and market value of the debentures. We cannot assure you that a reference company will not make offerings of the reference securities or other securities that constitute reference property or enter into such business acquisitions in the future. In particular, you should note that Sprint may be able to take actions that would benefit its FON Group and disadvantage its PCS Group. The number of shares of Sprint PCS stock that constitute reference property will not adjust for these actions.

THE DEBENTURES ARE UNSECURED, SUBORDINATED OBLIGATIONS THAT ARE SUBJECT TO EXISTING AND FUTURE ADDITIONAL INDEBTEDNESS

     Neither the debentures nor the indenture under which the debentures will be issued will limit our or our subsidiaries' ability to incur additional indebtedness, or to grant liens on assets to secure indebtedness, to pay dividends or to repurchase shares of capital stock. The indenture does not contain any provisions specifically intended to protect holders of the debentures in the event of a sudden and significant decline in our credit quality or a highly leveraged transaction involving us, including a change of control, or other similar transaction that may adversely affect holders of the debentures.

     The debentures are subordinated obligations of ours and are not secured by any of our assets, including the shares of the Sprint PCS stock that we currently own.

     Our obligations under the debentures are subordinated. The subordination provisions in the indenture provide that we may not make payment on the debentures during the continuance beyond any applicable grace period of any default in payment in respect of our indebtedness ranking senior to the debentures. At December 31, 1999, we had outstanding approximately $6.3 billion of debt and obligations of subsidiary trusts that are senior, or effectively senior, to the debentures. In addition, we had approximately $1.3 billion of subordinated indebtedness ranking equally with the debentures outstanding as of December 31, 1999, and we issued $275.0 million original principal amount of additional subordinated indebtedness in March 2000.

YOU MAY REALIZE POTENTIALLY ADVERSE TAX CONSEQUENCES BY PURCHASING THE
DEBENTURES

     If you are considering purchasing the debentures, you should reach an investment decision only after consulting with your advisors as to the suitability of an investment in the debentures in light of your particular circumstances. You should also consider the tax consequences of investing in the debentures. The amount of interest income required to be included by you for each year may be in excess of the interest payments you actually receive. As a result, you will be required to include amounts in income as ordinary income in advance of the receipt of the related cash. Any gain recognized by you on the sale or exchange of the debentures will be ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income, and thereafter, capital loss. See "Certain United States Federal Income Tax Considerations."

                               SPRINT CORPORATION

     According to publicly available documents, Sprint is a domestic and international long distance communications provider through its FON Group and a domestic wireless mobile phone services provider through its PCS Group. Sprint's PCS Group operates a digital PCS wireless network in the United States. Sprint's PCS stock is a "tracking stock" intended to reflect the performance of Sprint's domestic wireless personal communications services operations, while its FON stock is a "tracking stock" intended to reflect the performance of all of Sprint's other operations. The reference property initially attributable to each debenture will be comprised of Sprint PCS stock and not Sprint FON Group stock. Sprint is required to file reports and other information with the SEC. Copies of these reports and other information may be inspected and copied at the SEC offices specified under "Where to Find More Information" on page 58 of the accompanying prospectus.

     You should read Sprint's publicly available documents for a discussion of the risks and uncertainties associated with Sprint, its PCS Group and the Sprint PCS stock. In particular, you should note that under its Articles of Incorporation, Sprint may be able to take action that would benefit its FON Group and disadvantage its PCS Group. The reference property attributable to the debentures will not be adjusted for these actions.

     This prospectus supplement relates only to the debentures we are offering and does not relate to the Sprint PCS stock or other securities of Sprint. All disclosures contained in this prospectus supplement regarding Sprint are derived from the publicly available documents. We have not participated in the preparation of Sprint's documents nor made any due diligence inquiry with respect to the information provided in those documents. The underwriters have not made any due diligence inquiry with respect to the information provided in Sprint's documents in connection with the offering of the debentures. Neither we nor the underwriters represent that Sprint's publicly available documents or any other publicly available information regarding Sprint are accurate or complete.

     We, our affiliates and the underwriters do not make any representation to you as to the performance of Sprint, the Sprint PCS stock or any other securities of Sprint.

            PRICE RANGE AND DIVIDEND HISTORY OF THE SPRINT PCS STOCK

     The Sprint PCS stock is listed and traded on the NYSE under the symbol
"PCS."

     The following table sets forth, for the calendar quarters indicated (ended March 31, June 30, September 30 and December 31), the range of high and low sale prices of the Sprint PCS stock as reported on the NYSE Composite Tape since its listing on November 23, 1998. To date, Sprint has never paid a cash dividend on its Sprint PCS stock.

                                                              SPRINT PCS STOCK
                                                              -----------------
                                                              HIGH         LOW
                                                              -----        ----
1998:
  Fourth quarter (beginning November 23)....................   $11 11/16   $ 7 1/32
1999:
  First quarter.............................................    24 5/32     10 7/16
  Second quarter............................................    30 3/8      20 3/4
  Third quarter.............................................    39 1/8      26 15/32
  Fourth quarter............................................    57 7/32     33 13/32
2000:
  First quarter.............................................    66 15/16    42 9/16
  Second quarter (through April 7)..........................    66          55 3/16

     Historical prices have been adjusted for a 2-for-1 stock dividend, which was paid on February 4, 2000. The last reported sale price on the NYSE of one share of Sprint PCS stock on April 7, 2000 was $59 13/16.

                                USE OF PROCEEDS

     We estimate that the net proceeds from the offering, after deducting the underwriting commission and estimated offering expenses payable by us, will
be          ($          , assuming the underwriters exercise their
over-allotment option in full). If France Telecom and Deutsche Telekom purchase all of the debentures offered by us pursuant to the Top Up Right Agreement, we
will receive approximately $          million of additional proceeds. We will
use the net proceeds from the sale of the debentures for our general corporate purposes.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges for the periods indicated:

1995   1996   1997   1998   1999
----   ----   ----   ----   ----
2.7x   1.5x   2.0x   12.3x  5.9x

     Earnings for the years ended December 31, 1995, 1996, 1997, 1998 and 1999 include $188.8 million, $4.6 million, $116.6 million, $2.5 billion and $1.6 billion, respectively, of net gain on sale and exchange of cable television systems and net investment gains.

     For purposes of this computation, earnings are defined as income before income taxes and, excluding losses and undistributed earnings on equity method investments, minority interests and fixed charges excluding capitalized interest. Fixed charges are the sum of:

     - interest cost including capitalized interest;

     - estimated interest component of rent expense; and

     - dividends on subsidiary preferred stock.

     While we have a series of preferred stock outstanding, the holders of such preferred stock are entitled to dividends only when, and to the extent that, our board of directors declares such dividends. Our board has never declared a dividend on our preferred stock and does not intend to do so in the foreseeable future. Accordingly, the data in the above table also represents our combined ratio of earnings to fixed charges and preferred stock dividends for the periods presented.

                           DESCRIPTION OF DEBENTURES

     The following description of the debentures (referred to as the debt securities in the accompanying prospectus) supplements and, to the extent inconsistent with, supersedes the general terms of the debt securities in the accompanying prospectus. The terms of the debentures include those stated in the indenture dated as of June 27, 1995, as supplemented by a third supplemental indenture, executed by Cox and The Bank of New York, as trustee, under which the debentures will be issued and those terms made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The debentures are subject to those terms, and you should read the indenture and the Trust Indenture Act for a statement of them. Although we have summarized selected provisions of the indenture below, this summary is not complete and is qualified in its entirety by reference to the indenture. A copy of the indenture has been filed as an exhibit to the registration statement we have filed with the SEC that provides for the offering of senior and subordinated debt securities.

     The indenture does not limit the aggregate principal amount of indebtedness which may be issued under it. The indenture also provides that debt securities may be issued from time to time in one or more series. The debentures constitute a separate series of debt securities under the indenture.

GENERAL

     The debentures will be unsecured, subordinated obligations of Cox initially
limited to $     aggregate original principal amount at maturity ($
aggregate original principal amount at maturity if the underwriters exercise their over-allotment option in full and we are required to issue debentures
pursuant to the Top Up Right Agreement) and will mature on April   , 2020. At
maturity, you will be entitled to receive the adjusted principal amount of each debenture plus any accrued and unpaid cash interest.

     We refer to the issue price of each debenture, plus accrued and unpaid original issue discount and less certain cash payments, if applicable, as described in this paragraph, as the adjusted principal amount. The adjusted principal amount will initially equal the issue price and will increase as a result of the accrual of original issue discount. The adjusted principal amount will decrease by the amount of any special cash payments and any cash reorganization event distributions. In the event we make a special cash payment or a cash reorganization event distribution in excess of all original issue discount then accrued on the debentures, the adjusted principal amount will be reduced below the issue price. However, the adjusted principal amount will never be less than zero. As a result of any reduction of the adjusted principal amount, the amount due at maturity or upon earlier redemption or purchase by us of your debentures will be reduced.

     Our sale of the debentures is subject to the Top Up Right Agreement. Of the
$     aggregate original principal amount at maturity of debentures eligible for
issuance, $     aggregate original principal amount at maturity of debentures are being offered through the underwriters (including the debentures subject to
the underwriters' over-allotment option) and $     aggregate original principal
amount at maturity of debentures are being directly offered by us to France Telecom and Deutsche Telekom under the Top Up Right Agreement. We currently beneficially own approximately 127.1 million shares of Sprint's Series 2 PCS stock, which amount includes shares issuable upon the exercise or conversion of our warrants and preferred stock. The Series 2 Sprint PCS stock converts automatically into Sprint PCS stock in a number of situations, including generally upon a sale by us of the Series 2 Sprint PCS stock. Our sales of the Series 2 Sprint PCS stock and any other securities convertible or exchangeable into Series 2 Sprint PCS stock are also subject to the Top Up Right Agreement. Under this agreement and subject to a number of exceptions, we generally must offer France Telecom and Deutsche Telekom the right to purchase a portion, approximately 18%, of any Series 2 Sprint PCS stock or any such securities exchangeable for shares of Sprint PCS stock that we sell.

     The indenture will permit us to "reopen" this series of debentures and issue additional securities of this series without the consent of holders of the debentures.

     We are offering the debentures at a substantial discount from their principal amount at maturity. See "Certain United States Federal Income Tax Considerations -- Accrual of Interest on the Debentures." The debentures will
pay cash interest at the rate of   % per year on the issue price of each
debenture (or $     per year per debenture) semiannually on April   and October
  of each year, beginning October   , 2000 to holders of record on the April
  and October   , (whether or not a business day) preceding each interest
payment date and at maturity or earlier redemption or purchase by us. Changes in the adjusted principal amount will not affect the amount of such semiannual interest payments. Interest payable at maturity, or upon any earlier date of redemption or purchase, will be payable to the person to whom principal shall be payable on that date. The calculation of the accrual of original issue discount (initially the difference between the issue price and the original principal amount at maturity of a debenture) and accrued cash interest in the period during which a debenture remains outstanding will be on a semiannual bond equivalent basis using a 360-day year composed of twelve 30-day months; each such accrual will begin on the initial issue date of the debentures. In the event of the maturity, exchange, purchase by us at the option of a holder or redemption of a debenture, original issue discount and cash interest will cease to accrue on such debenture, under the terms and subject to the conditions of the indenture. The accrual of original issue discount may cease and cash interest payments may be adjusted in certain other circumstances described under "-- Special Cash Payments at Our Option" and "-- Option to Increase Semiannual Cash Interest Payments". We may not reissue or resell a debenture that has matured or been exchanged, purchased by us at the option of a holder, redeemed or otherwise cancelled (except for registration of transfer, exchange or replacement of a debenture).

     If any payment on the debentures is to be made on a day that is not a business day, that payment will be made on the next business day, without interest or any other payment being made on account of the delay. A business day means any day that is not a Saturday, Sunday or legal holiday on which banking institutions or trust companies in The City of New York are authorized or obligated by law or regulation to close.

     The debentures will be issued in fully registered form, without coupons, in denominations of $1,000 original principal amount at maturity (also referred to as the authorized minimum denomination) and integral multiples thereof (without regard to any adjustments to the adjusted principal amount which we may make as described in this prospectus supplement).

     Neither the debentures nor the indenture will limit our or our subsidiaries' ability to incur additional indebtedness, or to grant liens on assets to secure indebtedness, to pay dividends or to repurchase shares of capital stock. The indenture covenants described in the accompanying prospectus under "Description of Debt Securities -- Certain Covenants -- Limitations on liens" and "-- Limitations on Indebtedness of restricted subsidiaries" will not apply to the debentures. The indenture does not contain any provisions specifically intended to protect holders of the debentures in the event of a sudden and significant decline in our credit quality or a highly leveraged transaction involving us or other similar transactions, including a change in control, that may adversely affect holders of the debentures.

     We will make payments in respect of the debentures through the trustee to the depositary, as the registered holder of the debentures. See
"-- Book-entry -- only issuance -- The Depository Trust Company" below. We will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global debentures registered in the name of the depositary or its nominee, or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

     If the debentures at some date are reissued in certificated, fully-registered form ("certificated debentures"), we will make payments in respect of the debentures to the registered holders thereof. We will make payments due on the maturity date in immediately available funds upon presentation and surrender by the holder of a certificated debentures at the office or agency maintained by us for this purpose in the Borough of Manhattan, The City of New York, which is expected to be the office of the trustee at 101 Barclay Street, New York, N.Y. 10286. We will pay cash interest and any other payments due on a certificated debenture on any payment date other than the maturity date by check mailed to the address of the holder entitled to the payment as his address shall appear in our security register. Any interest or additional payment due and not punctually paid or duly provided for on a certificated debenture on any payment date other than the maturity date will cease to be payable to the holder of that debenture as of the close of business on the related record date and may either be paid
(1) to the person in whose name the certificated debenture is registered at the close of business on a special record date for the payment of the defaulted interest or additional payment that is fixed by us, written notice of which will be given to the holders of the debentures not less than 30 calendar days prior to the special record date, or (2) at any time in any other lawful manner.

     All moneys paid by us to the trustee or any paying agent for the payment of any amount due on any certificated debentures which remain unclaimed for two years after the payment or making thereof may be repaid or returned to us and, thereafter, the holder of the debentures may look only to us for payment.

     Each debenture sold initially will be issued in book-entry form (a "book-entry debenture"). Each book-entry debenture will be represented by one or more global debentures in fully registered form, registered in the name of The Depository Trust Company, which we refer to as DTC or the depositary, or its nominee. Beneficial interests in the global debentures will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. See "-- Book-entry only issuance -- The Depository Trust Company." Book-entry debentures may be transferred or exchanged only through the depositary. See "-- Book-entry only issuance -- The Depository Trust Company." Registration of transfer or exchange of certificated debentures will be made at the office or agency maintained by us for this purpose in the Borough of Manhattan, The City of New York, currently the office of the trustee at 101 Barclay Street, New York, N.Y. 10286. Neither we nor the trustee will charge a service charge for any registration of transfer or exchange of debentures, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with the transfer or exchange (other than exchanges pursuant to the indenture not involving any transfer).

EXCHANGEABILITY OF DEBENTURES AT YOUR OPTION

     At any time, you may exchange a debenture for the reference property then attributable to that debenture; provided, however, that if a debenture is called for redemption, you may exchange it at any time before the close of business on the related redemption date. Upon exchange of a debenture, we may elect to deliver reference property or an amount of cash or a combination of both,
determined as described below. Upon any exchange that occurs before April   ,
2002, you will receive this amount only in cash. If you have delivered a purchase notice as described below under "-- Purchase of Debentures at the Option of the Holder" exercising your option to require us to purchase a debenture, you must withdraw such notice by written notice of withdrawal delivered by you to the trustee before the close of business on the related purchase date in accordance with the terms of the indenture. You may exchange a portion of your debentures by reference to the authorized minimum denomination and so long as such portion is an authorized minimum denomination or an integral multiple thereof.

     The reference property initially attributable to each debenture will be shares of Sprint PCS stock. Such reference property will be adjusted from time to time, as described below under "-- Reference Property Adjustments," to add or substitute certain distributions of cash, property and other securities on or in respect of securities constituting reference property, or on or with respect to any security into which those securities may be converted or exchanged. In addition, the reference property attributable to each debenture will be reduced in the event of a cash reorganization event by the amount of the cash reorganization event distribution made in respect of each debenture. These adjustments will not take into account various other events, such as the payment on reference securities of cash dividends that do not constitute an extraordinary cash dividend, the payment of interest on any reference securities that evidence indebtedness and offerings of the reference securities that constitute reference property by a reference company that may adversely affect the price of the reference securities and may adversely affect the trading price and market value of the debentures. The reference property will not be adjusted as a result of any changes in the adjusted principal amount due to any accrual or payment of original issue discount or cash interest or any reduction of the adjusted principal amount as a result of a special cash payment. We refer to securities constituting part of the reference property at any time as reference securities.

     No fractional units of any reference security will be delivered if we deliver reference property in exchange for debentures. In lieu of any fractional unit otherwise deliverable in respect of all debentures being exchanged by you, you will be entitled to receive an amount in cash equal to the value of such fractional unit based on the closing price per unit of such reference security on the trading day immediately preceding the exchange date. To the extent practicable, we will deliver fractional interests of any reference property other than cash or a reference security if we deliver reference property in exchange for debentures. If such delivery is not practicable, in lieu of delivering such fractional interest otherwise deliverable in respect of all debentures being exchanged by you, you will be entitled to receive an amount in cash equal to the value of such fractional interest based on the fair market value (as determined by a nationally recognized independent investment banking firm retained by us for this purpose) as of the trading day immediately preceding the exchange date of such reference property other than cash or a reference security.

     The "closing price" of any reference security on any date of determination means the closing sale price (or, if no closing price is reported, the last reported sale price) of that reference security (regular way) on the NYSE on that date or, if that reference security is not listed for trading on the NYSE on that date, as reported in the composite transactions for the principal United States securities exchange on which that reference security is so listed, or if that reference security is not so listed on a United States national or regional securities exchange, as reported by the Nasdaq National Market, or, if that reference security is not so reported, the last quoted bid price for that reference security in the over-the-counter market as reported by the National Quotation Bureau or similar organization. In the event that no such quotation is available for any day, our board of directors will be entitled to determine the closing price on the basis of those quotations that it in good faith considers appropriate. To the extent that trading of reference securities continues past 4:00 p.m., New York City time, "closing price" shall be deemed to refer to the price at the time that is then customary for determining the trading day's index levels for stocks traded on the primary national securities exchange or automated quotation system on which the reference securities are then traded or quoted. A "trading day" means a day on which the reference security, the closing price of which is being determined, (1) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (2) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of that reference security.

     So long as the debentures are represented by one or more global securities registered in the name of DTC or its nominee, exchanges may be effected only through DTC's Automated Tender Offer Program, which we refer to as ATOP. If the debentures are at some date reissued in certificated form, to exercise your exchange right, you must:

     - complete and manually sign the exchange notice on the back of the debenture and deliver that notice to the trustee at the office maintained by the trustee for this purpose;

     - surrender the debentures to be exchanged to the trustee;

     - if required, furnish appropriate endorsement and transfer documents; and

     - if required, pay all transfer or similar taxes.

     Pursuant to the indenture, the date on which all of the foregoing requirements have been satisfied is the "exchange date" with respect to the debentures delivered for exchange.

     Upon exchange of a debenture, you will not receive any cash payment representing accrued and unpaid original issue discount or accrued and unpaid cash interest. Our delivery to you of the reference property (or cash or a combination of reference property and cash in the applicable amount as described below) into which the debenture is exchangeable (together with a cash payment, if any, in lieu of any fractional units or interests) will satisfy our obligation to pay the adjusted principal amount of the debenture at maturity, including any accrued and unpaid original issue discount and accrued and unpaid cash interest attributable to the period from the issue date to the exchange date. Thus, the accrued and unpaid original issue discount and accrued and unpaid cash interest will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

     In lieu of delivering reference property upon notice or exchange of any debentures, we may elect to pay you an amount in cash, or a combination of reference property and cash, per debenture equal to the reference property value attributable to one debenture on the trading day immediately prior to the exchange date; provided that, if such payment of cash is not permitted pursuant to the provisions of the indenture or otherwise, we will deliver reference property (and cash in lieu of fractional units or interests) as set forth above. Upon exchange of any debentures, we will inform you through the trustee of our election to deliver reference property or to pay cash, or a combination of reference property and cash, in lieu of delivery of such reference property no later than two business days following the exchange date. You may not withdraw your exchange notice if we elect to pay cash, or a combination of reference property and cash, in lieu of delivering reference property. If we elect to deliver reference property, cash or a combination of reference property and cash, we will deliver that reference property or make a cash payment to you through the trustee no later than the tenth business day following the exchange date.

     We may not pay cash upon exchange of any debenture (other than cash in lieu of fractional units or interests) if there has occurred and is continuing an event of default described under "-- Events of Default; Notice and Waiver" below (other than a default in such payment on such debenture).

     As used herein, the term "reference property value" means the sum of:

     - for any portion of the reference property consisting of cash, the amount of such cash;

     - for any portion of the reference property consisting of property other than cash or reference securities, the fair market value (as determined by a nationally recognized independent investment banking firm retained by us for this purpose) as of the trading day immediately prior to the exchange date of such property or such other date of determination; and

     - for any portion of the reference property consisting of a reference security, an amount equal to the closing price per unit of such reference security on the trading day immediately prior to the exchange date or such other date of determination multiplied by the number of units of such reference security constituting part of the reference property.

REDEMPTION OF DEBENTURES AT THE OPTION OF COX

     No sinking fund is provided for the debentures. We may not redeem the
debentures before April   , 2005. On and after that date, we may redeem the
debentures for cash at our option, as a whole at any time or in part from time to time, at the redemption prices specified below by providing you notice of any such redemption on a date not less than 20 nor more than 60 days prior to the date of such redemption. Any such redemption must be by reference to the authorized minimum denomination or integral multiples thereof.

     The table below shows redemption prices per $1,000 original principal
amount at maturity of debentures on April   , 2005, at each April   thereafter
prior to maturity and at maturity on April   , 2020, which prices equal the
issue price plus accrued and unpaid original issue discount (calculated based on the constant-yield method) plus accrued and unpaid cash interest to but excluding each such date. The redemption price of a debenture redeemed between such dates would include an additional amount reflecting the additional original
issue discount and cash interest accrued from the previous April   in the table,
to but excluding the redemption date.

                                                                                            (4)
                                    (1)              (2)                 (3)             REDEMPTION
                                 DEBENTURE    ACCRUED ORIGINAL      CASH INTEREST          PRICE
REDEMPTION DATE                 ISSUE PRICE    ISSUE DISCOUNT      AT % PER ANNUM     (1) + (2) + (3)
---------------                 -----------   -----------------   -----------------   ----------------
April , 2005..................      $              $                   $                   $
April , 2006..................      $              $                   $                   $
April , 2007..................      $              $                   $                   $
April , 2008..................      $              $                   $                   $
April , 2009..................      $              $                   $                   $
April , 2010..................      $              $                   $                   $
April , 2011..................      $              $                   $                   $
April , 2012..................      $              $                   $                   $
April , 2013..................      $              $                   $                   $
April , 2014..................      $              $                   $                   $
April , 2015..................      $              $                   $                   $
April , 2016..................      $              $                   $                   $
April , 2017..................      $              $                   $                   $
April , 2018..................      $              $                   $                   $
April , 2019..................      $              $                   $                   $
April , 2020..................      $              $                   $                   $

     We have assumed for purposes of calculating the redemption prices shown in the table that prior to the applicable redemption date we will not have exercised our right to make special cash payments as described under "-- Special Cash Payments at Our Option" or our option to increase semiannual cash interest payments in lieu of the accrual of original issue discount on the debentures as described under "-- Option to Increase Semiannual Cash Interest Payments" or paid any cash reorganization event distributions as described under "Mandatory Cash Distribution on Debentures Upon a Cash Reorganization Event." If we make these elections, any accrued original issue discount paid in cash prior to the applicable redemption date would reduce the adjusted principal amount and, therefore, the redemption price, and if we elect to increase semiannual payments of interest payable in cash in lieu of the accrual of original issue discount, the adjusted principal amount thereafter would not be increased by any accrual of original issue discount. The redemption price of the debentures would also be reduced by the amount of any cash reorganization event distributions.

     If fewer than all of the outstanding debentures are to be redeemed, the trustee shall select the debentures to be redeemed in the authorized minimum denomination or integral multiples thereof by lot, pro rata or by another method the trustee considers fair and appropriate. If a portion of a holder's debentures is selected for partial redemption and such holder exchanges a portion of such debentures prior to such redemption, such exchanged portion shall be deemed, solely for purposes of determining the aggregate principal amount at maturity of debentures to be redeemed by Cox, to be of the portion selected for redemption.

     We will be required to give notice of redemption on a date not less than 20 days nor more than 60 days prior to any redemption date to all holders of debentures to be redeemed at their addresses shown in the security register for the debentures stating, among other things, the redemption date, the redemption price and the consideration that we will deliver upon any exchange of debentures occurring between the date of that notice and the redemption date.

     Payment of the redemption price of a debenture is conditioned upon delivery or book-entry transfer of such debenture (together with necessary endorsements) to the paying agent at any time (whether prior to, on or after the date of redemption) after notice of redemption is given. Payment of the redemption price for such debenture will be made by the delivery of cash on the redemption date or at the time of delivery or transfer of such debenture. If the paying agent holds, in accordance with the terms of the indenture, money sufficient to pay the redemption price of such debenture on the redemption date, then on such redemption date, such debenture will cease to be outstanding and original issue discount, if applicable, and interest on such debenture will cease to accrue, whether or not such debenture is delivered to the paying agent, and all other rights of the holder, including the holder's right to exchange a debenture for reference property, shall terminate and lapse (other than the right to receive the redemption price upon delivery of the debenture).

PURCHASE OF DEBENTURES AT THE OPTION OF THE HOLDER

     On April        , 2005, April        , 2010 and April        , 2015, which
we refer to as purchase dates, we will become obligated to purchase, at the option of the holder, any outstanding debenture for which a written notice has been delivered by the holder to the paying agent or an office or agency maintained by us for such purpose in the Borough of Manhattan, The City of New York, at any time from the opening of business on the date that is 20 business days preceding the purchase date until the close of business on the purchase date and for which a purchase notice has not been withdrawn, subject to certain additional conditions set forth in part in the following paragraphs.

     The table below shows the purchase price (representing the issue price plus accrued and unpaid original issue discount (calculated based on a constant yield method) accrued and unpaid cash interest to but excluding the purchase date) of each $1,000 principal amount at maturity of debentures as of the specified purchase date:

PURCHASE DATE                                                 PURCHASE PRICE
-------------                                                 --------------
April   , 2005..............................................       $
April   , 2010..............................................       $
April   , 2015..............................................       $

     We have assumed for purposes of calculating the purchase prices shown in the table that prior to the applicable purchase date we will not have exercised our right to make any special cash payment or our option to increase semiannual cash interest payments in lieu of the accrual of original issue discount on the debentures or paid any cash reorganization event distributions. If we make these elections, any accrued original discount paid in cash prior to the applicable purchase date would reduce the adjusted principal amount and, therefore the purchase price, and if we elect to increase semiannual payments of interest payable in cash in lieu of the accrual of original issue discount, the adjusted principal amount thereafter would not be increased by any accrual of original issue discount. The purchase price of the debentures would also be reduced by the amount of any cash reorganization event distributions.

     At our option, we may elect to pay the purchase price in cash or reference property, or any combination of both. For a discussion of the treatment for U.S. federal income tax purposes, see "United States Federal Income Tax Considerations."

     If we elect to pay the purchase price, in whole or in part, in reference property, the amount of reference property to be delivered in respect of the specified percentage of the purchase price to be paid in reference property shall be allocated among holders pro rata and shall be equal to the dollar amount of such specified percentage of the purchase price based upon the mean of the reference property values of the reference property on the three trading days ending on the second trading day immediately preceding the purchase date. However, we will not deliver any fractional units of reference property in payment, in whole or in part, of the purchase price. Instead, we will pay cash for all fractional units of reference property based upon the reference property value described above. Each holder of debentures will receive the same percentage of cash or reference property on the purchase date, except as described above for fractional units.

     We are required to give notice on a date not less than 20 business days prior to the purchase date to all holders of debentures at their addresses shown in the security register for the debentures (and to beneficial owners as required by applicable law) stating, among other things, the purchase price, whether we will pay the purchase price of the debentures in cash or reference property or a combination of both and the procedures that holders must follow to require us to purchase debentures from such holders.

     The purchase notice given by any holder electing to require us to purchase debentures shall state, among other things:

     - if applicable, the certificate number(s) of the debentures to be delivered by such holder for purchase;

     - the portion of the principal amount at maturity of debentures to be purchased, which portion must be in reference to the authorized minimum denomination or an integral multiple thereof;

     - that such debentures are to be purchased by us pursuant to the applicable provisions of the debentures; and

     - if we elect, pursuant to our notice of purchase to holders, to pay a specified percentage of the purchase price in reference property but that specified percentage is ultimately paid in cash because we determine that the reference property is not deliverable to holders, that the holder elects (a) to withdraw its purchase notice as to some or all of the debentures to which it relates (stating the principal amount at maturity and certificate numbers of the debentures as to which that withdrawal relates) or (b) to receive cash in respect of the purchase price of all debentures subject to that purchase notice.

     If you fail to indicate your choice with respect to your election described in the fourth bullet above in the purchase notice, you will be deemed to have elected to receive cash for the specified percentage of the purchase price that was to have been paid in reference property.

     Upon determination of the reference property value deliverable in connection with any purchase by us of the debentures, we will publish the reference property value in The Wall Street Journal or another daily newspaper of national circulation.

     We will comply with the provisions of any tender offer rules under the Exchange Act which may then be applicable, and will file any schedule required thereunder in connection with any offer by us to purchase debentures at the option of holders.

     Any purchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the purchase date. The notice of withdrawal shall state the principal amount at maturity as to which the withdrawal notice relates (which shall be the authorized minimum denomination or an integral multiple thereof if the notice relates to less than the entire principal amount at maturity of debentures originally subject to the purchase notice) and, if applicable, the certificate number(s) of the debentures as to which the withdrawal notice relates and the principal amount at maturity, if any, which remains subject to the purchase notice.

     Payment or delivery of the purchase price for a debenture for which a purchase notice has been delivered and not validly withdrawn is conditioned upon delivery or book-entry transfer of such debenture (together with necessary endorsements) to the paying agent at any time (whether prior to, on or after the purchase date) after delivery of such purchase notice. Payment or delivery of the purchase price for such debenture will be made promptly following the tenth business day following the purchase date. If the paying agent holds, in accordance with the terms of the indenture, money or securities sufficient to pay the purchase price of such debenture on the tenth business day following the purchase date, then, on and after such purchase date, such debenture will cease to be outstanding and original issue discount and cash interest on such debenture will cease to accrue and will be deemed paid, whether or not such debenture is delivered to the paying agent, and all other rights of the holder shall terminate (other than the right to receive the purchase price upon delivery of such debenture).

     Our ability to purchase debentures with cash may be limited by the terms of our existing borrowing agreements. No debentures may be purchased pursuant to the provisions described above if there has occurred and is continuing an Event of Default described under "--Event of Default; Notice and Waiver" below (other than a default in the payment or delivery of the purchase price with respect to such debentures).

SPECIAL CASH PAYMENTS AT OUR OPTION

     At any time, we may elect, upon not less than 20 days prior written notice in the manner provided in the indenture, to make one or more special payments in cash, pro rata to holders of debentures of record on the 15th day (whether or not a business day) immediately preceding the effective date of an election (which shall be the payment date), of all or part of the adjusted principal amount of the debentures, to but excluding the effective date of our election.

     Any notice of election shall state, among other things:

     - the amount of the related special cash payment;

     - the related payment date (which must be a business day);

     - the related record date; and

     - the adjusted principal amount of the debentures after giving effect to the related special cash payment.

     The adjusted principal amount of each debenture will be reduced by the amount of the special cash payment made in respect of each debenture, except that in no event will the adjusted principal amount of a debenture be reduced to less than zero. Consequently, as a result of this adjustment, the amount due at maturity or upon earlier redemption or purchase by us of your debentures will be
reduced. Any such reduction will not affect the $          cash interest per
year payable semiannually on the debentures. However, in the event that the adjusted principal amount is reduced to zero, no other cash interest shall continue to accrue in respect of the debentures and holders shall not be entitled to any further payments of any adjusted principal amount, but otherwise the rights of the holders, including the rights to exchange their debentures for reference property, shall not be impaired.

     Special cash payments will not constitute a redemption of the debentures, in whole or in part, but will represent payment of accrued original issue discount and, to the extent the special cash payment amount exceeds the amount of accrued original issue discount, will represent a payment of the issue price in whole or in part.

OPTION TO INCREASE SEMIANNUAL CASH INTEREST PAYMENTS

     On and after April           , 2005, we may irrevocably elect to increase
semiannual cash interest payments on the debentures to an amount that represents
a total yield to maturity of           % per year on the adjusted principal
amount of the debentures at the effective date of our election, which must be an interest payment date for regular cash interest payments, in lieu of future accrual of original issue discount. These cash interest payments will accrue from the effective date of our election and be payable semiannually on each interest payment date. On and after the effective date of our election, original issue discount will cease to accrue on the debentures.

     Upon not less than 20 days notice prior to the first day of the semiannual interest period for which such increase will be effective, we will notify you of our election. Any notice of election shall state, among other things:

     - the interest rate per year on the debentures;

     - the interest payment dates;

     - the related record dates; and

     - the adjusted principal amount of the debentures.

     Our exercise of this option could alter the timing of income recognition by holders of the debentures with respect to these semiannual payments. See "Certain United States Federal Income Tax Considerations."

MANDATORY CASH DISTRIBUTION ON DEBENTURES UPON A CASH REORGANIZATION EVENT

     A "cash reorganization event" is any event that results in the reference property consisting 80% or more of cash. As soon as practicable following the date of a cash reorganization event, we will distribute all of the reference property consisting of cash (which we refer to as a cash reorganization event distribution) to the holders of the debentures. Prior to the date of the cash reorganization event to the extent practicable, and in any event not later than five business days thereafter, we will provide the trustee, for prompt dissemination to the holders, written notice of the cash reorganization event and establish the payment date for the cash reorganization event distribution and the related record date which shall be the 15th calendar day (whether or not a business day) preceding the payment date. Subject to the subordination provisions of the indenture, we will pay the cash reorganization event distribution on the payment date pro rata to the holders of record.

     The notice regarding the cash reorganization event shall state, among other things:

     - the date of such cash reorganization event and, briefly, the events causing such cash reorganization event;

     - the amount of the cash reorganization event distribution;

     - a brief description of the remaining reference property and the adjusted principal amount of the debentures after giving effect to the cash reorganization event distribution;

     - the related payment date; and

     - the related record price.

     The adjusted principal amount of each debenture and the reference property will be reduced by the amount of the cash reorganization event distribution paid in respect of such debenture, except that in no event will the adjusted principal amount of a debenture be reduced to less than zero. Consequently, as a result of this adjustment, the amount due at maturity or upon earlier redemption or purchase by us of your debentures will be reduced. Any such reduction will
not affect the $     per debenture per year semiannual cash interest payment on the debentures. In the event that the adjusted principal amount is reduced to zero, no other interest would continue to accrue in respect of the debentures and holders would not be entitled to any further payments of any adjusted principal amount, but otherwise the rights of the holders, including the right to exchange their debentures for any remaining reference property, as adjusted to reflect the cash reorganization event distribution, would not be impaired.

     Cash reorganization event distributions will not constitute a redemption of the debentures, in whole or in part, but will represent payment of accrued original issue discount and, to the extent such distribution amount exceeds the amount of accrued original issue discount, will represent a payment of the issue price in whole or in part.

REFERENCE PROPERTY ADJUSTMENTS

     The reference property is subject to adjustment if an issuer of a reference security (which we refer to as a reference company):

          (1) subdivides or splits the outstanding units of such reference security into a greater number of units;

          (2) combines the outstanding units of such reference security into a smaller number of such units or other units;

          (3) issues or exchanges by reclassification or conversion of units of such reference security any units of another security;

          (4) issues rights or warrants to all holders of such reference security entitling them, for a period expiring prior to the 15th calendar day following the maturity date of the debentures, to subscribe for or purchase any of its securities or other property (other than rights to purchase units of such reference security pursuant to a plan for the reinvestment of dividends or interest);

          (5) pays a dividend or makes a distribution to all holders of such reference security of cash, securities or other property (excluding any cash dividend on any reference security consisting of capital stock that does not constitute an extraordinary cash dividend (as we define below), excluding any payment of interest on any reference security consisting of an evidence of indebtedness and excluding any dividend or distribution referred to in clauses (1) through (4) above) or issues to all holders of such reference security rights or warrants to subscribe for or purchase any of its securities or other property (other than rights or warrants referred to in clause (4) above) (we refer to any of the cash, securities or other property or rights or warrants described in this clause (5) as the distributed assets).

     In the case of the events referred to in clauses (1), (2) and (3) above, the reference property will be adjusted to add or substitute the number of units of such reference security and other security which a holder of units of such reference security would have owned or been entitled to receive immediately following any such event had such holder held, immediately prior to such event, the number of units of such reference security constituting part of the reference property immediately prior to such event. Each such adjustment will become effective immediately after the effective date for such subdivision, split, combination, reclassification or conversion, as the case may be. Each such adjustment shall be made successively.

     In the case of the event referred to in clause (4) above, the reference property will be adjusted to add an amount in cash equal to the fair market value (determined as described below), as of the fifth business day (except as provided below) following the date on which such rights or warrants are received by securityholders entitled thereto (which we refer to as the receipt date), of each such right or warrant multiplied by the product of

     - the number of such rights or warrants issued for each unit of such reference security, and

     - the number of units of such reference security constituting part of the reference property on the date of issuance of such rights or warrants, immediately prior to such issuance,

without interest thereon. For purposes of clause (4), the fair market value of each such right or warrant will be the quotient of (a) the highest net bid, as of approximately 10:00 A.M., New York City time, on the fifth business day following the receipt date (for settlement three business days later), by a recognized securities dealer in The City of New York (which may include one of the underwriters) selected by us or on our behalf (from three, or such fewer number of dealers as may be providing such bids, such recognized dealers selected by us or on our behalf), for the purchase by such quoting dealer of the number of rights or warrants (which we refer to as the Aggregate Number) that a holder of such reference security would receive if such holder held, as of the record date for determination of stockholders entitled to receive such rights or warrants, a number of units of such reference security equal to the product of

(1) the aggregate number of outstanding debentures as of such record date and
(2) the number of units of such reference security constituting part of the reference property attributable to one debenture, divided by (b) the Aggregate Number. Each such adjustment will become effective on the fifth business day following the receipt date of such rights or warrants. If for any reason we are unable to obtain the required bid on the fifth business day following the receipt date, we will attempt to obtain such bid at successive intervals of three months thereafter and on the third trading day prior to any exchange date until we are able to obtain the required bid. From the date of issuance of such rights or warrants until we obtain the required bid, the reference property will include the number of such rights or warrants issued for each unit of such reference security multiplied by the number of units of such reference security constituting part of the reference property on the date of issuance of such rights or warrants, immediately prior to such issuance, and such rights or warrants constituting part of the reference property will be deemed for all purposes to have a fair market value of zero.

     In the case of the event referred to in clause (5) above, the reference property will be adjusted to add, from and after such dividend, distribution or issuance, (a) in respect of that portion, if any, of the distributed assets consisting of cash, the amount of such distributed assets consisting of cash received for each unit of such reference security multiplied by the number of units of such reference security constituting part of the reference property on the date of such dividend, distribution or issuance, immediately prior to such dividend, distribution or issuance, without interest thereon, plus (b) in respect of that portion, if any, of distributed assets which are other than cash, the number or amount of each type of distributed assets other than cash received with respect to each unit of such reference security multiplied by the number of units of such reference security constituting part of the reference property on the date of such dividend, distribution or issuance, immediately prior to such dividend, distribution or issuance.

     An "extraordinary cash dividend" means, with respect to any consecutive 12-month period, the amount, if any, by which the aggregate amount of all cash dividends on any reference security consisting of capital stock occurring in such 12-month period (or, if that reference security was not outstanding at the commencement of such 12-month period, occurring in such shorter period during which that reference security was outstanding) exceeds on a per share basis 10% of the average of the closing prices per share of that reference security over such 12-month period (or such shorter period during which that reference security was outstanding); provided that, for purposes of the foregoing definition, the amount of cash dividends paid on a per share basis will be appropriately adjusted to reflect the occurrence during such period of any stock dividend or distribution of shares of capital stock of the issuer of such reference security or any subdivision, split, combination or reclassification of shares of that reference security.

     In the event of a cash reorganization event, the reference property attributable to each debenture will be reduced by the amount of the cash reorganization event distribution paid in respect of each debenture.

     In the event of

     - any consolidation or merger of a reference company with or into another entity (other than a merger or consolidation in which the reference company is the continuing corporation and in which the reference company common stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, securities or other property of the reference company or another entity),

     - any statutory exchange of securities of the reference company with another entity (other than in connection with a merger or acquisition and other than a statutory exchange of securities in which the reference company is the continuing corporation and in which the reference company common stock outstanding immediately prior to the statutory exchange is not exchanged for cash, securities or other property of the reference company or another entity or

     - any liquidation, dissolution or winding up of the reference company (excluding any distribution in such event referred to in clause (5) above) (we refer to any such event described in the bullets above as a merger event), the reference property will be adjusted to substitute, from and after the effective date for such merger event, in lieu of the number of units of such reference security constituting part of the reference property immediately prior to the effective date for such merger event, the amount or number of any cash, securities and other property owned or received in such merger event with respect to each unit of such reference security multiplied by the number of units of such reference security constituting part of the reference property immediately prior to the effective date for such merger event.

     For purposes of the foregoing:

     - a conversion or redemption by Sprint of all shares of Sprint PCS stock pursuant to Article Sixth, Section 7.1 of its Articles of Incorporation shall be deemed a consolidation or merger, with the Sprint PCS Group deemed to be the reference company, with Sprint deemed to be the surviving entity if Sprint FON stock or any other common stock of Sprint is issued in exchange for the Sprint PCS stock or with the relevant acquiror of the Sprint PCS Group assets deemed to be the surviving entity if common stock other than Sprint FON stock is issued in exchange for the Sprint PCS stock; and

     - a redemption by Sprint pursuant to Article Sixth, Section 7.2 of its Articles of Incorporation of all of the outstanding shares of Sprint PCS stock in exchange for common stock of one or more wholly owned subsidiaries that collectively hold all of the assets and liabilities attributed to its PCS Group shall be deemed a statutory exchange of shares of Sprint PCS stock for shares of common stock of the relevant subsidiary or subsidiaries.

     Pursuant to the planned merger between MCI WorldCom, Inc. and Sprint, holders of Sprint PCS stock would receive one share of a new WorldCom PCS tracking stock and 0.116025 shares of MCI WorldCom stock for each share of Sprint PCS stock. If the merger occurs, immediately after the merger the reference property attributable to each debenture would consist of
shares of WorldCom PCS tracking stock and           shares of MCI WorldCom
stock, assuming no other reference property adjustments have been required from the date of this prospectus supplement to the consummation of the merger.

     A "reference share offer" means any tender offer or exchange offer made for 30% or more of the outstanding shares of a class or series of reference securities constituting capital stock of a reference company or any consolidation, merger or statutory exchange of a class or series of reference securities constituting capital stock of a reference company in which an election is given to holders of such reference securities as to the consideration to be received in the transaction. A reference share offer shall include a conversion or redemption by Sprint of less than all shares of Sprint PCS stock pursuant to Article Sixth, Section 7.1 of its Articles of Incorporation.

     If a reference share offer is made, the reference property attributable to each debenture will be adjusted to (1) include, from and after the expiration of such reference share offer, the average transaction consideration deemed to be received by a holder of one reference security in the reference share offer multiplied by the number of such reference securities attributable to each debenture immediately prior to the expiration of such reference share offer and
(2) reduce the number of such reference securities attributable to each debenture immediately prior to the expiration of such reference share offer by the reference security proportionate reduction (as defined below).

     The average transaction consideration deemed to be received by a holder of one reference security in a reference share offer will be equal to (a) the aggregate consideration actually paid or distributed to all holders of such reference securities that participated in the reference share offer, divided by
(b) the total number of reference securities outstanding immediately prior to the expiration of the reference share offer and entitled to participate in that reference share offer.

     The "reference security proportionate reduction" means a proportionate reduction in the number of reference securities which are the subject of the applicable reference share offer and included in the reference property attributable to each debenture calculated in accordance with the following formula:

                                                      X
    where:                                      R =
                                                     ---
                                                      N

     R = the fraction by which the number of reference securities of the class or series of reference securities subject to the reference share offer and attributable to each debenture will be reduced.

     X = the aggregate number of reference securities of the class or series of reference securities subject to the reference share offer surrendered and accepted in the reference share offer.

     N = the aggregate number of reference securities of the class or series of reference securities subject to the reference share offer outstanding immediately prior to the expiration of the reference share offer.

CALCULATIONS IN RESPECT OF THE DEBENTURES

     We will be responsible for making all calculations called for under the debentures. These calculations include, but are not limited to, determination of:

     - the amount of cash payable in lieu of any fractional units of or interests in reference property;

     - the reference property value of any reference property otherwise deliverable upon exchange or purchase at the option of the holder;

     - the average transaction consideration in a reference security offer;

     - the composition of the reference property;

     - the amount of any cash reorganization event distribution;

     - the amount of accrued and unpaid cash interest payable upon redemption or purchase of debentures by us; and

     - the adjusted principal amount.

     We will make all these calculations in good faith and, absent manifest error, our calculations are final and binding on holders of the debentures. We will provide a schedule of our calculations to the trustee and the trustee is entitled to rely upon the accuracy of our calculations without independent verification.

SUBORDINATION OF DEBENTURES

     The debentures are unsecured, subordinated obligations of Cox ranking junior in right of payment to all of our senior indebtedness (as we define below). This means that we may not pay the adjusted principal amount at maturity, issue price, cash interest, accrued original issue discount or any cash reorganization event distribution with respect to the debentures and may not exchange, purchase, redeem or otherwise retire any debentures (collectively, "pay the debentures") if:

     - any principal, premium, if any, or interest in respect of senior indebtedness is not paid within any applicable grace period (including at maturity); or

     - any other default on senior indebtedness occurs and the maturity of such senior indebtedness is accelerated in accordance with its terms;

unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such senior indebtedness has been paid in full in cash. During the continuance of any default (other than a default described in the bullet points above) with respect to any senior indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, we may not pay the debentures for a period (a "Payment Blockage Period") commencing upon the receipt by us and the trustee of written notice of such default from the representative of any designated senior indebtedness specifying an election to effect a Payment Blockage Period (a "Blockage Notice") and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (1) by written notice to the trustee and us from the person or persons who gave such Blockage Notice, (2) by repayment in full in cash of such designated senior indebtedness or (3) because the default giving rise to such Blockage Notice is no longer continuing). Notwithstanding the provisions described in the immediately preceding sentence, but subject to the provisions described in the second sentence of this paragraph, unless the holders of such designated senior indebtedness or their representative have accelerated the maturity of such designated senior indebtedness, we may resume payments on the debentures after the end of such Payment Blockage Period. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to any number of issues of senior indebtedness during such period.

     Upon any payment or distribution of our assets to creditors upon a total or partial liquidation or dissolution or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to us or our property, the holders of our senior indebtedness will be entitled to receive payment in full in cash of such senior indebtedness before you are entitled to receive any payment on the debentures, and until the senior indebtedness is paid in full, any payment or distribution to which you would otherwise be entitled but for the subordination provisions of the indenture will be made to holders of senior indebtedness as their interests may appear.

     Because of this subordination, if we become insolvent, our creditors who hold senior indebtedness may receive more, ratably, than holders of the debentures.

     After all senior indebtedness is paid in full, the holders of the debentures and other equally subordinated indebtedness will assume rights similar to the holders of senior indebtedness to receive any remaining payments or distributions applicable to senior indebtedness until all amounts owing on the debentures and other equally subordinated indebtedness are paid in full.

     "Senior indebtedness" means the principal of, premium, if any, and interest on, and any other payment due pursuant to, any of the following, whether outstanding on the date the debentures are issued or incurred by us in the future:

     - all of our indebtedness for money borrowed, including any indebtedness secured by a mortgage or other lien which is (1) given to secure all or part of the purchase price of property subject to the mortgage or lien, whether given to the vendor of that property or to another lender or (2) existing on property at the time we acquire it;

     - all of our indebtedness evidenced by notes, other debentures, bonds or other securities sold by us for money;

     - all of our lease obligations which are capitalized on our books in accordance with generally accepted accounting principles;

     - all indebtedness of others of the kinds described in the first two bullet points above and all lease obligations of others of the kind described in the third bullet point above that we, in any manner, assume or guarantee or that we in effect guarantee through an agreement to purchase, whether that agreement is contingent or otherwise; and

     - all renewals, extensions or refundings of indebtedness of the kinds described in the first, second or fourth bullet point above and all renewals or extensions of leases of the kinds described in the third or fourth bullet point above;

unless, in the case of any particular indebtedness, lease, renewal, extension or refunding, the instrument or lease creating or evidencing it or the assumption or guarantee relating to it expressly provides that such indebtedness, lease, renewal, extension or refunding is not superior in right of payment to the PRIZES, the Premium PHONES and the debentures. Our senior debt securities issued under the indenture constitute senior indebtedness for purposes of the debentures.

     "Senior indebtedness" does not include:

     - any indebtedness of ours or of any restricted subsidiary of ours to us or another restricted subsidiary;

     - any guarantee by us or any restricted subsidiary of indebtedness of ours or another restricted subsidiary;

     - any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

     - letters of credit, performance bonds and similar obligations issued in favor of governmental or franchising authorities as a term of a cable television franchise or other governmental franchise, license, permit or authorization held by us or any of our subsidiaries; and

     - debt securities issued under the indenture and designated pursuant to the indenture as subordinated to senior indebtedness.

     Unless otherwise specified at the time of issuance in the terms of such debt securities designated as subordinated to senior indebtedness, such subordinated debt securities rank equally with the debentures. At the date of this prospectus supplement, we have outstanding 14,375,000 PRIZES and 275,000 Premium PHONES, each of which rank equally with the debentures.

     "Designated senior indebtedness" means any senior indebtedness which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof, are committed to lend up to, at least $50.0 million and is specifically designated by us in the instrument evidencing or governing such senior indebtedness as "designated senior indebtedness" for purposes of the indenture and has been designated as "designated senior indebtedness" for purposes of the indenture in an officers' certificate received by the trustee.

     The debentures do not limit our ability or that of our subsidiaries to incur additional indebtedness, including indebtedness that ranks senior in priority of payment to the debentures. As of December 31, 1999, we had outstanding approximately $6.3 billion of debt and obligations of subsidiary trusts that are senior, or effectively senior, to the debentures. In addition, we had approximately $1.3 billion of subordinated indebtedness ranking equally with the debentures outstanding as of December 31, 1999, and we issued $275.0 million original principal amount of additional subordinated indebtedness in March 2000.

EVENTS OF DEFAULT; NOTICE AND WAIVER

     In the case of one or more of the following events of default (whatever the reason for such event of default whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or order, rule or regulation of an administrative or governmental body) shall have occurred and be continuing:

          (a) Cox's failure to pay the adjusted principal amount, issue price, accrued original issue discount, redemption price or purchase price, any cash reorganization event distribution with respect to any debenture, when the same becomes due and payable; or

          (b) Cox's failure to pay cash interest with respect to any debenture, when the same becomes due and payable, and continuance of such default for 30 days; or

          (c) Cox's failure to deliver reference property (or cash in lieu thereof) when such reference property is required to be delivered (or such cash is required to be paid) following an exchange of a debenture or to pay cash in lieu of any fractional unit or interest, and continuance of such default for 10 business days; or

          (d) Cox's failure to comply, within 60 days after notice provided in accordance with the terms of the indenture, with any of the other terms, covenants or agreements contained in the indenture with respect to the debentures; provided, however, that the covenants described in the accompanying prospectus under "Description of Debt Securities -- Certain Covenants -- Limitation on liens" and "-- Limitation on Indebtedness of restricted subsidiaries" will not apply to the debentures and, provided, further, that this provision does not apply to defaults in other covenants for which the indenture specifically provides otherwise; or

          (e) failure by Cox or any restricted subsidiary to pay indebtedness of Cox or such restricted subsidiary within any applicable grace period after final maturity or if such indebtedness is accelerated by its holders because of a default and the total amount of such indebtedness unpaid or accelerated exceeds 5% of the aggregate outstanding principal amount of all indebtedness of Cox and its restricted subsidiaries; or

          (f) certain events of bankruptcy, insolvency or reorganization of Cox or a restricted subsidiary;

then the trustee or the holders of no less than 25% in original principal amount at maturity of the outstanding debentures may declare:

     - in the case of an event of default specified in clauses (a) and (b) above, the adjusted principal amount and accrued and unpaid cash interest to but excluding the date of default to be immediately due and payable;

     - in the case of an event of default specified in clause (c) above, the greater of (1) the adjusted principal amount and accrued and unpaid cash interest to but excluding the date of default and (2) the reference property value of the reference property to be delivered upon exchange as if the exchange date were the date of default to be immediately due and payable; and

     - in the case of an event of default specified in clause (d) or (e) above, the adjusted principal amount and accrued and unpaid cash interest to but excluding the date of declaration to be immediately due and payable.

     In the case of an event of default specified in clause (f) above, the adjusted principal amount of the debentures plus accrued and unpaid cash interest to the occurrence of such event shall automatically become and be immediately due and payable. Under such circumstances, the holders of a majority of the outstanding aggregate original principal amount at maturity of the debentures may rescind any such acceleration and its consequences with respect to the debentures. Interest shall accrue and be payable on demand upon a default in the payment of the adjusted principal amount, issue price, accrued original issue discount, accrued and unpaid cash interest, cash reorganization event distributions, redemption price or purchase price or in the delivery by Cox of reference property to be delivered upon any exchange of debentures (or payment in cash in lieu of fractional shares) or cash in lieu thereof, in each case to the extent that the payment of such interest shall be legally enforceable.

     Upon receipt by us and the trustee of a Blockage Notice, the subordination provisions of the indenture preclude any payment being made to holders of debentures until the earlier of (i) 179 days thereafter and (ii) termination of the related Payment Blockage Period, but only if such payment is then otherwise permitted under the terms of the indenture. See "-- Subordination of Debentures" above.

     The indenture provides that if a default occurs and is continuing with respect to debentures and is known to the trustee, the trustee must mail notice of the default within 90 days after it occurs to each holder of the debentures. Except in the case of a default in the payment of the adjusted principal amount, issue price, accrued original issue discount, accrued cash interest, cash reorganization event distributions, redemption price or purchase price or in the delivery of the reference property to be delivered upon any exchange of debentures (or payment in cash in lieu of any fractional units or interests) or the payment of cash or a combination of reference property and cash in lieu thereof, in each case, when due, the trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is in the interests of the holders of the debentures. In addition, we must deliver to the trustee, within 120 days after the end of each fiscal year an officers' certificate indicating whether the signers thereof know of any default that occurred during the previous year. We are also required to deliver to the trustee, within 30 days after its occurrence, written notice of any events which would constitute certain defaults, their status and what action we are taking or propose to take.

     Subject to some restrictions, the holders of a majority in original principal amount at maturity of the outstanding debentures are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder of debentures, or that would involve the trustee in personal liability.

     Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the debentures, unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of the adjusted principal amount, issue price, accrued original issue discount, cash interest, cash reorganization event distributions, redemption price or purchase price or to receive delivery of the reference property to be delivered upon any exchange of debentures (or payment in cash in lieu of fractional units or interests) or the payment of cash or a combination of reference property and cash in lieu thereof, in each case when due, no holder may pursue any remedy with respect to the indenture or the debentures unless:

     - that holder has previously given the trustee notice that an event of default is continuing;

     - holders of at least 25% in original principal amount at maturity of the outstanding debentures have requested the trustee to pursue the remedy;

     - those holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

     - the trustee has not complied with such request within 60 days of receiving it with an offer of security or indemnity; and

     - the holders of a majority in original principal amount at maturity of the outstanding debentures have not given the trustee a direction inconsistent with such request within such 60-day period.

     The right of any holder:

     - to receive payment of the adjusted principal amount at maturity, issue price, accrued original issue discount, cash interest, cash reorganization event distributions, redemption price or repurchase price, in respect of the debentures held by such holder on or after the respective due dates expressed in the debentures or as of any redemption or purchase date;

     - to exchange such debentures; or

     - to bring suit for the enforcement of any such payment on or after such respective dates or the right to exchange;

shall not be impaired or adversely affected without such holder's consent.

     The holders of a majority in aggregate original principal amount at maturity of debentures at the time outstanding may waive any existing default and its consequences except:

     - any default in any payment on the debentures;

     - any default with respect to the exchange rights of the debentures; or

     - any default in respect of certain covenants or provisions in the indenture which may not be modified without consent of the holder of each debenture as described in "-- Modification" below.

     When a default is waived, it is deemed cured and shall cease to exist, but no such waiver shall extend to any subsequent or other default or impair any consequent right.

MODIFICATION

     Modification and amendment of the indenture or the debentures may be effected by us and the trustee with the consent of the holders of not less than a majority in aggregate original principal amount at maturity of the debentures then outstanding. However, without the consent of each holder affected thereby, no amendment may, among other things:

     - reduce the adjusted principal amount payable at maturity, the redemption price or the purchase price with respect to any debenture (other than in connection with our option to make special cash payments described under "-- Special Cash Payments at Our Option," our option to increase semiannual cash interest payments in lieu of the accrual of original issue discount on the debentures as described under "-- Option to Increase Semiannual Cash Interest Payments" and our payment of any cash reorganization event distribution as described under "-- Mandatory Cash Distribution in Debentures Upon a Cash Reorganization Event"), or extend the stated maturity (except as provided in the debenture) of any debenture or alter the manner or rate of accrual of original issue discount or cash interest, or make any debenture payable in money or property other than that stated in the debenture;

     - reduce the percentage of the original principal amount at maturity of debentures the holders of which must consent to an amendment or any waiver under the indenture or modify the indenture provisions relating to such amendments or waivers;

     - make any change that adversely affects the right to exchange any debenture or the right to require us to purchase a debenture;

     - modify the provisions of the indenture relating to the subordination of the debentures in a manner adverse to the holders of the debentures; or

     - impair the right to institute suit for the enforcement of any payment with respect to, or exchange of, the debentures. No change that adversely affects the rights of any holder of our senior indebtedness under the subordination provisions of the indenture may be made unless the requisite holders of senior indebtedness consent to such change pursuant to the terms of such senior indebtedness.

     Without the consent of any holder of debentures, we and the trustee may amend the indenture to:

     - cure any ambiguity, defect or inconsistency, provided, however, that such amendment does not materially adversely affect the rights of any holder;

     - provide for the assumption by a successor to us of our obligations under the indenture;

     - provide for uncertificated debentures in addition to certificated debentures, as long as such uncertificated debentures are in registered form for United States federal income tax purposes;

     - make any change that does not adversely affect the rights of any holder of debentures;

     - make any change to comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act; or

     - add to our covenants or obligations under the indenture or surrender any right, power or option conferred by the indenture upon us.

DISCHARGE OF THE INDENTURE

     We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding debentures or by depositing with the trustee, the paying agent or the exchange agent, if applicable, after the debentures have become due and payable, whether at stated maturity, or any redemption date, or any purchase date, upon exchange or otherwise, cash, reference property or a combination thereof, as the case may be, sufficient to pay all of the outstanding debentures and paying all other sums payable under the indenture by us.

LIMITATIONS OF CLAIMS IN BANKRUPTCY

     If a bankruptcy proceeding is commenced with respect to Cox, under Title 11 of the United States Code, the claim of the holder of a debenture may be limited to the issue price of the debenture plus that portion of the original issue discount or cash interest that is deemed to have accrued from the date of issue to the commencement of the proceeding and is unpaid.

BOOK-ENTRY-ONLY ISSUANCE -- THE DEPOSITORY TRUST COMPANY

     The debentures will be represented by one or more global securities that will be deposited with and registered in the name of DTC or its nominee. This means that we will not issue certificates to you for the debentures. Each global security will be issued to DTC which will keep a computerized record of its participants (for example, a broker) whose clients have purchased the debentures. Each participant will then keep a record of its clients. Unless it is exchanged in whole or in part for a certificated security, a global security may not be transferred. However, DTC, its nominees and their successors may transfer a global security as a whole to one another.

     Beneficial interests in a global security will be shown on, and transfers of the global security will be made only through, records maintained by DTC and its participants. DTC has provided us with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (which we refer to as direct participants) deposit with DTC. DTC also records the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants' accounts. This eliminates the need to exchange certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

     DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the SEC.

     DTC is owned by a number of its direct participants and by the NYSE, the American Stock Exchange and the National Association of Securities Dealers, Inc.

     When you purchase any of the debentures through the DTC system, the purchases must be made by or through a direct participant, who will receive credit for the debentures on DTC's records. Because you do not actually own the debentures, you are the beneficial owner. Your ownership interest will only be recorded on the direct (or indirect) participants' records. DTC has no knowledge of your individual ownership of the debentures. DTC's records only show the identity of the direct participants and the amount of the debentures held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You will receive these from your direct (or indirect) participant. As a result, the direct (or indirect) participants are responsible for keeping accurate account of the holdings of their customers like you.

     Payments on the debentures will be wired to DTC's nominee. We will treat DTC's nominee as the owner of the global security for all purposes. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global security to you or any other beneficial owners in the global security.

     Any redemption notices will be sent by us directly to DTC, who will in turn inform the direct participants, who will then contact you as a beneficial holder.

     It is DTC's current practice, upon receipt of any payment of distributions or liquidation amount, to credit direct participants' accounts on the payment date based on their holdings of beneficial interests in the global securities as shown on DTC's records. In addition, DTC's current practice is to assign any consenting or voting rights to direct participants whose accounts are credited with the debentures on a record date by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be based on the customary practices between the participants and owners of beneficial interests, as is the case with the debentures held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC, us or the trustee.

     Debentures represented by a global security will be exchangeable for certificated securities with the same terms in authorized denominations only if:

     - DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

     - we decide to discontinue use of the book-entry transfer system through DTC (or any successor depositary).

     If the book-entry-only system is discontinued, the trustee will keep the registration books for the debentures at its corporate office and follow the practices and procedures discussed above.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

     In this section, we summarize certain of the material United States federal income tax consequences of purchasing, holding and disposing of debentures. Except where we state otherwise, this summary deals only with debentures held as capital assets (as defined in the Internal Revenue Code of 1986, as amended, (which we refer to as the Code)) by a U.S. Holder (as defined below) who purchases debentures for cash at their original offering price upon original issuance.

     We do not address all of the tax consequences that may be relevant to a U.S. Holder. We also do not address any of the tax consequences to holders that are Non-U.S. Holders (as defined below) or to holders that may be subject to special tax treatment such as financial institutions, real estate investment trusts, personal holding companies, tax-exempt organizations, regulated investment companies, insurance companies, S corporations, brokers and dealers in securities or currencies and certain U.S. expatriates. Further, we do not address:

     - the United States federal income tax consequences to shareholders in, or partners or beneficiaries of, an entity that is a holder of debentures;

     - the United States federal estate, gift or alternative minimum tax consequences of the purchase, ownership or disposition of debentures;

     - persons who hold debentures in a straddle or as part of a hedging, conversion, constructive sale or other integrated transaction or whose functional currency is not the United States dollar;

     - any state, local or foreign tax consequences of the purchase, ownership or disposition of debentures; or

     - any federal, state, local or foreign tax consequences of owning or disposing of the Sprint PCS stock.

Accordingly, you should consult your own tax advisor regarding the tax consequences of purchasing, owning and disposing of debentures and the Sprint PCS stock in light of your own circumstances.

     A U.S. Holder is a beneficial owner of debentures who or which is:

     - a citizen or individual resident of the United States, as defined in
       Section 7701(b) of the Code;

     - a corporation or partnership, including any entity treated as a corporation or partnership for United States federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia unless, in the case of a partnership, Treasury regulations are enacted that provide otherwise;

     - an estate if its income is subject to United States federal income taxation regardless of its source; or

     - a trust if (1) a United States court can exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of its substantial decisions.

     Notwithstanding the preceding sentence, certain trusts in existence on August 20, 1996, and treated as a U.S. Holder prior to such date, may also be treated as U.S. Holders.

     A Non-U.S. Holder is a debenture holder other than a U.S. Holder. We urge prospective investors that are Non-U.S. Holders to consult their own tax advisors regarding the United States federal income tax consequences of an investment in debentures, including potential application of United States withholding taxes.

     This summary is based on the Code, Treasury regulations (proposed and final) issued under the Code, and administrative and judicial interpretations thereof, all as they currently exist as of the date of this prospectus supplement and any of which may change at any time, possibly on a retroactive basis. Any such changes may affect this summary.

     No statutory, administrative or judicial authority directly addresses the treatment of the debentures or instruments similar to the debentures for United States federal income tax purposes. No rulings have been sought or are expected to be sought from the Internal Revenue Service (which we refer to as the IRS) with respect to any of the United States federal income tax consequences discussed below, and no assurance can be given that the IRS will not take contrary positions. As a result, no assurance can be given that the IRS will agree with the tax characterizations and the tax consequences described below.

     WE URGE PROSPECTIVE INVESTORS TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF DEBENTURES AND THE SPRINT PCS STOCK IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

ACCRUAL OF INTEREST ON THE DEBENTURES

     Pursuant to the terms of the indenture, we and each holder of the debentures agree, for United States federal income tax purposes, to treat the debentures as debt instruments that are subject to the special regulations governing contingent payment debt instruments, which we refer to as the CPDI regulations. Pursuant to these regulations, U.S. Holders of the debentures will be required to accrue interest income on the debentures, in the amounts described below, regardless of whether the U.S. Holder uses the cash or accrual method of tax accounting. Accordingly, U.S. Holders will be required to include interest in taxable income in each year in excess of any interest payments actually received in that year.

     The CPDI regulations provide that a U.S. Holder must accrue an amount of ordinary interest income, as original issue discount, for each accrual period prior to and including the debentures' maturity date that equals:

          (a) the product of (i) the debentures' adjusted issue price (as defined below) as of the beginning of the accrual period; and (ii) the debentures' comparable yield to maturity (as defined below) adjusted for the length of the accrual period;

          (b) divided by the number of days in the accrual period; and

          (c) multiplied by the number of days during the accrual period that the U.S. Holder held the debentures.

     A debenture's issue price is the first price to the public at which a substantial amount of the debentures is sold, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. Its adjusted issue price is the debenture's issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the amount of any projected payments, as defined below, with respect to the debentures.

     The term "comparable yield" means the annual yield we would pay, as of the issue date, on a fixed-rate debt security with no contingent payments, but with terms and conditions otherwise comparable to those of the debentures. We have
determined that the debentures' comparable yield is   %, compounded
semiannually.

     The CPDI regulations require that we provide to U.S. Holders, solely for United States federal income tax purposes, a schedule of the projected amounts of payments, which we refer to as projected payments, on the debentures. This schedule must produce the comparable yield. Based on our determination of the comparable yield, the debentures' schedule of projected payments, assuming a principal amount of $ or with respect to each integral multiple thereof, consists of:

     - a payment of $               on October   , 2000; plus

     - a payment of stated interest equal to $               on all other
       interest payment dates thereafter; plus

     - a payment of a projected amount at the maturity date of the debentures, excluding the stated interest on the debentures payable on such date,
       equal to $               .

     For United States federal income tax purposes, a U.S. Holder must use the comparable yield and the schedule of projected payments in determining its interest accruals, and the adjustments thereto described below, in respect of the debentures, unless such U.S. Holder timely discloses and justifies the use of other estimates to the IRS.

     THE COMPARABLE YIELD AND THE SCHEDULE OF PROJECTED PAYMENTS ARE NOT PROVIDED FOR ANY PURPOSE OTHER THAN THE DETERMINATION OF U.S. HOLDERS' INTEREST ACCRUALS AND ADJUSTMENTS THEREOF IN RESPECT OF THE DEBENTURES FOR UNITED STATES FEDERAL INCOME TAX PURPOSES AND DO NOT CONSTITUTE A PROJECTION OR REPRESENTATION REGARDING THE ACTUAL AMOUNTS PAYABLE ON THE DEBENTURES.

     Amounts treated as interest under the CPDI regulations are treated as original issue discount for all purposes of the Code.

ADJUSTMENTS TO INTEREST ACCRUALS ON THE DEBENTURES

     If, during any taxable year, a U.S. Holder receives actual payments with respect to the debentures for that taxable year (including, in the case of the taxable year which includes the maturity date of the debentures, the amount of cash and the fair market value of the Sprint PCS stock, if any, received at maturity) that in the aggregate exceed the total amount of projected payments for that taxable year, the U.S. Holder will incur a "net positive adjustment" under the CPDI regulations equal to the amount of such excess. The U.S. Holder will treat a "net positive adjustment" as additional interest income for the taxable year. For this purpose, the payments in a taxable year include the fair market value of property received in that year.

     If a U.S. Holder receives in a taxable year actual payments with respect to the debentures for that taxable year that in the aggregate were less than the amount of projected payments for that taxable year, the U.S. Holder will incur a "net negative adjustment" under the CPDI regulations equal to the amount of such deficit. This adjustment will (a) reduce the U.S. Holder's interest income on the debentures for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the U.S. Holder's interest income on the debentures during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments.

SALE, EXCHANGE OR REDEMPTION OF THE DEBENTURES

     Generally, the sale, exchange or redemption of the debentures (including an exchange of the debentures for the Sprint PCS stock, exchanges at the U.S. Holder's option and redemptions by us, prior to the debentures' maturity date) will result in taxable gain or loss to the U.S. Holder equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. Holder, including the fair market value of any Sprint PCS stock received, and (b) the U.S. Holder's adjusted tax basis in the debentures. A U.S. Holder's adjusted tax basis in the debentures equals the holder's original basis in the debentures:

     - increased by the interest income previously included by the U.S. Holder with respect to the debentures, determined without regard to any adjustments to interest accruals described above; and

     - decreased by the amount of all prior projected payments with respect to the debentures.

     Any gain upon sale or exchange of the debentures will be ordinary interest income. Any loss will be ordinary loss to the extent of the interest previously included in income by the U.S. Holder with respect to the debentures and, thereafter, capital loss. The distinction between capital loss and ordinary loss is potentially significant in several respects. For example, limitations apply to a U.S. Holder's ability to offset capital losses against ordinary income.

TAX BASIS AND HOLDING PERIOD OF THE SPRINT PCS STOCK

     U.S. Holders that receive Sprint PCS stock upon exchange of the debentures will have an initial tax basis in such stock equal to the fair market value of such stock on the date of such exchange. The holding period for such stock will commence on the day following the date of such exchange.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

     Payments of principal, premium, if any, and interest (including original issue discount) on, and the proceeds of disposition of, the debentures may be subject to information reporting and United States federal backup withholding tax at the rate of 31% if the U.S. Holder thereof fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. Any amounts so withheld will be allowed as a credit against such U.S. Holder's United States federal income tax liability.

PROPOSED TAX CHANGES

     President Clinton's fiscal year 2001 revenue proposals propose tax law changes that would, if enacted, among other things, generally deny to corporate issuers, such as us, a federal income tax deduction for interest paid or accrued (including original issue discount) with respect to instruments with characteristics similar to the debentures. Although such proposed tax law changes to date have not been enacted into law, there can be no assurance that such changes will not be enacted after the date hereof and consequently adversely affect, possibly on a retroactive basis, whether we can deduct, for United States federal income purposes, the interest (including original issue discount) paid or accrued with respect to the debentures.

                                  UNDERWRITING

     Credit Suisse First Boston Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "underwriters") have severally agreed, subject to the terms and conditions of the purchase agreement, to purchase from us the respective aggregate principal amounts at maturity of the debentures set forth after their respective names below at a purchase price equal to the public offering price set forth on the cover of this prospectus supplement, less an
underwriting discount of   % of the aggregate original issue price of the
debentures.

                                                                  ORIGINAL
                                                              PRINCIPAL AMOUNT
UNDERWRITER                                                     AT MATURITY
-----------                                                   ----------------
Credit Suisse First Boston Corporation......................     $
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................     $
                                                                 ----------
             Total..........................................     $
                                                                 ==========

     The underwriters have advised us that they propose initially to offer the debentures to the public at the public offering price set forth on the cover of this prospectus supplement. After the initial public offering, the public offering price may be changed.

     We have agreed to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute with respect to payments which the underwriters may be required to make.

     The underwriters are offering the debentures, subject to prior sale, when, as and if issued to and accepted by the underwriters, subject to approval of legal matters by its counsel, including the validity of the debentures, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

     The expenses of the offering, not including the underwriting discount, are
estimated to be $          and are payable by Cox.

     We have granted an option to the underwriters to purchase up to $ aggregate principal amount at maturity of the debentures at the public offering price on the cover of this prospectus supplement, less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus supplement solely to cover over-allotments.

     The following table shows the per debenture and total original principal amount at maturity, public offering price, underwriting discount and proceeds before expenses to us assuming either no exercise or full exercise by the underwriters of their over-allotment option (but without regard to our obligation to offer additional debentures to satisfy our obligations under the Top Up Right Agreement).

                                          ORIGINAL                            UNDERWRITING     PROCEEDS, BEFORE
                                     PRINCIPAL AMOUNT AT   PUBLIC OFFERING      DISCOUNT         EXPENSES, TO
                                          MATURITY              PRICE        AND COMMISSIONS         COX
                                     -------------------   ---------------   ---------------   ----------------
Per Debenture......................        $                    $                 $                 $
Without Option.....................        $                    $                 $                 $
With Option........................        $                    $                 $                 $

     We have agreed that for 45 days after the date of this prospectus supplement we will not directly or indirectly offer, sell, offer to sell, grant any option for the sale of or otherwise dispose of any securities convertible into, exchangeable for or repayable with shares of Sprint PCS stock, without the prior written consent of the underwriters. However, this restriction shall not affect our ability to issue additional debentures to satisfy our obligations under the Top Up Right Agreement or take any of these actions in connection with any exchanges, redemption or repurchase of the PRIZES, the Premium PHONES or the debentures or in connection with any reference share offer with respect to such securities.

     Before this offering, there has been no established public trading market for the debentures.

     We will apply to list the debentures on the NYSE. Any listing of the debentures will not ensure that a liquid trading market will develop for the debentures.

     The underwriters advised us that they intend to make a market in the debentures. However, the underwriters are not obligated to do so and may discontinue market making at any time without notice. We cannot give any assurance about the liquidity of the trading market for the debentures.

     In connection with the sale of the debentures, SEC rules permit the underwriters to engage in transactions that stabilize the price of the debentures. These transactions may include purchases for the purpose of fixing or maintaining the price of the debentures. The underwriters may also engage in transactions with respect to the Sprint PCS stock for the purpose of stabilizing the price of the debentures.

     The underwriters may create a short position in the debentures in connection with the offering. That means that the underwriters may sell a larger number of the debentures than is shown on the cover page of this prospectus supplement. If the underwriters create a short position, they may purchase debentures in the open market to reduce the short position.

     If the underwriters purchase debentures to stabilize the price or to reduce their short position, the price of the debentures could be higher than it might be if they had not made such purchases. The underwriters make no representation or prediction about any effect that these purchases may have on the price of the debentures.

     Neither we nor the underwriters make any representations or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the debentures or the Sprint PCS stock. In addition, neither we nor the underwriters make any representations that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

     The underwriters and their respective affiliates have in the past and may in the future engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the debentures in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of debentures are effected. Accordingly, any resale of the debentures or the underlying common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the debentures or the underlying common stock.

REPRESENTATIONS OF PURCHASERS

     Each purchaser of debentures in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such debentures without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of debentures to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any debentures acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed in respect of debentures acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of debentures should consult their own legal and tax advisors with respect to the tax consequences of an investment in the debentures in their particular circumstances and with respect to the eligibility of the debentures for investment by the purchaser under relevant Canadian legislation.

PROSPECTUS

                                 $8,000,000,000

                            COX COMMUNICATIONS, INC.

                              CLASS A COMMON STOCK
                                PREFERRED STOCK
                            STOCK PURCHASE CONTRACTS
                              STOCK PURCHASE UNITS
                                DEBT SECURITIES

                                  COX TRUST I

                                  COX TRUST II
                           TRUST PREFERRED SECURITIES

                               CAPITAL SECURITIES

                      FULLY AND UNCONDITIONALLY GUARANTEED
                  TO THE EXTENT PROVIDED IN THIS PROSPECTUS BY

                            COX COMMUNICATIONS, INC.
                            ------------------------

     This prospectus is part of a shelf registration statement which Cox and the Cox Trusts have filed with the Securities and Exchange Commission. Under the shelf registration statement, Cox may offer shares of Class A common stock, par value $1.00 per share, shares of preferred stock, par value $1.00 per share, stock purchase contracts to purchase shares of Class A common stock, stock purchase units and unsecured debentures, notes, bonds or other evidences of indebtedness, and the Cox Trusts may offer trust preferred securities or capital securities, all of which securities combined will have an aggregate initial public offering price of $8.0 billion, including the U.S. dollar equivalent if the initial public offering is denominated in one or more foreign currencies, foreign currency units or composite currencies.

     Under the shelf registration process, Cox and the Cox Trusts may sell the securities from time to time in one or more separate offerings, in amounts, at prices and on terms to be determined at the time of sale. Cox's debt securities may be issuable in global form, in registered form without coupons attached, or in bearer form with or without coupons attached.

     Cox's Class A common stock is listed on the New York Stock Exchange under the symbol "COX."

     This prospectus provides a general description of the securities Cox and the Cox Trusts may offer. Each time Cox sells shares of a particular series of preferred stock, a particular series of debt securities, stock purchase contracts or stock purchase units, or a Cox Trust sells trust preferred securities or capital securities, it will provide a prospectus supplement which will contain the specific terms of the securities being offered at that time. Unless otherwise specified in the prospectus supplement, the debt securities will be senior debt securities of Cox.

     The prospectus supplement may add, update or change information contained in this prospectus. You should read both this prospectus and the prospectus supplement in conjunction with the additional information described under the headings "Where You Can Find More Information" and "Information Incorporated by Reference."
                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE
ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------

                 The date of this prospectus is August 9, 1999.

                           FORWARD-LOOKING STATEMENTS

     This prospectus supplement includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. We have based these statements on our current expectations or projections about future events and on assumptions we have made. These forward-looking statements are subject to certain risks and uncertainties which could cause actual results or events to differ materially from those we anticipate or project. Prospective purchasers should not place undue reliance on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements as a result of new information, future events or otherwise.
                          ---------------------------

     You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. Neither Cox nor the Cox Trusts has authorized anyone else to provide you with different information. Cox and the Cox Trusts are offering these securities only in states where the offer is permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents. Cox's business, financial condition, results of operations and prospects may have changed since that date.

                            COX COMMUNICATIONS, INC.

     Cox is one of the largest broadband communications companies in the United States. Cox has extensive broadband network operations in the United States as well as investments in cable television programming, telecommunications, and technology and broadband networks.

     Cox's basic strategy is to leverage its advanced broadband network by offering new and advanced communications services to both residences and businesses. We believe that we have a number of advantages that will allow us to implement this strategy successfully, including:

     - ownership of highly clustered and regionally concentrated cable television systems; and

     - a strong commitment to and reputation for superior customer service.

     These services include:

     - multichannel video;

     - digital video;

     - high-speed Internet access;

     - local and long-distance telephone services; and

     - commercial local exchange carrier operations.

     Cox also has invested in programming, telecommunications and technology companies that complement its business strategy. Cox believes that its investments have been vital to its growth into a communications industry leader.

     Cox Enterprises, Inc., a privately held corporation based in Georgia and one of the largest media companies in the U.S., controls approximately 72.7% of the outstanding equity of Cox as of June 30, 1999. In addition to Cox, Cox Enterprises publishes, owns or operates newspapers, television and radio stations, Internet web site and Manheim Auctions, the world's largest auto auction operator.

     Cox's principal executive offices are located at 1400 Lake Hearn Drive, Atlanta, Georgia 30319. Its telephone number is (404) 843-5000.

                                 THE COX TRUSTS

     Each Cox Trust is a statutory business trust created under Delaware law pursuant to:

          1. a declaration of trust executed by Cox, as sponsor for the Cox Trust, and by the initial trustees of such Cox Trust; and

          2. the filing of a certificate of trust with the Delaware Secretary of State.

     Each Cox Trust exists for the exclusive purposes of:

        - issuing and selling either capital securities or trust preferred securities representing undivided beneficial interests in the assets of such Cox Trust and trust common securities representing undivided beneficial interests in the assets of such Cox Trust;

        - using the proceeds from the sale of such trust securities to acquire a series of corresponding senior debt securities or junior subordinated debentures of Cox; and

        - engaging in only those other activities necessary, advisable or incidental to these purposes.

Cox's senior debt securities or junior subordinated debentures, as the case may be, will be the sole assets of a Cox Trust and, accordingly, payments under the corresponding senior debt securities or junior subordinated debentures will be the sole revenues of that Cox Trust.

     All of the trust common securities of a Cox Trust will be owned by Cox and will rank equally, and payments will be made on trust common securities pro rata, with the capital securities or the trust preferred securities, as the case may be, of such Cox Trust, except that upon the occurrence and continuance of an event of default under the applicable declaration of trust resulting from an event of default under the applicable indenture, the rights of Cox as the trust common securities holder to payments in respect of distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of capital securities or trust preferred securities, as the case may be, of such Cox Trust. See "Description of Trust Preferred Securities--Subordination of Trust Common Securities" and "Description of Capital Securities--Subordination of Trust Common Securities." Cox will acquire trust common securities of each Cox Trust in an aggregate liquidation amount equal to at least 3% of the total capital of that Cox Trust. Each Cox Trust will terminate on the date specified in the applicable prospectus supplement, but may dissolve earlier as provided in the applicable declaration of trust.

     Each Cox Trust's business and affairs are conducted by its trustees who are appointed by Cox as the trust common securities holder. Unless otherwise specified in the applicable prospectus supplement, the issuer trustees for each Cox Trust will be The Bank of New York, as property trustee, The Bank of New York (Delaware), as Delaware trustee, and three individual trustees, which are referred to as administrative trustees, who are officers or employees of Cox. The Bank of New York, as property trustee, will act as sole indenture trustee under each declaration of trust. The Bank of New York will also act as indenture trustee under any capital securities guarantee, any preferred securities guarantee, the senior debt indenture and the junior subordinated debenture indenture. See "Description of Capital Securities Guarantees," "Description of Preferred Securities Guarantees," "Description of Debt Securities" and "Description of Junior Subordinated Debentures." The trust common securities holder of a Cox Trust or, if an event of default under the declaration of trust has occurred and is continuing, the holders of a majority in liquidation amount of the capital securities or the trust preferred securities, as the case may be, of such Cox Trust will be entitled to appoint, remove or replace such Cox Trust's property trustee and the Delaware trustee. In no event will the holders of capital securities or trust preferred securities have the right to vote to appoint, remove or replace the administrative trustees; such voting rights will be vested exclusively in Cox as the trust common securities holder. The duties and obligations of the trustees will be governed by the applicable declaration of trust.

     Cox, as issuer of the corresponding senior debt securities or junior subordinated debentures, will pay all fees, expenses, debts and obligations, other than payments in respect of trust securities, related to each Cox Trust and the offering of the capital securities or trust preferred securities, as the case may be, and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of each Cox Trust, other than payments in respect of trust securities.

     The principal executive office of each Cox Trust is c/o Cox Communications, Inc., 1400 Lake Hearn Drive, Atlanta, Georgia 30319.

                                USE OF PROCEEDS

     Unless otherwise stated in the accompanying prospectus supplement, Cox intends to use the net proceeds from the sale of any offered securities for general corporate purposes, which may include additions to working capital, repayment or redemption of existing indebtedness and financing of capital expenditures and acquisitions. Cox may borrow additional funds from time to time from public and private sources on both a long-term and short-term basis and may sell commercial paper to fund its future capital and working capital requirements in excess of internally generated funds.

     The proceeds from the sale of either capital securities or trust preferred securities by a Cox Trust will be invested in either senior debt securities or junior subordinated debentures of Cox. Except as may otherwise be described in the related prospectus supplement, Cox expects to use the net proceeds from the sale of such senior debt securities or junior subordinated debentures to the applicable Cox Trust for general corporate purposes. Any specific allocation of the proceeds to a particular purpose that has been made at the date of any prospectus supplement will be described therein.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges of Cox for the periods indicated:

                                    THREE MONTHS ENDED
     YEAR ENDED DECEMBER 31,             MARCH 31,
---------------------------------   -------------------
1994   1995   1996   1997   1998      1998       1999
----   ----   ----   ----   -----   --------   --------
3.1x   2.8x   1.5x   2.0x   12.3x     0.9x       8.8x

     Earnings for the years ended December 31, 1995, 1996, 1997 and 1998 and for the three months ended March 31, 1999 include $188.8 million, $4.6 million, $116.6 million, $2.5 billion and $419.5 million, respectively, of net investment gains.

     For purposes of this computation, earnings are defined as income before income taxes and, excluding losses and undistributed earnings on equity method investments, minority interests and fixed charges excluding capitalized interest. Fixed charges are the sum of:

     - interest cost including capitalized interest;

     - estimated interest component of rent expense; and

     - dividends on subsidiary preferred stock.

     While Cox has a series of preferred stock outstanding, the holders of such preferred stock are entitled to dividends only when, and to the extent that, Cox's board of directors declares such dividends. Cox's board has never declared a dividend on its preferred stock and does not intend to do so in the foreseeable future. Accordingly, the data in the above table also represents Cox's combined ratio of earnings to fixed charges and preferred stock dividends for the periods presented.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of Cox's capital stock sets forth general terms and provisions of the particular issuance of capital stock to which any prospectus supplement may relate and reflects a two-for-one stock split effective on May 21, 1999. The prospectus supplement will describe the particular terms of any sale of capital stock and the extent, if any, to which such general provisions will not apply to such sale. The following description also sets forth selected provisions of Cox's certificate of incorporation, as amended, and bylaws. This description is a summary only and is qualified in its entirety by Cox's certificate of incorporation and bylaws, which are incorporated as exhibits to the registration statement of which this prospectus is a part.

     Cox's certificate of incorporation authorizes it to issue 650,000,000 shares of Class A common stock, 60,000,000 shares of Class C common stock and 10,000,000 shares of preferred stock.

     As of June 30, 1999, there were outstanding 527,548,343 shares of Class A common stock and 27,597,792 shares of Class C common stock. In addition, 10,284,386 shares of Class A common stock were reserved for issuance pursuant to Cox's employee benefit plans, 27,597,792 shares of Class A common stock were reserved for issuance to the holders of Class C common stock and approximately 4,675,016 shares of Class A common stock were reserved for issuance to the holders of Cox's Series A preferred stock according to the terms outlined under "Series A Convertible Preferred Stock" below.

COMMON STOCK

     Except with respect to voting, transfer and convertibility, shares of Class A common stock and shares of Class C common stock are identical in all respects. Class A common stockholders are entitled to one vote per share, while Class C common stockholders are entitled to ten votes per share. The shares of Class C common stock are subject to significant transfer restrictions.

     Voting. The Class A common stockholders and the Class C common stockholders vote together as a single class on all actions, except that the affirmative vote of the holders of a majority of outstanding shares of Class A common stock and Class C common stock voting separately as a class is required:

     - to approve any amendment to Cox's certificate of incorporation that would alter or change the powers, preferences or special rights of such class in a way that adversely affects the holders of such class; and

     - to approve such other matters as may require a class vote under the Delaware General Corporation Law.

     Dividends and Other Distributions. Each share of common stock is equal in respect of dividends and other distributions in cash, stock or property, including distributions upon Cox's liquidation or a sale of all or substantially all of Cox's assets. However, in the case of dividends or other distributions payable on either class of common stock in shares of such stock, including distributions pursuant to stock splits or dividends, only Class A common stock will be distributed with respect to outstanding Class A common stock and only Class C common stock will be distributed with respect to outstanding Class C common stock. Neither of the Class A common stock nor the Class C common stock will be split, divided or combined unless each other class is proportionately split, divided or combined.

     Cox has never declared or paid cash dividends on its Class A common stock and currently intends to retain any future earnings for use in developing and operating its businesses. Accordingly, Cox does not expect to pay cash dividends on the Class A common stock in the foreseeable future.

     Restrictions on Transfer of Class C Common Stock; Convertibility of Class C Common Stock into Class A Common Stock. Cox Holdings, Inc. and Cox DNS, Inc. hold all of the shares of Class C common stock currently outstanding. Cox Holdings and Cox DNS are wholly owned subsidiaries of Cox Enterprises. Shares of the Class C common stock are convertible at any time, or from time to time, at the Class C stock holder's option, into Class A common stock on a share-for-share basis. Shares of Class C

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

common stock will be converted automatically into shares of Class A common stock on a share-for-share basis:

     - at any time Cox's board of directors and the holders of a majority of the shares of Class C common stock then outstanding approve conversion of all shares of Class C common stock into Class A common stock;

     - if the Class A common stock is precluded from trading on any national securities exchange or national quotation system as a result of the Class C common stock's existence;

     - upon election by Cox's board of directors in connection with their approval of any sale or lease of all or substantially all of Cox's assets or any merger, consolidation, liquidation or dissolution of Cox; or

     - upon election by Cox's board of directors, after the board has determined there has been a material adverse change in the outstanding Class A common stock's liquidity, marketability or market value due to its exclusion from a national exchange or quotation system or due to federal or state legal requirements, in either case because of the Class C common stock's existence.

     Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of Cox, whether voluntary or not, the Class A common stock holders and the Class C common stock holders shall be entitled to share ratably, according to their respective interests, in Cox's assets which remain after payment, or provision of payment, of Cox's debts and other liabilities and the preferential amounts due to the holders of any stock ranking prior to the common stock in the distribution of assets.

PREFERRED STOCK

     Cox may issue preferred stock with such designations, powers, preferences and other rights and qualifications, limitations and restrictions as Cox's board of directors may authorize, without further action by Cox's shareholders, including but not limited to:

     - the distinctive designation of each series and the number of shares that will constitute the series;

     - the voting rights, if any, of shares of the series;

     - the dividend rate on the shares of the series, any restriction, limitation or condition upon the payment of dividends, whether dividends will be cumulative and the dates on which dividends are payable;

     - the prices at which, and the terms and conditions on which, the shares of the series may be redeemed, if the shares are redeemable;

     - the purchase or sinking fund provisions, if any, for the purchase or redemption of shares in the series;

     - any preferential amount payable upon shares of the series in the event of the liquidation, dissolution or winding up of Cox or the distribution of its assets; and

     - the prices or rates of conversion at which, and the terms and conditions on which, the shares of such series may be converted into other securities, if such shares are convertible.

SERIES A CONVERTIBLE PREFERRED STOCK

     In October 1998, Cox completed the acquisition of a cable television system located in Las Vegas, Nevada, and certain related businesses previously owned by Prime South Diversified, Inc. Cox issued shares of Series A preferred stock as part of the consideration for the acquisition.

     Dividends. Series A preferred stock holders are entitled to dividends only when, and to the extent that, Cox's board of directors declares such dividends.

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

     Voting. Series A preferred stock holders are entitled to one vote per share, and such holders vote together with the holders of Class A common stock and Class C common stock on all matters upon which the Class A common stock and Class C common stock holders are entitled to vote.

     Conversion. Shares of the Series A preferred stock are convertible into shares of Class A common stock at the preferred stockholders' option only after October 1, 2003, a change in control of Cox or notification of liquidation, whichever event occurs first. Shares of the Series A preferred stock are convertible into shares of Class A common stock according to a formula based upon 20.0% of the fair value of Cox's Las Vegas cable system and the average closing price of the Class A common stock over a specified ten-day period. Shares of the Series A preferred stock will convert automatically into shares of Class A common stock, if the Las Vegas cable system makes a distribution on its capital stock or upon the sale of all or substantially all of Cox's assets, according to the formula described above. Cox anticipates that appreciation realized upon conversion of the Series A preferred stock into Class A common stock will be accounted for as contingent purchase price in accordance with APB Opinion No. 16, "Business Combinations."

TRANSFER AGENT

     The transfer agent and registrar for the Class A common stock is First Chicago Trust Company of New York.

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

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

     The following description of the terms of the debt securities sets forth selected general terms and provisions of the particular issuance of debt securities to which any prospectus supplement may relate. The prospectus supplement will describe the particular terms of any debt securities and the extent, if any, to which such general provisions will not apply to those debt securities.

     The debt securities will be issued from time to time in series under an indenture, dated as of June 27, 1995, between Cox and The Bank of New York, as trustee. A copy of the indenture is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

     The indenture does not limit the aggregate principal amount of debt securities Cox may issue, and the indenture provides that Cox may issue debt securities from time to time in one or more series. The following summary of selected provisions of the indenture and the debt securities does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture, including the definitions of selected terms which it contains as well as those terms which the Trust Indenture Act of 1939, as amended, requires be incorporated.

     Cox refers you to the prospectus supplement for the following terms and other possible terms of each series of debt securities in respect of which this prospectus is being delivered, to the extent such terms are applicable to such debt securities:

     - the classification, specific designation, date, aggregate principal amount, purchase price and denomination of the debt securities;

     - currency or units based on or relating to currencies in which such debt securities are denominated and/or in which principal, premium, if any, and/or interest will or may be payable;

     - the formula, if any, upon which Cox may determine from time to time the principal amount of debt securities outstanding;

     - any date of maturity, which may be fixed or extendible;

     - the interest rate or rates or the method by which the interest rate or rates will be determined, if any;

     - the dates on which any interest will be payable, Cox's right, if any, to extend or defer the interest period and the duration of extensions or deferrals;

     - the place or places where the principal of, premium, if any, and interest on the debt securities will be payable;

     - any repayment, redemption, prepayment or sinking fund provisions and any provisions related to the purchase of debt securities at the option of the holders;

     - whether the debt securities will be issuable in global form, and, if so, the identity of the depositary, or in registered and/or bearer form and, if bearer securities are issuable, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of bearer securities;

     - the terms, if any, on which debt securities may be converted into or exchanged for stock or other securities of Cox or other entities or for cash, any specific terms relating to the adjustment of the conversion or exchange terms, and the period during which debt securities may be so converted or exchanged;

     - any applicable United States federal income tax consequences, including whether and under what circumstances Cox will pay additional amounts on debt securities held by a person who is not a U.S. person, as defined in the prospectus supplement, in respect of any tax, assessment or

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

       governmental charge withheld or deducted and, if so, whether Cox will have the option to redeem debt securities rather than pay such additional amounts;

     - the subordination provisions, if any, relating to the debt securities;
       and

     - any other specific terms of the debt securities, including any additional events of default or covenants provided for with respect to debt securities, and any terms which may be required by or advisable under applicable laws or regulations.

     Holders may present debt securities for exchange, and holders of registered debt securities may present them for transfer, in the manner, at the places and subject to the restrictions set forth in the debt securities and the prospectus supplement. Cox will provide these services without charge, other than any tax or other governmental charge payable in that connection, but subject to the limitations provided in the indenture. Debt securities in bearer form and the coupons, if any, pertaining to such debt securities will be transferable by delivery.

     Debt securities will bear interest at a fixed rate or a floating rate. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate will be sold at a discount below their stated principal amount. Special United States federal income tax considerations applicable to any discounted debt securities or to certain debt securities issued at par, which are treated as having been issued at a discount for United States federal income tax purposes, will be described in the accompanying prospectus supplement.

     Cox may issue debt securities from time to time, with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of these debt securities may receive a payment of principal on any principal payment date, or a payment of interest on any interest payment date, that is greater or less than the amount of principal or interest otherwise payable on those dates, depending upon the value of the applicable currency, commodity, equity index or other factor on those dates. Information as to the methods Cox will use to determine the amount of principal or interest payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on that date is linked and certain additional tax considerations will be set forth in the applicable prospectus supplement.

     Unless Cox indicates otherwise in the accompanying prospectus supplement, the debt securities will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiples of $1,000. Unless Cox specifies otherwise in the prospectus supplement, the principal amount of the debt securities will be payable at the corporate trust office of the trustee in New York, New York. Holders may present the debt securities for transfer or exchange at that office unless Cox specifies otherwise in the prospectus supplement, subject to the limitations provided in the indenture and without any service charge, but Cox may require payment of a sum sufficient to cover any tax or other governmental charges payable.

CONCERNING THE TRUSTEE

     The Bank of New York is the trustee under the indenture and has been appointed by Cox as registrar and paying agent with regard to the debt securities. The trustee is a depositary for funds and performs other services for, and transacts other banking business with, Cox in the normal course of business.

RANKING

     Unless Cox specifies otherwise in a prospectus supplement for a particular series of debt securities, all series of debt securities will be senior indebtedness of Cox and will be direct, unsecured obligations, ranking equally with all of Cox's other unsecured and unsubordinated obligations.

     Cox conducts most of its operations through its subsidiaries. Therefore, Cox's rights and the rights of Cox's creditors, including debt securities holders, to participate in the assets of any subsidiary upon such

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

subsidiary's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors, except to the extent Cox may be a creditor with recognized claims against the subsidiary.

CERTAIN COVENANTS

     The indenture contains covenants, including, among others, the following:

     Limitation on liens. Cox will not, and will not permit any restricted subsidiary to, create, incur or assume any lien, other than permitted liens on restricted property incurred to secure the payment of Indebtedness of Cox or any restricted subsidiary, if, immediately after the creation, incurrence or assumption of such lien, the aggregate outstanding principal amount of all Indebtedness of Cox and its restricted subsidiaries that is secured by liens other than permitted liens on restricted property would exceed the greater of:

     - $200 million or

     - 15% of the aggregate outstanding principal amount of all Indebtedness of Cox and the restricted subsidiaries, whether or not so secured,

unless effective provision is made such that, at Cox's determination, the debt securities together with any other Indebtedness of equal ranking, whether then existing or later created, are secured equally and ratably with, or prior to, such Indebtedness, but only for as long as such Indebtedness is so secured.

     Limitation on Indebtedness of restricted subsidiaries. Cox will not permit any restricted subsidiary to incur any Indebtedness if, immediately after the incurrence or assumption of such Indebtedness, the aggregate outstanding principal amount of all indebtedness of the restricted subsidiaries would exceed the greater of:

     - $200 million; or

     - 15% of the aggregate outstanding principal amount of all Indebtedness of Cox and the restricted subsidiaries;

provided that, in any event, a restricted subsidiary may incur Indebtedness to extend, renew or replace its own Indebtedness to the extent that the principal amount of the Indebtedness so incurred does not exceed the level of the principal amount of the Indebtedness immediately prior to such extension, renewal or replacement plus any premium, accrued and unpaid interest or capitalized interest payable on the previous amount.

     Designation of subsidiaries. Cox may designate a restricted subsidiary as an unrestricted subsidiary or designate an unrestricted subsidiary as a restricted subsidiary at any time, provided that:

     - immediately after giving effect to such designation, the restricted group's leverage ratio is not greater than 7:1 and Cox and the restricted subsidiaries are in compliance with the "Limitation on liens" and "Limitation on Indebtedness of restricted subsidiaries" covenants; and

     - Cox delivers an officers' certificate with respect to such designation, to the trustee, within 75 days after the end of Cox's fiscal quarter in which it made such designation, or, in the case of a designation made during the last fiscal quarter of Cox's fiscal year, within 120 days after the end of such fiscal year. The officers' certificate shall state the effective date of such designation.

     Mergers or sales of assets. The indenture provides that Cox may not merge with or into or consolidate with another entity or lease, convey or transfer all or substantially all of its assets to another entity unless either:

     - Cox is the surviving corporation; or

     - the resulting, surviving or transferee entity is a corporation organized under the laws of a state of the United States or the District of Columbia and expressly assumes all of Cox's obligations under the debt securities and the indenture; and

     - immediately after and giving effect to such transaction, no event of default has occurred.

     The indenture does not contain any provisions affording debt securities holders any additional protection in the event that Cox enters into a highly-leveraged transaction.

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

DEFINITIONS

     Indebtedness means, without duplication, with respect to any entity:

     - any indebtedness of such entity for borrowed money or evidenced by a note, debenture or similar instrument, including a purchase money obligation which was given in connection with the acquisition of any property or assets, including securities;

     - any guarantee by such entity of any indebtedness of others as described in the preceding clause; and

     - any amendment, extension, renewal or refunding of any such indebtedness or guarantee.

     The term Indebtedness excludes:

     - any indebtedness of Cox or of any its restricted subsidiaries to Cox or another restricted subsidiary;

     - any guarantee by Cox or any restricted subsidiary of indebtedness of Cox or another restricted subsidiary;

     - trade accounts payable; and

     - letters of credit, performance bonds and similar obligations issued in favor of governmental or franchising authorities as a term of a cable television franchise or other governmental franchise, license, permit or authorization held by such entity or any of its subsidiaries.

     Leverage ratio with respect to the restricted group means, as of the date of and after giving effect to any designation of an unrestricted subsidiary as a restricted subsidiary, or any designation of a restricted subsidiary as an unrestricted subsidiary, in each case in accordance with the "Designation of subsidiaries" covenant, the ratio of:

     - the aggregate outstanding principal amount of all Indebtedness of the restricted group as of such date;

      to

     - the product of four times the restricted group cash flow for the most recent full fiscal quarter for which financial information is available on such date.

     Permitted liens means:

        1. Any lien which arises out of a judgment or award against Cox or any restricted subsidiary, with respect to which Cox or such restricted subsidiary, at the time, shall be prosecuting an appeal or proceeding for review, or with respect to which the period within which such appeal or proceeding for review may be initiated shall not have expired, and with respect to which:

           - Cox or such restricted subsidiary shall have secured a stay of execution pending such appeal or proceeding for review; or

           - Cox or such restricted subsidiary shall have posted a bond or established adequate reserves, in accordance with generally accepted accounting principles, for the payment of such judgment or award;

        2. Any lien upon any real or personal property or interest in such property belonging to Cox or a restricted subsidiary and existing at the time the property or interest was acquired, or securing payment of Indebtedness which Cox or the restricted subsidiary incurred to finance some or all of the purchase price of, or cost of construction of or improvements on, any such property or interest therein; provided that:

           - the outstanding principal amount of the Indebtedness secured by such lien does not at any time exceed 100% of the greater of the purchase price for or the fair value of such real or personal property or interest;

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


           - such lien does not encumber or constitute a charge against any other restricted property owned by the restricted group, except that in the case of construction or improvement, the lien may extend to unimproved real property on which the property so constructed or the improvement is located; and

           - the indebtedness secured by such lien would be permitted to be incurred under the covenant described under "Limitation on Indebtedness of restricted subsidiaries;" and

        3. Any lien representing the extension, renewal or replacement, or successive extensions, renewals or replacements, of liens referred to in paragraph (2) above, provided that the principal of the Indebtedness thus secured does not exceed

           - the principal of the Indebtedness secured immediately prior to such extension, renewal or replacement,

             plus

           - any accrued and unpaid interest or capitalized interest payable;

           and such extension, renewal or replacement shall be limited to

           - all or a part of the property or interest subject to the lien so extended, renewed or replaced,

             plus

           - improvements and construction on such property.

     The outstanding principal amount of Indebtedness secured by a lien permitted by paragraph (2) or (3) above or, if less, the fair value of the property or interest thus secured, shall be included in the calculation of the aggregate outstanding principal amount of Indebtedness secured by liens on restricted property, for purposes of determining whether a lien, other than a permitted lien, may be incurred in compliance with the covenant described under "Limitation on liens."

     Principal property means, as of any date of determination, any property or assets which any restricted subsidiary owns other than:

     - any such property which, in the good faith opinion of Cox's board of directors, is not of material importance to the business conducted by Cox and its restricted subsidiaries taken as a whole; and

     - any shares of any class of stock or any other security of any unrestricted subsidiary.

     Restricted group means, as of any date of determination, Cox and the restricted subsidiaries as of such date and after giving effect to any designation being made on such date in accordance with the "Designation of subsidiaries" covenant.

     Restricted group cash flow for any period means the restricted group's net income for such period,

     plus

     the sum, without duplication, of the aggregate of each of the following items of Cox and the restricted subsidiaries for such period, to the extent taken into account as charges to restricted group net income for such period:

     - interest expense;

     - income tax expense;

     - depreciation and amortization expense and other noncash charges;

     - extraordinary items; and

     - after-tax losses on sales of assets outside of the ordinary course of business, which otherwise are not included in extraordinary items in accordance with generally accepted accounting principles;

     minus

     the sum, without duplication, of the aggregate of each of the following items of Cox and the restricted subsidiaries for such period, to the extent taken into account as credits to restricted group net income for such period:

     - noncash credits;

     - extraordinary items; and

     - after-tax gains on sales of assets outside of the ordinary course of business, which otherwise are not included in extraordinary items in accordance with generally accepted accounting principles.

     For purposes of this definition:

     - Restricted group net income for any period means the aggregate of the net income or loss of Cox and its restricted subsidiaries for such period, determined on a consolidated basis in accordance with generally accepted accounting principles; provided that the net income or loss of any entity accounted for by the equity method of accounting, and the net income or loss of any unrestricted subsidiary, shall be excluded. However, the net income of any such entity or unrestricted subsidiary shall be included to the extent of the amount of dividends or distributions such entity or unrestricted subsidiary pays to Cox or a restricted subsidiary during such period; and

     - if Cox or any restricted subsidiary consummated any acquisition or disposition of assets during the period for which restricted group cash flow is being calculated, or consummated any acquisition or disposition of assets subsequent to such period and on or prior to the date as of which the leverage ratio is to be determined, then, in each such case, the restricted group cash flow for such period shall be calculated on a pro forma basis, instead of as a pooling of interests, if applicable, as if such acquisition or disposition had occurred at the beginning of such period.

     Restricted property means, as of any date of determination, any principal property and any shares of stock of a restricted subsidiary which Cox or a restricted subsidiary owns.

DEFAULTS

     An event of default with respect to debt securities of any series is defined in the indenture as:

        1. a default in the payment of interest when due on the debt securities of that series which continues for 30 days;

        2. a default in the payment of principal of any debt security of that series when due, whether at its stated maturity, upon redemption, upon required repurchase, by declaration or otherwise;

        3. Cox's failure to comply with its obligations under "-- Certain Covenants -- Mergers or sales of assets" above;

        4. Cox's failure to comply, within 60 days after notice provided in accordance with the terms of the indenture, with any of its other covenants or agreements contained in the indenture with respect to that series of debt securities, including its obligations under the covenants described above under "-- Certain Covenants -- Limitation on liens," "-- Limitation on Indebtedness of restricted subsidiaries" or "-- Designation of subsidiaries," provided that this provision does not apply to defaults in covenants for which the indenture specifically provides otherwise;

        5. Indebtedness of Cox or any restricted subsidiary is not paid within any applicable grace period after final maturity or is accelerated by its holders because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds 5% of the aggregate outstanding principal amount of all Indebtedness of Cox and the restricted subsidiaries;

        6. certain events of bankruptcy, insolvency or reorganization of Cox or a restricted subsidiary;

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

          7. failure to make a sinking fund payment when due on the debt securities of that series; or

          8. any other events of default specified for that series of debt securities.

     Except as described in the second to last sentence of this paragraph, if an event of default occurs and is continuing with respect to a particular series of debt securities, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of such series may declare the principal of and accrued but unpaid interest on all the debt securities of such series to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an event of default relating to specific events of bankruptcy, insolvency or reorganization of Cox occurs and is continuing, the principal of and interest on all the debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders of the debt securities. Under some circumstances, the holders of a majority in principal amount of the outstanding debt securities of a series may rescind any acceleration and its consequences with respect to the debt securities of that series.

     Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the debt securities of any series, unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no debt security holder may pursue any remedy with respect to the indenture or the debt securities of its series unless:

     - that holder has previously given the trustee notice that an event of default is continuing;

     - holders of at least 25% in principal amount of the outstanding debt securities of such series have requested the trustee to pursue the remedy;

     - those holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

     - the trustee has not complied with such request within 60 days of receiving it with an offer of security or indemnity; and

     - the holders of a majority in principal amount of the outstanding debt securities of such series have not given the trustee a direction inconsistent with such request within such 60-day period.

     Subject to some restrictions, the holders of a majority in principal amount of the outstanding debt securities of any series are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder of a debt security of the same series, or that would involve the trustee in personal liability.

     The indenture provides that if a default occurs and is continuing with respect to a particular series of debt securities and is known to the trustee, the trustee must mail notice of the default within 90 days after it occurs to each holder of the debt securities of such series. Except in the case of a default in the payment of principal of, premium, if any, or interest on any debt security, the trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is in the interests of the holders of the debt securities of such series. In addition, Cox must deliver to the trustee, within 120 days after the end of each fiscal year, an officers' certificate indicating whether the signers thereof know of any default that occurred during the previous year. Cox also is required to deliver to the trustee, within 30 days after its occurrence, written notice of any events which would constitute certain defaults, their status and what action Cox is taking or proposes to take.

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

     Prior to the acceleration of the maturity of the debt securities of any series, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may on behalf of all the debt securities and any related coupons of that series waive any past default or event of default, except:

     - a default in the payment of the principal of, and premium, if any, or interest on, any of the debt securities or in the payment of any related coupon; and

     - a default that cannot be waived without the consent of each holder affected.

A waiver will serve to end such default, to cure any event of default, and to restore Cox, the trustee and holders of the affected debt securities to their former positions and rights. No such waiver will extend to any subsequent or other default.

AMENDMENTS AND WAIVERS

     Subject to specific exceptions, the indenture may be amended with respect to a series of debt securities with the consent of the holders of a majority in principal amount then outstanding of the debt securities of that series, including consents obtained in connection with a tender offer or exchange for the debt securities. Any past default or compliance with any provisions also may be waived with such a consent of the holders of a majority in principal amount then outstanding of the debt securities of such series. However, without the consent of each holder of an outstanding debt security of that series, no amendment may, among other things:

     - reduce the amount of debt securities of that series whose holders must consent to an amendment;

     - reduce the rate of, or extend the time for, payment of interest on any debt security of that series;

     - reduce the principal of or extend the stated maturity of any debt security of that series;

     - reduce the premium payable upon the redemption of any debt security of that series, or change the time at which any debt security of that series may or shall be redeemed;

     - make any debt securities of that series payable in a currency other than that stated in the debt securities of such series;

     - release any security that may have been granted in respect of the debt securities; or

     - make any change (1) affecting the rights of holders of a majority in principal amount of the outstanding debt securities of that series to direct the time, method and place of conducting proceedings for any remedy available to the trustee, (2) in the amendment provisions which requires each holder's consent, or (3) in the waiver provisions.

     Without the consent of any of the debt securities holders, Cox and the trustee may amend the indenture:

     - to cure any ambiguity, omission, defect or inconsistency;

     - to provide for the assumption by a successor entity of Cox's obligations under the indenture;

     - to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

     - to add guarantees with respect to the debt securities;

     - to secure the debt securities;

     - to add to the covenants for the benefit of holders of all or any series of the debt securities and to make a default of that additional covenant an event of default under the indenture for all or any series of debt securities;

     - to surrender any right or power conferred upon Cox;

     - to convey, transfer, assign, mortgage or pledge any property to or with the trustee, or to make such other provisions in regard to matters or questions arising under the indenture as shall not adversely affect the interests of any holders of debt securities;

     - to make any change that does not adversely affect the rights of any debt securities holder;

     - to provide for a successor or separate trustee with respect to the debt securities of one or more series; or

     - to comply with any SEC requirement in connection with the qualification of the indenture under the Trust Indenture Act.

     The indenture does not require the debt securities holders to give consent approving of the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the indenture becomes effective, Cox is required to mail to holders of the debt securities of the affected series a notice briefly describing such amendment. However, Cox's failure to give such notice to all holders of the debt securities of such series, or any defect in such notice, will not impair or affect the validity of the amendment.

DEFEASANCE

     Cox at any time may terminate all its obligations with respect to a particular series of debt securities, and under the indenture, with respect to the legal defeasance of such series, except for specific obligations including:

     - those respecting the defeasance trust;

     - to register the transfer or exchange of the debt securities;

     - to replace mutilated, destroyed, lost or stolen debt securities; and

     - to maintain a registrar and paying agent in respect of the debt securities.

     Cox at any time may terminate its obligations with respect to a series of debt securities under the covenants described under "-- Certain Covenants," other than the covenants described under "-- Mergers or sales of assets," and any other restrictive covenants described in the accompanying prospectus supplement relating to that series, as well as the operation of the cross-acceleration provision and the bankruptcy provisions described under "-- Defaults" above.

     Cox may exercise its legal defeasance option notwithstanding its prior exercise of the covenant defeasance option. If Cox exercises its legal defeasance option with respect to a particular series of debt securities, payment of the debt securities of that series may not be accelerated because of an event of default with respect thereto. If Cox exercises its covenant defeasance option with respect to a particular series of debt securities, payment of the debt securities of such series may not be accelerated because of an event of default as specified in paragraphs (4), (5) or (6) under "-- Defaults" above, with respect to restricted subsidiaries only, or paragraph
(8) above, except to the extent that any of the agreements or covenants referenced in such paragraphs remain applicable.

     In order to exercise either defeasance option with respect to a particular series of debt securities, Cox must deposit irrevocably in trust, with the trustee, money or U.S. Government obligations, which trust will be known as the defeasance trust. Through the payment of interest and principal on the debt securities in accordance with their terms the defeasance trust will provide money in an amount sufficient to pay all the principal, including any mandatory sinking fund payments, of, premium, if any, on, and interest on the debt securities of that series, to redemption or maturity, as the case may be. Cox also must comply with other specified conditions, including delivery to the trustee of an opinion of counsel to the effect that:

     - holders of the debt securities of that series will not recognize income gain or loss for United States federal income tax purposes as a result of such deposit and defeasance;

     - holders of the debt securities of that series will be subject to United States federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;

     - in the case of legal defeasance only, that opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law; and

     - the creation of the defeasance trust will not violate the Investment Company Act of 1940, as amended.

     In addition, Cox must deliver to the trustee an officers' certificate stating that Cox did not make such deposit with the intent of preferring the debt securities holders over other of Cox's creditors, or with the intent of defeating, hindering, delaying or defrauding its creditors or the creditors of others.

TRANSFER

     Holders may transfer or exchange the debt securities in accordance with the indenture. Unless Cox indicates otherwise in the applicable prospectus supplement, Cox will issue the debt securities in registered form and they will be transferable only upon the surrender of such debt securities for registration of transfer. Cox may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers or exchanges. Cox is not required to transfer or exchange any debt security selected for redemption. In addition, Cox is not required to transfer or exchange any debt security for a period of 15 days before a selection of debt securities to be redeemed or before any interest payment date.

GOVERNING LAW

     The indenture provides that it and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

GLOBAL SECURITIES

     Cox may issue the registered debt securities of a series in the form of one or more fully registered global securities which will be deposited with a depositary, or with a nominee for the depositary, as identified in the prospectus supplement relating to such series. A registered global security will be registered in the name of the depositary or its nominee. If registered debt securities are issued in global form, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding registered debt securities of the series to be represented by those registered global securities. Unless and until it is exchanged in whole for debt securities in definitive registered form, a registered global security may not be transferred except as a whole by the depositary:

     - to its nominee;

     - by its nominee to such depositary or another such nominee; or

     - by the depositary or any of its nominees to a successor of that depositary or the successor's nominee.

     The specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a registered global security will be described in the prospectus supplement relating to such series. Cox anticipates that the following provisions will apply to all depositary arrangements.

     Ownership of beneficial interests in a registered global security will be limited to persons, who will be referred to as participants, who have accounts with the depositary for such registered global security, or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit the participants' accounts, on its book-entry registration and transfer system, with the respective principal amounts of the debt securities represented by such registered global security and beneficially owned by those participants. The accounts to be credited shall be designated by any dealers, underwriters or agents participating in the distribution of those debt securities, or by Cox if it offers and sells such debt securities directly. Ownership of beneficial interests in such registered global security will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary with respect to participants' interests, and on the records of participants with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability of those purchasers to own, transfer or pledge beneficial interests in registered global securities.

     So long as the depositary for a registered global security, or its nominee, is the registered owner of that registered global security, that depositary or that nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such registered global security for all purposes under the indenture. Except as set forth below, owners of beneficial interests in a registered global security will not be entitled to have the debt securities registered in their names, will not receive or be entitled to receive physical delivery of such debt securities in definitive form and will not be considered the owners or holders of the debt securities under the indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for such registered global security and, if such person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights a holder possesses under the indenture. Cox understands that under existing industry practices, if Cox requests any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action which a holder is entitled to give or take under the indenture, as the case may be, the depositary for such registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and such participants would authorize beneficial owners owning through such participants to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

     Principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to such depositary or its nominee, as the case may be, as the registered owner of such registered global security. None of Cox, the trustee, the registrar or any other agent of Cox, of the trustee or of the registrar will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in such registered global security, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     Cox expects that the depositary for any debt securities represented by a registered global security, or its nominee, upon receipt of any payment of principal, premium or interest in respect of the registered global security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests as shown on the records of such depositary or its nominee. Cox also expects that payments by participants to owners of beneficial interests in the registered global security held through such participants will be governed by standing customer instructions and customary practices, and will be the responsibility of those participants, as is now the case with the securities held for the accounts of customers in bearer form or registered in street name.

     If the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary, or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and Cox does not appoint a successor depositary registered as a clearing agency under the Exchange Act within 90 days, Cox will issue such debt securities in definitive form in exchange for such registered global security. In addition, Cox may at any time and in its sole discretion determine not to have any of the debt securities of a series represented by one or more registered global securities and, in such event, will issue such debt securities in definitive form in exchange for all of the registered global securities representing such debt securities. Any debt securities issued in definitive form in exchange for a registered global security will be registered in such name or names as the depositary shall instruct the trustee or the registrar. Cox expects that such instructions, with respect to ownership of beneficial interests in the registered global security, will be based upon directions received by the depositary from participants.

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

                 DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

GENERAL

     The junior subordinated debentures will be issued in one or more series under a junior subordinated debenture indenture, as supplemented from time to time, between Cox and The Bank of New York, as the debenture trustee. The junior subordinated debenture indenture has been qualified under the Trust Indenture Act, and is subject to, and governed by, the Trust Indenture Act and is included as an exhibit to the registration statement of which this prospectus is a part. This summary of certain terms and provisions of the junior subordinated debentures and the junior subordinated debenture indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of such junior subordinated debentures and the junior subordinated debenture indenture, including the definitions therein of certain terms, and those terms made a part of the junior subordinated debenture indenture by the Trust Indenture Act.

     The applicable prospectus supplement will describe the specific terms of each series of junior subordinated debentures offered thereby, including:

     - the specific title and designation, aggregate principal amount, including any limit on the principal amount, purchase price and denominations of those junior subordinated debentures;

     - the date or dates on which the principal of those junior subordinated debentures is payable or the method of determining the same, if applicable;

     - the rate or rates, which may be fixed or variable, at which those junior subordinated debentures will bear interest, if any, or the method of determining the same, if applicable;

     - the date or dates from which interest, if any, shall accrue or the method of determining the same, if applicable, the interest payment dates, if any, on which interest will be payable or the manner of determining the same, if applicable, and the record dates for the determination of holders to whom interest is payable on those junior subordinated debentures;

     - the duration of the maximum consecutive period that Cox may elect to defer payments of interest on those junior subordinated debentures;

     - any redemption, repayment or sinking fund provisions;

     - whether those junior subordinated debentures are convertible into or exchangeable for Class A common stock or other securities or rights of Cox or other issuers, or a combination of the foregoing and, if so, the applicable conversion or exchange terms and conditions;

     - any applicable material United States federal income tax consequences;
       and

     - any other specific terms pertaining to those junior subordinated debentures, whether in addition to, or modification or deletion of, the terms described herein.

RANKING

     Each series of junior subordinated debentures will rank equally with all other series of junior subordinated debentures to be issued by Cox and sold to other trusts or other entities to be established by Cox that are similar to the Cox Trusts and will be unsecured and will rank subordinate and junior in right of payment, to the extent and in the manner set forth in the junior subordinated debenture indenture, to all senior indebtedness of Cox as defined in the junior subordinated debenture indenture. The junior subordinated debenture indenture will not limit the amount of secured or unsecured debt, including senior indebtedness, that may be incurred by Cox or its subsidiaries. See
"-- Subordination." As of June 30, 1999, the aggregate principal amount of senior indebtedness as defined in the junior subordinated debenture indenture was approximately $3.5 billion.

FORM, REGISTRATION AND TRANSFER

     The junior subordinated debentures will be issued in fully registered form. Until any dissolution of the applicable Cox Trust, the junior subordinated debentures will be held in the name of the property trustee in trust for the benefit of the holders of the related trust securities. If the junior subordinated debentures are distributed to the holders of the related trust securities, the junior subordinated debentures will be issued to such holders in the same form as the trust securities were held. Accordingly, any depositary arrangements for such junior subordinated debentures are expected to be substantially similar to those in effect for the trust preferred securities. See "Description of Trust Preferred Securities -- Global Trust Preferred Securities."

PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in the applicable prospectus supplement, payment of principal of and premium, if any, on and interest on the junior subordinated debentures will be made at the office of the debenture trustee in The City of New York or at the office of such paying agent or paying agents as Cox may designate from time to time, except that at the option of Cox payment of any interest may be made, except in the case of a global certificate representing junior subordinated debentures, by:

          1. check mailed to the address of the person entitled thereto as such address shall appear in the applicable securities register for junior subordinated debentures or

          2. transfer to an account maintained by the person entitled thereto as specified in such securities register, provided that proper transfer instructions have been received by the relevant record date.

Payment of any interest on any junior subordinated debenture will be made to the person in whose name such junior subordinated debenture is registered at the close of business on the record date for such interest, except in the case of defaulted interest. Cox may at any time designate additional paying agents or rescind the designation of any paying agent; provided, however, Cox will at all times be required to maintain a paying agent in each place of payment for the junior subordinated debentures.

     Any moneys deposited with the debenture trustee or any paying agent, or then held by Cox in trust, for the payment of the principal of and premium, if any, on or interest on any junior subordinated debentures and remaining unclaimed for two years after such principal and premium, if any, or interest has become due and payable shall, at the request of Cox, be repaid to Cox and the holder of such junior subordinated debentures shall thereafter look, as a general unsecured creditor, only to Cox for payment thereof.

OPTION TO EXTEND INTEREST PAYMENT DATE

     So long as no debenture event of default has occurred and is continuing, Cox will have the right under the junior subordinated debenture indenture to defer the payment of interest on the junior subordinated debentures at any time or from time to time up to the maximum period specified in the applicable prospectus supplement for the deferral of interest. Each of these deferral periods is referred to in this prospectus as an extension period. An extension period must end on an interest payment date and may not extend beyond the stated maturity of such junior subordinated debentures. At the end of an extension period, Cox must pay all interest then accrued and unpaid, together with interest on the accrued and unpaid interest, to the extent permitted by applicable law. During an extension period, interest will continue to accrue and holders of junior subordinated debentures, and holders of the related trust securities that are outstanding, will be required to accrue such deferred interest income for United States federal income tax purposes prior to the receipt of cash attributable to such income, regardless of the method of accounting used by the holders.

     Prior to the termination of any extension period, Cox may extend such extension period, provided that such extension does not

     - cause such extension period to exceed the maximum extension period,

     - end on a date other than an interest payment date, or

     - extend beyond the stated maturity of the related junior subordinated debentures.

Upon the termination of any extension period, or any extension of the related extension period, and the payment of all amounts then due, Cox may begin a new extension period, subject to the limitations described above. No interest shall be due and payable during an extension period except at the end thereof. Cox must give the debenture trustee notice of its election to begin or extend an extension period at least five business days prior to the earlier of:

     - the date cash distributions on the related trust securities would have been payable except for the election to begin or extend such extension period or

     - the date the applicable Cox Trust is required to give notice to any securities exchange or to holders of its trust preferred securities of the record date or the date cash distributions are payable, but in any event not less than five business days prior to such record date.

     The debenture trustee shall give notice of Cox's election to begin or extend an extension period to the holders of the trust preferred securities. Subject to the foregoing limitations, there is no limitation on the number of times that Cox may begin or extend an extension period.

RESTRICTIONS ON CERTAIN PAYMENTS

     Cox will covenant that if at any time:

          1. there shall have occurred any event of which Cox has actual knowledge that is, or with the giving of notice or the lapse of time, or both, would be, a debenture event of default;

          2. Cox shall be in default with respect to any of its payment obligations under the preferred securities guarantee; or

          3. Cox shall have given notice of its election to exercise its right to begin or extend an extension period as provided in the junior subordinated debenture indenture and shall not have rescinded such notice, and such extension period, or any extension thereof, shall have commenced and be continuing, then it will not:

     - declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of Cox's capital stock;

     - make any payment of principal of or premium, if any, on or interest on or repay or repurchase or redeem any debt securities of Cox, including other junior subordinated debentures, that rank equally with or junior in right of payment to the junior subordinated debentures; or

     - make any guarantee payments with respect to any guarantee by Cox of the debt securities of any subsidiary of Cox, including under any guarantees to be issued by Cox with respect to securities of other Cox trusts or entities to be established by Cox similar to the Cox Trusts, if such guarantee ranks equally with or junior in right of payment to the junior subordinated debentures other than:

      - dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, Class A common stock and Class C common stock of Cox;

      - any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto;

      - payments under the preferred securities guarantee;

      - as a result of reclassification of Cox's capital stock or the exchange or conversion of one class or series of Cox's capital stock for another class or series of Cox's capital stock;

      - the purchase of fractional interests in shares of Cox's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; and

      - purchases of Class A and Class C common stock related to the issuance of Class A and Class C common stock or rights under any of Cox's benefit plans for its directors, officers, or employees or any of Cox's dividend reinvestment plans.

     So long as the trust securities remain outstanding, Cox also will covenant:

     - to maintain 100% direct or indirect ownership of the related trust common securities, provided that any permitted successor of Cox under the junior subordinated debenture indenture may succeed to Cox's ownership of such trust common securities;

     - to use its best efforts to cause each Cox Trust

      - to remain a business trust, except in connection with the distribution of junior subordinated debentures to the holders of related trust securities in liquidation of such Cox Trust, the conversion, exchange or redemption of all of such trust securities, or certain mergers, consolidations or amalgamations, each as permitted by the declaration of trust,

      - to otherwise continue to be classified as a grantor trust for United States federal income tax purposes;

     - to use its reasonable best efforts to cause each holder of its trust securities to be treated as owning an undivided beneficial interest in the related junior subordinated debentures; and

     - not to cause, as sponsor of the Cox Trusts, or to permit, as the trust common securities holder, the dissolution, liquidation or winding-up of any Cox Trust, except as provided in the declaration of trust.

MODIFICATION OF JUNIOR SUBORDINATED DEBENTURE INDENTURE

     From time to time, Cox and the debenture trustee may, without the consent of the holders of the junior subordinated debentures, amend, waive or supplement the junior subordinated debenture indenture for specified purposes, including, among other things, curing ambiguities or adding provisions, provided that any such action does not materially adversely affect the interests of the holders of the junior subordinated debentures, and maintaining the qualification of the junior subordinated debenture indenture under the Trust Indenture Act. The junior subordinated debenture indenture will permit Cox and the debenture trustee, with the consent of the holders of a majority in principal amount of all outstanding junior subordinated debentures affected thereby, to modify the junior subordinated debenture indenture in a manner affecting the rights of the holders of junior subordinated debentures; provided, however, that no such modification may, without the consent of the holder of each outstanding junior subordinated debenture so affected:

     - change the stated maturity or reduce the principal of any such junior subordinated debentures;

     - change the interest rate or the manner of calculation of the interest rate or extend the time of payment of interest on any such junior subordinated debentures except pursuant to Cox's right under the junior subordinated debenture indenture to defer the payment of interest as provided therein (see "-- Option to Extend Interest Payment Date");

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

     - change any of the conversion, exchange or redemption provisions applicable to any such junior subordinated debentures;

     - change the currency in respect of which payments of principal of or any premium or interest on any such junior subordinated debentures are to be made;

     - change the right of holders of trust securities to bring a direct action in respect of any required payments or conversion or exchange rights;

     - impair or affect the right of any holder of any such junior subordinated debentures to institute suit for the payment of the principal thereof or premium, if any, or interest thereon or for the conversion or exchange of any such junior subordinated debentures in accordance with their terms;

     - change the subordination provisions adversely to the holders of the junior subordinated debentures; or

     - reduce the percentage of principal amount of junior subordinated debentures the holders of which are required to consent to any such modification of the junior subordinated debenture indenture.

DEBENTURE EVENTS OF DEFAULT

     The following described events with respect to any series of junior subordinated debentures will constitute a debenture event of default, whatever the reason for such debenture event of default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body, unless such event is specifically deleted or modified in or pursuant to the supplemental indenture, board resolution or officers' certificate establishing the terms of such series pursuant to the junior subordinated debenture indenture:

          1. failure for 30 days to pay any interest on that series of junior subordinated debentures when due, subject to any permitted deferral; provided that, during any extension period for such series of junior subordinated debentures, failure to pay interest on such series of junior subordinated debentures will not constitute a debenture event of default; or

          2. failure to pay any principal of or premium, if any, on that series of junior subordinated debentures when due, whether at maturity, upon any redemption, by declaration of acceleration of maturity or otherwise; or

          3. if applicable, failure by Cox to deliver the required securities or other rights upon an appropriate conversion or exchange election by holders of that series of junior subordinated debentures or the related trust preferred securities; or

          4. failure to observe or perform any other agreement or covenant contained in the junior subordinated debenture indenture in respect of that series of junior subordinated debentures for 90 days after written notice to Cox from the debenture trustee or the holders of at least 25% in aggregate outstanding principal amount of that series of junior subordinated debentures; or

          5. certain events in bankruptcy, insolvency or reorganization of Cox.

     The holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures of any series have, subject to certain exceptions, the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee in respect of such junior subordinated debentures. The debenture trustee or the holders of at least 25% in aggregate outstanding principal amount of the junior subordinated debentures of any series may declare the principal of and any accrued interest on such junior subordinated debentures due and payable immediately upon a debenture event of default, other than a debenture event of default referred to in paragraph (5) above, which shall result in the immediate acceleration of the junior subordinated debentures. The holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures of any series may annul such

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

declaration and waive the default in respect of such junior subordinated debentures if the default, other than the non-payment of the principal and interest of the junior subordinated debentures which has become due solely by such acceleration, has been cured and a sum sufficient to pay all matured installments of interest and premium, if any, and principal due otherwise than by acceleration has been deposited with the debenture trustee.

     The holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures of any series may, on behalf of the holders of all of the junior subordinated debentures of such series, waive any past default, except:

     - a default in the payment of the principal of or premium, if any, on or interest on the junior subordinated debentures, unless that default has been cured and a sum sufficient to pay all matured installments of interest and premium, if any, and principal due otherwise than by acceleration has been deposited with the debenture trustee; or

     - a default in respect of a covenant or provision which under the junior subordinated debenture indenture cannot be modified or amended without the consent of the holder of each outstanding junior subordinated debenture of such series.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF TRUST PREFERRED SECURITIES

     To the extent any action under the junior subordinated debenture indenture is entitled to be taken by the holders of at least a specified percentage of junior subordinated debentures, holders of the corresponding trust preferred securities may take such action if such action is not taken by the property trustee of the related Cox Trust. Notwithstanding the foregoing, if a debenture event of default has occurred and is continuing and is attributable either to:

     - the failure of Cox to pay the principal of or premium, if any, on or interest on the junior subordinated debentures on the due date or

     - the failure by Cox to deliver the required securities or other rights upon an appropriate conversion or exchange right election,

a holder of the related trust preferred securities may institute a legal proceeding directly against Cox for enforcement of payment to such holder of the principal of or premium, if any, on or interest on such junior subordinated debentures having a principal amount equal to the liquidation amount of the trust preferred securities held by such holder or for enforcement of such conversion or exchange rights, as the case may be, which is referred to as a direct action. Cox may not amend the junior subordinated debenture indenture to remove the foregoing right to bring a direct action without the prior written consent of the holders of all of the trust preferred securities outstanding. If the right to bring a direct action is removed, the applicable Cox Trust may become subject to the reporting obligations under the Exchange Act. Notwithstanding any payments made to a holder of trust preferred securities by Cox in connection with a direct action, Cox shall remain obligated to pay the principal of and premium, if any, on and interest on the related junior subordinated debentures, and Cox shall be subrogated to the rights of the holder of such trust preferred securities with respect to payments on the trust preferred securities to the extent of any payments made by Cox to such holder in any direct action.

     The holders of the trust preferred securities will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the related junior subordinated debentures unless an event of default has occurred and is continuing under the applicable declaration of trust. See "Description of Trust Preferred Securities -- Events of Default; Notice."

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

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

     Cox shall not consolidate with or merge into any other person or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any person, and no person shall consolidate with or merge into Cox or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to Cox, unless:

     - in case Cox consolidates with or merges into another person or conveys or transfers its properties and assets as an entirety or substantially as an entirety to any person, the successor person is organized under the laws of the United States or any State or the District of Columbia, and such successor person expressly assumes Cox's obligations under the junior subordinated debentures and the preferred securities guarantee;

     - immediately after giving effect thereto, no debenture event of default, and no event which, after notice or lapse of time or both, would become a debenture event of default, shall have occurred and be continuing; and

     - certain other conditions as prescribed in the junior subordinated debenture indenture are met.

SATISFACTION AND DISCHARGE

     The junior subordinated debenture indenture will cease to be of further effect, except as to Cox's obligations to pay all other sums due pursuant to the junior subordinated debenture indenture and to provide the required officers' certificates and opinions of counsel, and Cox will be deemed to have satisfied and discharged the junior subordinated debenture indenture, when, among other things, all junior subordinated debentures not previously delivered to the debenture trustee for cancellation

     - have become due and payable, or

     - will become due and payable at maturity or upon redemption within one year, or

     - if redeemable at the option of Cox, are to be called for redemption within one year under arrangements satisfactory to the debenture trustee for the giving of notice of redemption by the debenture trustee in the name, and at the expense, of Cox, and Cox deposits or causes to be deposited with the debenture trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the junior subordinated debentures not previously delivered to the debenture trustee for cancellation, for the principal and premium, if any, and interest to the date of the deposit or to the stated maturity thereof, as the case may be.

SUBORDINATION

     The junior subordinated debentures will rank subordinate and junior in right of payment to all senior indebtedness to the extent provided in the junior subordinated debenture indenture. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of Cox, the holders of senior indebtedness will first be entitled to receive payment in full of such senior indebtedness before the holders of junior subordinated debentures will be entitled to receive or retain any payment in respect thereof.

     In the event of the acceleration of the maturity of junior subordinated debentures, the holders of all senior indebtedness outstanding at the time of such acceleration will first be entitled to receive payment in full of such senior indebtedness before the holders of junior subordinated debentures will be entitled to receive or retain any payment in respect of the junior subordinated debentures.

     No payments on account of principal or premium, if any, or interest in respect of the junior subordinated debentures may be made if there shall have occurred and be continuing a default in any payment with respect to senior indebtedness, or an event of default with respect to any senior indebtedness resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default.

     Indebtedness shall mean:

     1. every obligation of Cox for money borrowed;

     2. every obligation of Cox evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

     3. every reimbursement obligation of Cox with respect to letters of credit, banker's acceptances or similar facilities issued for the account of Cox;

     4. every obligation of Cox issued or assumed as the deferred purchase price of property or services, excluding trade accounts payable or accrued liabilities arising in the ordinary course of business;

     5. every capital lease obligation of Cox which generally accepted accounting principles require to be classified and accounted for as a capital lease on Cox's balance sheet;

     6. all indebtedness of Cox, whether incurred on or prior to the date of the date of the junior subordinated debenture indenture or thereafter incurred, for claims in respect of derivative products, including interest rate, foreign exchange rate and commodity forward contracts, options and swaps and similar arrangements;

     7. letters of credit, performance bonds and similar obligations issued in favor of governmental or franchising authorities as a term of a cable television franchise or other governmental franchise, license, permit or authorization held by such entity or any of its subsidiaries;

     8. every obligation of the type referred to in paragraphs (1) through (7) of another person and all dividends of another person the payment of which, in either case, Cox has guaranteed or is responsible or liable for, directly or indirectly, as obligor or otherwise; and

     9. obligations of the type referred to in paragraphs (1) through (8) of another person secured by any lien on any property or asset of Cox, whether or not such obligation is assumed by Cox; and all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to, any of the foregoing obligations.

     Indebtedness ranking on a parity with the junior subordinated debentures shall mean

          1. Indebtedness, whether outstanding on the date of execution of the junior subordinated debenture indenture or thereafter created, assumed or incurred, to the extent such Indebtedness specifically by its terms ranks equally with and not prior to the junior subordinated debentures in the right of payment upon the happening of the dissolution, winding-up, liquidation or reorganization of Cox, and

          2. all other debt securities, and guarantees in respect of those debt securities, issued to any other trust, or a trustee of such trust, partnership or other entity affiliated with Cox that is a financing vehicle of Cox, which is referred to as a financing entity, in connection with the issuance by such financing entity of equity securities or other securities guaranteed by Cox pursuant to an instrument that ranks equally with or junior in right of payment to the preferred securities guarantee.

The securing of any Indebtedness otherwise constituting indebtedness ranking on a parity with the junior subordinated debentures shall not prevent such Indebtedness from constituting indebtedness ranking on a parity with the junior subordinated debentures.

     Indebtedness ranking junior to the junior subordinated debentures shall mean any Indebtedness, whether outstanding on the date of execution of the junior subordinated debenture indenture or thereafter created, assumed or incurred, to the extent such Indebtedness by its terms ranks junior to and not equally with or prior to:

     - the junior subordinated debentures; and

     - any other Indebtedness ranking equally with the junior subordinated debentures in right of payment upon the happening of the dissolution, winding-up, liquidation or reorganization of Cox.

The securing of any Indebtedness otherwise constituting indebtedness ranking junior to the junior subordinated debentures shall not be deemed to prevent such Indebtedness from constituting Indebtedness ranking junior to the junior subordinated debentures.

     Senior indebtedness shall mean all Indebtedness, whether outstanding on the date of execution of the junior subordinated debenture indenture or thereafter created, assumed or incurred, except indebtedness ranking on a parity with the junior subordinated debentures or indebtedness ranking junior to the junior subordinated debentures.

GOVERNING LAW

     The junior subordinated debenture indenture and the junior subordinated debentures will be governed by and construed in accordance with the laws of the State of New York.

INFORMATION CONCERNING THE DEBENTURE TRUSTEE

     The debenture trustee shall be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to the foregoing, the debenture trustee will not be under any obligation to exercise any of the powers vested in it by the junior subordinated debenture indenture at the request of any holder of junior subordinated debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The debenture trustee will not be required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the debenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

                   DESCRIPTION OF TRUST PREFERRED SECURITIES

     The trust preferred securities will be issued by a Cox Trust under the declaration of trust of such Cox Trust and will represent beneficial interests in the assets of such Cox Trust. The holders of such beneficial interests will be entitled to a preference over the trust common securities of such Cox Trust with respect to the payment of distributions and amounts payable on redemption of the trust preferred securities or the liquidation of such Cox Trust under the circumstances described under "-- Subordination of Trust Common Securities." The declaration of trust has been qualified under the Trust Indenture Act and is subject to, and governed by, the Trust Indenture Act. This summary of certain terms and provisions of the trust preferred securities and the declaration of trust does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of such trust preferred securities and such declaration of trust, including the definitions therein of certain terms, and those made a part of such declaration of trust by the Trust Indenture Act.

     Reference is made to the applicable prospectus supplement for a description of the specific terms of the trust preferred securities offered thereby, including:

     - the particular Cox Trust issuing such trust preferred securities;

     - the specific designation, number and purchase price of such trust preferred securities;

     - the annual distribution rate or method of calculation of the distribution rate for such trust preferred securities and, if applicable, the dates from which and upon which such distributions shall accumulate and be payable and the record dates therefor, and the maximum extension period for which such distributions may be deferred;

     - the liquidation amount per trust preferred security which shall be paid out of the assets of such Cox Trust to the holders thereof upon voluntary or involuntary dissolution, winding-up and liquidation of such Cox Trust;

     - the obligation or right, if any, of such Cox Trust to purchase or redeem its trust preferred securities and the price or prices at which, the date or dates on which or period or periods within which and the terms and conditions upon which, such trust preferred securities shall or may be purchased or redeemed, in whole or in part, pursuant to such obligation or right;

     - the terms and conditions, if any, upon which such trust preferred securities may be converted or exchanged, in addition to the circumstances described herein, into other securities or rights, or a combination of the foregoing, including the name of the issuer of such securities or rights, the initial conversion or exchange price or rate per trust preferred security and the date or dates on which or period or periods within which such conversion or exchange may be effected;

     - if applicable, any securities exchange upon which such trust preferred securities shall be listed;

     - whether such trust preferred securities are issuable in book-entry form only and, if so, the identity of the depositary and disclosure relating to the depositary arrangements; and

     - any other rights, preferences, privileges, limitations or restrictions of such trust preferred securities consistent with the declaration of trust or with law which may differ from those described in this prospectus.

Certain material United States federal income tax considerations applicable to any offering of trust preferred securities will also be described in the applicable prospectus supplement.

GENERAL

     The trust preferred securities of a Cox Trust will rank equally, and payments will be made thereon pro rata, with the trust common securities of that Cox Trust except as described under "-- Subordination of Trust Common Securities." The proceeds from the sale of trust preferred securities and trust common securities by a Cox Trust will be used by such Cox Trust to purchase an aggregate principal amount of junior subordinated debentures of Cox equal to the aggregate liquidation amount of such trust preferred securities and trust common securities. Legal title to such junior subordinated debentures will be held by the property trustee of the Cox Trust for the benefit of the holders of the related trust securities. In addition, Cox will execute a preferred securities guarantee for the benefit of the holders of the related trust preferred securities. The preferred securities guarantee will not guarantee payment of distributions or amounts payable on redemption of the trust preferred securities or liquidation of a Cox Trust when such Cox Trust does not have funds legally available for the payment thereof. See "Description of Preferred Securities Guarantees."

     The revenue of a Cox Trust available for distribution to holders of its trust preferred securities will be limited to payments received under the related junior subordinated debentures which such Cox Trust purchased with the proceeds from the sale of its trust securities. If Cox fails to make a required payment in respect of such junior subordinated debentures, the applicable Cox Trust will not have sufficient funds to make the related payments, including distributions, in respect of its trust preferred securities. Each of the Cox Trusts is a separate legal entity and the assets of one are not available to satisfy the obligations of any other.

DEFERRAL OF DISTRIBUTIONS

     So long as no debenture event of default has occurred and is continuing, Cox will have the right to defer the payment of interest on the junior subordinated debentures at any time or from time to time for up to the maximum extension period specified in the applicable prospectus supplement, provided that an

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

extension period must end on an interest payment date and may not extend beyond the stated maturity of such junior subordinated debentures. If Cox elects to exercise such right, distributions on the related trust preferred securities will be deferred during any such extension period. Distributions to which holders of the trust preferred securities are entitled during any extension period will continue to accumulate additional distributions thereon. Cox has no current intention to exercise its right to defer payments of interest on the junior subordinated debentures Cox may issue and, accordingly, distributions on the related trust preferred securities.

REDEMPTION

     Upon the repayment at the stated maturity or redemption, in whole or in part, prior to the stated maturity of the junior subordinated debentures, the proceeds from such repayment or redemption shall be applied by the property trustee to redeem an aggregate liquidation amount of the related trust securities equal to the aggregate principal amount of such junior subordinated debentures so repaid or redeemed, upon not less than 30 nor more than 60 days prior written notice, at a redemption price equal to such aggregate liquidation amount plus accumulated distributions to the redemption date. Any redemption of trust securities shall be made and the applicable redemption price shall be payable on the redemption date only to the extent that the applicable Cox Trust has funds legally available for the payment thereof. See "-- Subordination of Trust Common Securities."

     If less than all of the junior subordinated debentures are to be redeemed prior to the stated maturity thereof, then the proceeds of such redemption shall be used to redeem the related trust securities on a pro rata basis among the trust preferred securities and the trust common securities of the applicable Cox Trust except as described under "-- Subordination of Trust Common Securities." If less than all of the trust preferred securities held in book-entry form, if any, are to be redeemed, such trust preferred securities will be redeemed in accordance with the procedures of The Depository Trust Company. See "-- Global Trust Preferred Securities."

REDEMPTION PROCEDURES

     If a Cox Trust gives a notice of redemption in respect of its trust preferred securities, then, by 12:00 noon, New York City time, on the redemption date, to the extent funds are legally available,

     - with respect to trust preferred securities held by The Depository Trust Company or its nominee, the property trustee will deposit, or cause the paying agent to deposit, irrevocably with The Depository Trust Company funds sufficient to pay the applicable redemption price, and

     - with respect to trust preferred securities held in certificated form, the property trustee will irrevocably deposit with the paying agent funds sufficient to pay the applicable redemption price and will give such paying agent irrevocable instructions and authority to pay the applicable redemption price to the holders thereof upon surrender of their certificates evidencing the trust preferred securities.

     If notice of redemption shall have been given and funds irrevocably deposited as required, then, upon the date of such deposit, all rights of the holders of the trust preferred securities called for redemption will cease, except the right of such holders to receive the applicable redemption price, but without interest thereon, and such trust preferred securities will cease to be outstanding. In the event that any redemption date is not a business day, then the applicable redemption price payable on that date will be paid on the next succeeding day that is a business day, without any interest or other payment in respect of any such delay, with the same force and effect as if made on that date. In the event that payment of the applicable redemption price is improperly withheld or refused and not paid either by the applicable Cox Trust or by

Cox pursuant to the preferred securities guarantee as described under "Description of Preferred Securities Guarantees,"

     - distributions on the related trust preferred securities will continue to accumulate from the redemption date originally established by such Cox Trust to the date such applicable redemption price is actually paid, and

     - the actual payment date will be the redemption date for purposes of calculating the applicable redemption price.

     Subject to applicable law, including, without limitation, United States federal securities law, Cox or its subsidiaries may at any time and from time to time purchase outstanding trust preferred securities by tender, in the open market or by private agreement.

LIQUIDATION OF A COX TRUST AND DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES

     Cox will have the right at any time to dissolve a Cox Trust and cause the related junior subordinated debentures to be distributed to the holders of the trust securities of such Cox Trust in liquidation of such Cox Trust after satisfaction, or reasonable provision for satisfaction, of liabilities to creditors of such Cox Trust as required by applicable law. Such right is subject to Cox having received an opinion of counsel to the effect that such distribution will not be a taxable event to holders of the trust preferred securities of such Cox Trust.

     The applicable Cox Trust shall automatically dissolve upon the first to occur of:

          1. certain events of bankruptcy, dissolution or liquidation of Cox;

          2. the distribution of the related junior subordinated debentures to the holders of the trust securities of such Cox Trust, if Cox, as sponsor, has given written direction to the property trustee to dissolve such Cox Trust, which direction is optional and, except as described above, wholly within the discretion of Cox, as sponsor;

          3. the redemption of all of the trust securities of such Cox Trust;

          4. expiration of the term of such Cox Trust; and

          5. the entry of an order for the dissolution of such Cox Trust by a court of competent jurisdiction.

     If a dissolution occurs as described in paragraph (1), (2), (4) or (5) above, the applicable Cox Trust shall be liquidated by the issuer trustees as expeditiously as the issuer trustees determine to be possible by distributing, after satisfaction, or reasonable provision for satisfaction, of liabilities to creditors of such Cox Trust as provided by applicable law, to the holders of the trust securities and the related junior subordinated debentures, unless such distribution is determined by the property trustee not to be practicable, in which event such holders will be entitled to receive out of the assets of such Cox Trust legally available for distribution to holders, after satisfaction of liabilities to creditors of such Cox Trust as provided by applicable law, an amount equal to the aggregate of the liquidation amount per trust security specified in the applicable prospectus supplement plus accumulated distributions thereon to the date of payment. If the liquidation distribution can be paid only in part because the applicable Cox Trust has insufficient assets legally available to pay in full the aggregate liquidation distribution, then the amounts payable directly by such Cox Trust on its trust securities shall be paid on a pro rata basis, except that if a debenture event of default has occurred and is continuing, the trust preferred securities of such Cox Trust shall have a priority over the trust common securities of such Cox Trust in respect of such amounts. See "-- Subordination of Trust Common Securities."

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

     After a date is fixed for any distribution of junior subordinated debentures to holders of the related trust securities:

     - such trust securities will no longer be deemed to be outstanding;

     - each registered global certificate, if any, representing such trust securities will be exchanged for a registered global certificate representing the junior subordinated debentures to be delivered upon such distribution; and

     - any trust securities in certificated form will be deemed to represent junior subordinated debentures having a principal amount equal to the liquidation amount of such trust securities, and bearing accrued interest in an amount equal to the accumulated distributions on such trust securities until such certificates are presented to the administrative trustees or their agent for cancellation, whereupon Cox will issue to such holder, and the debenture trustee will authenticate, junior subordinated debentures in certificated form.

     There can be no assurance as to the market prices for the trust preferred securities or the junior subordinated debentures that may be distributed in exchange for such trust preferred securities if a dissolution and liquidation of the applicable Cox Trust were to occur. Accordingly, the trust preferred securities that an investor may purchase, or the junior subordinated debentures that the investor may receive on dissolution and liquidation of the applicable Cox Trust, may trade at a discount to the price that the investor paid to purchase such trust preferred securities.

SUBORDINATION OF TRUST COMMON SECURITIES

     Payment of distributions on, and the applicable redemption price of, trust securities shall be made pro rata among the trust preferred securities and the trust common securities of the applicable Cox Trust based on their respective liquidation amounts; provided, however, that if on any distribution date or redemption date a debenture event of default has occurred and is continuing, no payment of any distribution on, or applicable redemption price of, any of the trust common securities of the applicable Cox Trust, and no other payment on account of the redemption, liquidation or other acquisition of such trust common securities, shall be made unless payment in full in cash of all accumulated distributions on all of the outstanding trust preferred securities of such Cox Trust for all distribution periods terminating on or prior thereto, or in the case of payment of the applicable redemption price, the full amount of such redemption price, shall have been made or provided for, and all funds available to the property trustee shall first be applied to the payment in full in cash of all distributions on, or applicable redemption price of, such trust preferred securities then due and payable.

     Upon the occurrence and continuance of an event of default under the declaration of trust, Cox, as the trust common securities holder of the applicable Cox Trust, will be deemed to have waived any right to act with respect to such event of default until the effect of such event of default shall have been cured, waived or otherwise eliminated. Until any such event of default has been so cured, waived or otherwise eliminated, the property trustee shall act solely on behalf of the holders of the trust preferred securities of such Cox Trust and not on behalf of Cox as the trust common securities holder, and only the holders of such trust preferred securities will have the right to direct the property trustee to act on their behalf.

EVENTS OF DEFAULT; NOTICE

     The occurrence of an event of default under the junior subordinated debenture indenture will constitute an event of default under the declaration of trust. Within ten business days after the occurrence of an event of default under the declaration of trust actually known to the property trustee, the property trustee shall transmit notice of such event of default to the holders of the trust preferred securities of the applicable Cox Trust, the administrative trustees and Cox, as sponsor, unless such event of default shall have been cured or waived.

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

     For a discussion of the limited circumstances in which holders of trust preferred securities may bring a direct action against Cox, see "Description of Junior Subordinated Debentures -- Enforcement of Certain Rights by Holders of Trust Preferred Securities."

REMOVAL OF TRUSTEES

     Unless a debenture event of default has occurred and is continuing, any issuer trustee may be removed at any time by Cox as the trust common securities holder of the applicable Cox Trust. If a debenture event of default has occurred and is continuing, the property trustee and the Delaware trustee may be removed at such time only by the holders of a majority in liquidation amount of the outstanding trust preferred securities of the applicable Cox Trust. In no event will the holders of the trust preferred securities have the right to vote to appoint, remove or replace the administrative trustees, which voting rights are vested exclusively in Cox as the trust common securities holder. No resignation or removal of an issuer trustee, and no appointment of a successor trustee, shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the applicable declaration of trust.

MERGER OR CONSOLIDATION OF TRUSTEES

     Any person into which the property trustee, the Delaware trustee or any administrative trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any person resulting from any merger, conversion or consolidation to which such issuer trustee shall be a party, or any person succeeding to all or substantially all the corporate trust business of such issuer trustee, shall be the successor of such issuer trustee under the declaration of trust, provided such person shall be otherwise qualified and eligible.

MERGERS, CONVERSIONS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF A COX
TRUST

     The applicable Cox Trust may not merge with or into, convert into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any corporation or other person, except as described below or as otherwise described under "-- Liquidation a Cox Trust and Distribution of Junior Subordinated Debentures." A Cox Trust may, at the request of Cox, as sponsor, with the consent of the administrative trustees but without the consent of the holders of its trust preferred securities, merge with or into, convert into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to a trust organized as such under the laws of any State; provided that:

     - such successor entity either

      - expressly assumes all of the obligations of such Cox Trust with respect to the trust securities of such Cox Trust, or

      - substitutes for the trust securities of such Cox Trust other securities having substantially the same terms as such trust securities so long as the successor securities rank the same as such trust securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise;

     - Cox expressly appoints a trustee of such successor entity possessing the same powers and duties as the property trustee with respect to the related junior subordinated debentures;

     - the successor securities are listed, or any successor securities will be listed upon notification of issuance, on each national securities exchange or other organization on which the trust securities of such Cox Trust are then listed, if any;

     - such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the trust securities, including any successor securities, of such Cox Trust or the

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

       related junior subordinated debentures to be downgraded or placed under surveillance or review by any nationally recognized statistical rating organization;

     - such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust securities, including any successor securities, of such Cox Trust in any material respect, other than any dilution of such holders' interests in the new entity;

     - such successor entity has a purpose substantially identical to that of such Cox Trust;

     - prior to such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, Cox has received an opinion from independent counsel to such Cox Trust experienced in such matters to the effect that

      - such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust securities, including any successor securities, of such Cox Trust in any material respect, other than any dilution of such holders' interests in the new entity, and

      - following such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither such Cox Trust nor such successor entity will be required to register as an investment company under the Investment Company Act of 1940, as amended; and

     - Cox or any permitted successor or assignee owns all of the common securities of such successor entity and guarantees the obligations of such successor entity under the successor securities at least to the extent provided by the preferred securities guarantee and the common securities guarantee for the benefit of the owner of the common securities of such Cox Trust.

Notwithstanding the foregoing, such Cox Trust shall not, except with the consent of each holder of its trust securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause such Cox Trust or the successor entity not to be classified as a grantor trust for United States federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF A DECLARATION OF TRUST

     Except as provided below and under "-- Mergers, Conversions, Consolidations, Amalgamations or Replacements of a Cox Trust" and "Description of Preferred Securities Guarantees -- Amendments and Assignment" and as otherwise required by law and the applicable declaration of trust, the holders of trust preferred securities will have no voting rights.

     The declaration of trust may be amended from time to time by Cox, the property trustee and the administrative trustees, without the consent of the holders of the trust securities of the applicable Cox Trust,

     - to cure any ambiguity, correct or supplement any provisions in such declaration of trust that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under such declaration of trust, which shall not be inconsistent with the other provisions of such declaration of trust, or

     - to modify, eliminate or add to any provisions of such declaration of trust to such extent as shall be necessary to ensure that such Cox Trust will be classified for United States federal income tax purposes as a grantor trust at all times that any of its trust securities are outstanding or to ensure that such Cox Trust will not be required to register as an investment company under the Investment Company Act;

provided, however, that in each case, such action shall not adversely affect in any material respect the interests of the holders of such trust securities.

     A declaration of trust may be amended by the issuer trustees and Cox

     - with the consent of holders of a majority in liquidation amount of the outstanding trust securities of the applicable Cox Trust, and

     - upon receipt by the issuer trustees of an opinion of counsel experienced in such matters to the effect that such amendment or the exercise of any power granted to the issuer trustees in accordance with such amendment will not affect such Cox Trust's status as a grantor trust for United States federal income tax purposes or such Cox Trust's exemption from status as an investment company under the Investment Company Act;

provided, however, that, without the consent of each holder of such trust securities, such declaration of trust may not be amended to:

     - change the distribution rate or manner of calculation of the distribution rate, amount, timing or currency or otherwise adversely affect the method of any required payment;

     - change the purpose of the applicable Cox Trust;

     - authorize the issuance of any additional beneficial interests in such Cox Trust;

     - change the conversion, exchange or redemption provisions;

     - change the conditions precedent for Cox to elect to dissolve such Cox Trust and distribute the related junior subordinated debentures to the holders of such trust securities;

     - change the liquidation distribution or other provisions relating to the distribution of amounts payable upon the dissolution and liquidation of such Cox Trust;

     - affect the limited liability of any holder of such trust securities; or

     - restrict the right of a holder of such trust securities to institute suit for the enforcement of any required payment on or after the due date therefor or for the conversion or exchange of such trust securities in accordance with their terms.

     So long as any junior subordinated debentures are held by the property trustee, the issuer trustees shall not:

     - direct the time, method and place of conducting any proceeding for any remedy available to such trustee, or execute any trust or power conferred on the trustee, with respect to the junior subordinated debentures;

     - waive certain past defaults under the junior subordinated debenture indenture;

     - exercise any right to rescind or annul a declaration of acceleration of the maturity of the principal of such junior subordinated debentures; or

     - consent to any amendment, modification or termination of the junior subordinated debenture indenture or such junior subordinated debentures where such consent shall be required, without, in each case, obtaining the prior approval of the holders of a majority in liquidation amount of all outstanding trust preferred securities of the applicable Cox Trust;

provided, however, that where a consent under the junior subordinated debenture indenture would require the consent of each holder affected thereby, no such consent shall be given by the property trustee without the prior approval of each holder of the related trust preferred securities. The issuer trustees shall not revoke any action previously authorized or approved by a vote of the holders of trust preferred securities except by subsequent vote of such holders. The property trustee shall notify each holder of trust preferred securities of any notice of default with respect to the related junior subordinated debentures. In addition to obtaining approvals of holders of trust preferred securities referred to above, prior to taking any of the foregoing actions, the issuer trustees shall obtain an opinion of counsel experienced in such matters to the effect that the applicable Cox Trust will not be classified as an association taxable as a corporation for United States federal income tax purposes on account of such action.

     Any required approval of holders of trust preferred securities may be given at a meeting of such holders convened for such purpose or pursuant to written consent. The administrative trustees will cause a notice of any meeting at which holders of trust preferred securities are entitled to vote to be given to each holder of record of trust preferred securities in the manner set forth in the applicable declaration of trust.

     Notwithstanding that holders of trust preferred securities are entitled to vote or consent under any of the circumstances referred to above, any trust preferred securities that are owned by Cox or any affiliate of Cox shall, for purposes of such vote or consent, be treated as if they were not outstanding.

GLOBAL TRUST PREFERRED SECURITIES

     If specified in the applicable prospectus supplement, trust preferred securities may be represented by one or more global certificates deposited with, or on behalf of, The Depository Trust Company, or other depositary identified in such prospectus supplement, or a nominee thereof, in each case for credit to an account of a participant in The Depository Trust Company or other depositary. The identity of the depositary and the specific terms of the depositary arrangements with respect to the trust preferred securities to be represented by one or more global certificates will be described in the applicable prospectus supplement. However, unless otherwise specified in the applicable prospectus supplement, The Depository Trust Company will be the depositary and the depositary arrangements described with respect to the debt securities will apply to such trust preferred securities as well, except all references to Cox shall include the Cox Trusts and all references to the applicable indenture will refer to the applicable declaration of trust. See "Description of Debt
Securities -- Global Securities."

PAYMENT AND PAYING AGENT

     Payments in respect of any global certificate representing trust preferred securities shall be made to Cede & Co. as nominee of The Depository Trust Company, or other applicable depositary or its nominee, which shall credit the relevant accounts at The Depository Trust Company or such other depositary on the applicable payment dates, while payments in respect of trust preferred securities in certificated form shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the register. The paying agent shall initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to the administrative trustees and Cox. The paying agent shall be permitted to resign as paying agent upon 30 days prior written notice to the property trustee, the administrative trustees and Cox. In the event that the property trustee shall no longer be the paying agent, the administrative trustees shall appoint a successor, which shall be a bank or trust company acceptable to the administrative trustees and Cox, to act as paying agent.

REGISTRAR AND TRANSFER AGENT

     The property trustee will act as registrar and transfer agent for the trust preferred securities.

     Registration of transfers of trust preferred securities will be effected without charge by or on behalf of the applicable Cox Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. A Cox Trust will not be required to register or cause to be registered the transfer of its trust preferred securities after they have been converted, exchanged, redeemed or called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

     The property trustee, other than during the occurrence and continuance of an event of default under the applicable declaration of trust, will undertake to perform only such duties as are specifically set forth in such declaration of trust and, during the continuance of such event of default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to the foregoing, the property trustee will not be under any obligation to exercise any of the powers vested in it by such declaration of trust at the request of any holder of the related trust securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no such event of default has occurred and is continuing and the property trustee is required to decide between alternative causes of action, construe ambiguous provisions in such declaration of trust or is unsure of the application of any provision of such declaration of trust, and the matter is not one on which holders of trust preferred securities or trust common securities are entitled under such declaration of trust to vote, then the property trustee shall take such action as is directed by Cox and if not so directed, shall take such action as it deems advisable and in the best interests of the holders of the related trust securities and will have no liability except for its own bad faith, negligence or willful misconduct.

MISCELLANEOUS

     The administrative trustees are authorized and directed to conduct the affairs of and to operate the applicable Cox Trust in such a way that:

     - such Cox Trust will not be deemed to be an investment company required to be registered under the Investment Company Act;

     - such Cox Trust will be classified as a grantor trust for United States federal income tax purposes; and

     - the related junior subordinated debentures will be treated as indebtedness of Cox for United States federal income tax purposes.

     Cox and the administrative trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the applicable Cox Trust or the applicable declaration of trust, that the administrative trustees determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the related trust securities.

     Holders of trust preferred securities will not have any preemptive or similar rights.

     A Cox Trust may not borrow money, issue debt, execute mortgages or pledge any of its assets.

                 DESCRIPTION OF PREFERRED SECURITIES GUARANTEES

     A preferred securities guarantee will be executed and delivered by Cox concurrently with the issuance by a Cox Trust of its trust preferred securities for the benefit of the holders from time to time of such trust preferred securities and will be held for such holders by The Bank of New York, as preferred securities guarantee trustee. Each preferred securities guarantee has been qualified as an indenture under the Trust Indenture Act and is subject to, and governed by, the Trust Indenture Act. This summary of certain terms and provisions of a preferred securities guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of such preferred securities guarantee, including the definitions therein of certain terms, and those made a part of such preferred securities guarantee by the Trust Indenture Act.

GENERAL

     Cox will irrevocably agree to pay in full, to the extent set forth herein, the guarantee payments to the holders of the related trust preferred securities, as and when due, regardless of any defense, right of set-off or counterclaim that the applicable Cox Trust may have or assert other than the defense of payment. The following payments, which are referred to as guarantee payments, with respect to trust preferred securities, to the extent not paid by or on behalf of the applicable Cox Trust, will be subject to the preferred securities guarantee:

     - any accumulated distributions required to be paid on such trust preferred securities, to the extent that such Cox Trust has funds legally available therefor at such time;

     - the applicable redemption price with respect to such trust preferred securities called for redemption, to the extent that such Cox Trust has funds legally available therefor at such time; or

     - upon a voluntary or involuntary dissolution and liquidation of such Cox Trust, other than in connection with the distribution of the related junior subordinated debentures to holders of such trust preferred securities or the redemption, conversion or exchange of the trust preferred securities, the lesser of

      - the amounts due upon the dissolution and liquidation of such Cox Trust, to the extent that such Cox Trust has funds legally available therefor at the time, and

      - the amount of assets of such Cox Trust remaining available for distribution to holders of its trust preferred securities after satisfaction of liabilities to creditors of such Cox Trust as required by applicable law.

     Cox's obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by Cox to the holders of the trust preferred securities entitled thereto or by causing the applicable Cox Trust to pay such amounts to such holders.

     Cox will, through the preferred securities guarantee, the declaration of trust, the related junior subordinated debentures and junior subordinated debenture indenture, taken together, fully, irrevocably and unconditionally guarantee all of the applicable Cox Trust's obligations under its trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of a Cox Trust's obligations under its trust preferred securities.

RANKING

     Unless otherwise specified in the applicable prospectus supplement, each preferred securities guarantee will constitute an unsecured obligation of Cox and will rank

     - subordinate and junior in right of payment to all other liabilities of Cox, including all senior debt securities, any subordinated debt securities and the junior subordinated debentures, except those made ratable or subordinate by their terms, and

     - senior to all capital stock now or hereafter issued by Cox and to any guarantee now or hereafter entered into by Cox in respect of any of its capital stock.

     The declaration of trust will provide that each holder of trust preferred securities by acceptance thereof agrees to the subordination provisions and other terms of the related preferred securities guarantee. The preferred securities guarantee will rank subordinate to, or equally with, all other guarantees to be issued by Cox with respect to securities of other trusts or other entities to be established by Cox that are similar to a Cox Trust.

     The preferred securities guarantees will not limit the amount of secured or unsecured debt, including senior indebtedness as defined in the junior subordinated debenture indenture, that may be incurred by Cox or any of its subsidiaries.

PREFERRED SECURITIES GUARANTEE OF PAYMENT

     Each preferred securities guarantee will constitute a guarantee of payment and not of collection. In other words, the guaranteed party may institute a legal proceeding directly against Cox to enforce its rights under such preferred securities guarantee without first instituting a legal proceeding against any other person or entity. A preferred securities guarantee will not be discharged except by payment of the related preferred securities guarantee payments in full to the extent not paid by the applicable Cox Trust or upon distribution of its trust preferred securities to the holders of the related junior subordinated debentures.

AMENDMENTS AND ASSIGNMENT

     Except with respect to any changes that do not materially adversely affect the rights of holders of the related trust preferred securities, in which case no approval will be required, the applicable preferred securities guarantee may not be amended without the prior approval of the holders of a majority of the liquidation amount of such outstanding trust preferred securities. The manner of obtaining any such approval will be as set forth under "Description of Trust Preferred Securities -- Voting Rights; Amendment of a Declaration of Trust." All guarantees and agreements contained in a preferred securities guarantee shall bind the successors, assigns, receivers, trustees and representatives of Cox and shall inure to the benefit of the holders of the related trust preferred securities then outstanding.

EVENTS OF DEFAULT

     An event of default under a preferred securities guarantee will occur upon the failure of Cox to perform any of its payment or other obligations thereunder, provided that, except with respect to a default in respect of any preferred securities guarantee payment, Cox shall have received notice of such default and shall not have cured such default within 60 days of such receipt. The holders of a majority in liquidation amount of the related trust preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the preferred securities guarantee trustee in respect of the applicable preferred securities guarantee or to direct the exercise of any trust or power conferred upon the preferred securities guarantee trustee under such preferred securities guarantee.

     If the preferred securities guarantee trustee fails to enforce a preferred securities guarantee, any holder of the related trust preferred securities may institute a legal proceeding directly against Cox to enforce its rights under such preferred securities guarantee without first instituting a legal proceeding against the applicable Cox Trust, the preferred securities guarantee trustee or any other person or entity.

TERMINATION

     A preferred securities guarantee will terminate and be of no further force and effect upon:

     - full payment of the applicable redemption price of the related trust preferred securities;

     - full payment of all amounts due upon the dissolution and liquidation of the applicable Cox Trust; or

     - the conversion or exchange of all of the related trust preferred securities, whether upon distribution of junior subordinated debentures to the holders of such trust preferred securities or otherwise.

A preferred securities guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related trust preferred securities must restore payment of any sums paid under such trust preferred securities or such preferred securities guarantee.

GOVERNING LAW

     Each preferred securities guarantee will be governed by and construed in accordance with the laws of the State of New York.

INFORMATION CONCERNING THE PREFERRED SECURITIES GUARANTEE TRUSTEE

     The preferred securities guarantee trustee, other than during the occurrence and continuance of a default by Cox in performance of a preferred securities guarantee, will undertake to perform only such duties as are specifically set forth in the preferred securities guarantee and, during the continuance of such default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to the foregoing, the preferred securities guarantee trustee will not be under any obligation to exercise any of the powers vested in it by a preferred securities guarantee at the request of any holder of the related trust preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

LIMITED PURPOSE OF COX TRUST

     The trust preferred securities will represent preferred beneficial interests in the applicable Cox Trust, and each Cox Trust exists for the sole purpose of issuing and selling its trust securities, using the proceeds from the sale of its trust securities to acquire the related junior subordinated debentures of Cox and engaging in only those other activities necessary, advisable or incidental thereto.

RIGHTS UPON DISSOLUTION

     Unless the junior subordinated debentures are distributed to holders of the related trust securities, upon any voluntary or involuntary dissolution and liquidation of the applicable Cox Trust, after satisfaction of the liabilities of creditors of such Cox Trust as required by applicable law, the holders of such trust securities will be entitled to receive, out of assets held by such Cox Trust, the liquidation distribution in cash. See "Description of Trust Preferred Securities -- Liquidation of a Cox Trust and Distribution of Junior Subordinated Debentures." Upon any voluntary or involuntary liquidation or bankruptcy of Cox, the property trustee, as holder of the junior subordinated debentures, would be a creditor of Cox, subordinated in right of payment to all senior indebtedness as set forth in the junior subordinated debenture indenture, but entitled to receive payment in full of principal and premium, if any, and interest in respect of such junior subordinated debentures, before any stockholders of Cox receive payments or distributions.

               RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES,
                THE CORRESPONDING JUNIOR SUBORDINATED DEBENTURES
                    AND THE PREFERRED SECURITIES GUARANTEES

     Full and Unconditional Guarantee. Cox will irrevocably guarantee payments of distributions and other amounts due on the trust preferred securities to the extent the applicable Cox Trust has funds available for the payment of the distributions as and to the extent set forth under "Description of Preferred Securities Guarantees." Taken together, Cox's obligations under the junior subordinated debentures, the securities resolution, the junior subordinated debenture indenture, the declaration of trust and the preferred securities guarantee agreement provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes the full guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the applicable Cox Trust's obligations under the trust preferred securities.

     If and to the extent that Cox does not make payments on the junior subordinated debentures, the applicable Cox Trust will not pay distributions or other amounts due on its trust preferred securities. A preferred securities guarantee does not cover payment of distributions when such Cox Trust does not have sufficient funds to pay the distributions. In that event, the remedy for a holder of trust preferred securities is to institute a legal proceeding directly against Cox for enforcement of payment of the distributions to such holder.

     Sufficiency of Payments. As long as all payments are made when due on the junior subordinated debentures, those payments will be sufficient to cover distributions and other payments due on the trust preferred securities. This is primarily because:

     - the aggregate principal amount of the junior subordinated debentures will be equal to the sum of the aggregate stated liquidation amount of the trust preferred securities and trust common securities;

     - the interest rate and interest and other payment dates on the junior subordinated debentures will match the distribution rate and distribution and other payment dates for the trust preferred securities;

     - Cox, as borrower, has promised to pay any and all costs, expenses and liabilities of the applicable Cox Trust except such Cox Trust's obligations under its trust preferred securities; and

     - the declaration of trust provides that the applicable Cox Trust will not engage in any activity that is not consistent with the limited purposes of such Cox Trust.

     Cox has the right to set-off any payment Cox is otherwise required to make under the junior subordinated debenture indenture if and to the extent Cox has already made, or is concurrently making, a payment under the applicable preferred securities guarantee agreement.

     Enforcement Rights of Holders of Trust Preferred Securities. A holder of a trust preferred security may institute a legal proceeding directly against Cox to enforce its rights under the applicable preferred securities guarantee agreement without first instituting a legal proceeding against the preferred securities guarantee trustee, the applicable Cox Trust or anyone else.

     Cox's default or event of default under any other senior or subordinated indebtedness would not necessarily constitute a trust event of default. However, in the event of payment defaults under, or acceleration of, Cox's senior or subordinated indebtedness, the subordination provisions of the applicable securities resolution will provide that no payments may be made in respect of the junior subordinated debentures until the senior or subordinated indebtedness has been paid in full or any payment default thereunder has been cured or waived. Cox's failure to make required payments on any junior subordinated debentures would constitute a trust event of default.

     Limited Purpose of a Cox Trust. The applicable Cox Trust's trust preferred securities evidence undivided beneficial ownership interests in the assets of the applicable Cox Trust, and each Cox Trust exists for the sole purposes of issuing its trust preferred securities and trust common securities, investing the proceeds in junior subordinated debentures and engaging in only those other activities necessary, convenient or incidental to those purposes. A principal difference between the rights of a holder of a trust preferred security and a holder of a corresponding junior subordinated debenture is that a holder of a junior subordinated debenture is entitled to receive from Cox the principal amount of and interest accrued on the corresponding junior subordinated debentures, while a holder of trust preferred securities is entitled to receive distributions from the applicable Cox Trust, or from Cox under the preferred securities guarantee agreement, if and to the extent the applicable Cox Trust has funds available for the payment of the distributions.

     Rights Upon Dissolution. Upon any voluntary or involuntary dissolution of a Cox Trust involving the liquidation of the junior subordinated debentures, the holders of the trust preferred securities will be entitled to receive the liquidation distribution in cash, out of assets of such Cox Trust and after satisfaction of creditors of such Cox Trust as provided by applicable law. If Cox becomes subject to any voluntary or involuntary liquidation or bankruptcy, the property trustee, as holder of the junior subordinated debentures, would be one of Cox's junior subordinated creditors. The property trustee would be subordinated in right of payment to all of Cox's senior indebtedness and subordinated indebtedness, but it would be entitled to receive payment in full of principal and interest before Cox's stockholders receive payments or distributions. Cox is the guarantor under the preferred securities guarantee agreements and pursuant to the junior subordinated debenture indenture, as borrower, has agreed to pay all costs, expenses and liabilities of the applicable Cox Trust other than the applicable Cox Trust's obligations to the holders of the trust preferred securities. Accordingly, in the event of Cox's liquidation or bankruptcy the positions of a holder of trust preferred securities and of a holder of junior subordinated debentures are expected to be substantially the same relative to Cox's other creditors and to Cox's stockholders.

                       DESCRIPTION OF CAPITAL SECURITIES

     The capital securities will be issued by a Cox Trust under a declaration of trust and will represent beneficial interests in such Cox Trust. The holders of such beneficial interests will be entitled to a preference over the trust common securities of such Cox Trust with respect to the payment of distributions and amounts payable on redemption of the capital securities or the liquidation of such Cox Trust under the circumstances described under "-- Subordination of Trust Common Securities." The declaration of trust has been qualified under the Trust Indenture Act and is subject to, and governed by, the Trust Indenture Act. This summary of certain terms and provisions of the capital securities and the declaration of trust does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of such capital securities and such declaration of trust, including the definitions therein of certain terms, and those made a part of such declaration of trust by the Trust Indenture Act.

     Reference is made to the applicable prospectus supplement for a description of the specific terms of the capital securities offered thereby, including:

     - the particular Cox Trust issuing such capital securities;

     - the specific designation, number and purchase price of such capital securities;

     - the annual distribution rate or method of calculation of the distribution rate for such capital securities and, if applicable, the dates from which and upon which such distributions shall accumulate and be payable and the record dates therefor, and the maximum extension period for which such distributions may be deferred;

     - the liquidation amount per capital security which shall be paid out of the assets of such Cox Trust to the holders thereof upon voluntary or involuntary dissolution, winding-up and liquidation of such Cox Trust;

     - the obligation or right, if any, of such Cox Trust to purchase or redeem its capital securities and the price or prices at which, the date or dates on which or period or periods within which and the terms and conditions upon which, such capital securities shall or may be purchased or redeemed, in whole or in part, pursuant to such obligation or right;

     - the terms and conditions, if any, upon which such capital securities may be converted or exchanged, in addition to the circumstances described herein, into other securities or rights, or a combination of the foregoing, including the name of the issuer of such securities or rights, the initial conversion or exchange price or rate per capital security and the date or dates on which or period or periods within which such conversion or exchange may be effected;

     - if applicable, any securities exchange upon which such capital securities shall be listed;

     - whether such capital securities are issuable in book-entry form only and, if so, the identity of the depositary and disclosure relating to the depositary arrangements; and

     - any other rights, preferences, privileges, limitations or restrictions of such capital securities consistent with the declaration of trust or with law which may differ from those described in this prospectus.

Certain material United States federal income tax considerations applicable to any offering of capital securities will also be described in the applicable prospectus supplement.

GENERAL

     The capital securities of a Cox Trust will rank equally, and payments will be made thereon pro rata, with the trust common securities of that Cox Trust except as described under "-- Subordination of Trust Common Securities." The proceeds from the sale of capital securities and trust common securities by a Cox Trust will be used by such Cox Trust to purchase an aggregate principal amount of senior debt securities of Cox equal to the aggregate liquidation amount of such capital securities and trust common securities. Legal title to such senior debt securities will be held by the property trustee of the Cox Trust for the benefit of the holders of the related trust securities. In addition, Cox will execute a capital securities guarantee for the benefit of the holders of the related capital securities. The capital securities guarantee will not guarantee payment of distributions or amounts payable on redemption of the capital securities or liquidation of a Cox Trust when such Cox Trust does not have funds legally available for the payment thereof. See "Description of Capital Securities Guarantees."

     The revenue of a Cox Trust available for distribution to holders of its capital securities will be limited to payments received under the related senior debt securities which such Cox Trust purchased with the proceeds from the sale of its trust securities. If Cox fails to make a required payment in respect of such senior debt securities, the applicable Cox Trust will not have sufficient funds to make the related payments, including distributions, in respect of its capital securities. Each of the Cox Trusts is a separate legal entity and the assets of one are not available to satisfy the obligations of any other.

DEFERRAL OF DISTRIBUTIONS

     If so specified in the related prospectus supplement, so long as no event of default with respect to the senior debt securities has occurred and is continuing, Cox will have the right to defer the payment of interest on the senior debt securities, at any time or from time to time, for up to the maximum extension period specified in such prospectus supplement, provided that an extension period must end on an interest payment date and may not extend beyond the stated maturity of such senior debt securities. If Cox elects to exercise such right, distributions on the related capital securities will be deferred during any such extension period. Distributions to which holders of the capital securities are entitled during any extension period will continue to accumulate additional distributions thereon.

REDEMPTION

     Upon the repayment at the stated maturity or redemption, in whole or in part, prior to the stated maturity of the senior debt securities, the proceeds from such repayment or redemption shall be applied by the property trustee to redeem an aggregate liquidation amount of the related securities equal to the aggregate principal amount of such senior debt securities so repaid or redeemed, upon not less than 30 nor more than 60 days prior written notice, at a redemption price equal to such aggregate liquidation amount plus accumulated distributions to the redemption date. Any redemption of trust securities shall be made and the applicable redemption price shall be payable on the redemption date only to the extent that the applicable Cox Trust has funds legally available for the payment thereof. See "-- Subordination of Trust Common Securities."

     If less than all of the senior debt securities are to be redeemed prior to the stated maturity thereof, then the proceeds of such redemption shall be used to redeem the related trust securities on a pro rata basis among the capital securities and the trust common securities of the applicable Cox Trust except as described under "-- Subordination of Trust Common Securities." If less than all of the capital securities held in book-entry form, if any, are to be redeemed, such capital securities will be redeemed in accordance with the procedures of The Depository Trust Company. See "-- Global Capital Securities."

REDEMPTION PROCEDURES

     If a Cox Trust gives a notice of redemption in respect of its capital securities, then, by 12:00 noon, New York City time, on the redemption date, to the extent funds are legally available,

     - with respect to capital securities held by The Depository Trust Company or its nominee, the property trustee will deposit, or cause the paying agent to deposit, irrevocably with The Depository Trust Company funds sufficient to pay the applicable redemption price, and

     - with respect to capital securities held in certificated form, the property trustee will irrevocably deposit with the paying agent funds sufficient to pay the applicable redemption price and will give such paying agent irrevocable instructions and authority to pay the applicable redemption price to the holders thereof upon surrender of their certificates evidencing the capital securities.

     If notice of redemption shall have been given and funds irrevocably deposited as required, then, upon the date of such deposit, all rights of the holders of the capital securities called for redemption will cease, except the right of such holders to receive the applicable redemption price, but without interest thereon, and such capital securities will cease to be outstanding. In the event that any redemption date is not a business day, then the applicable redemption price payable on that date will be paid on the next succeeding day that is a business day, without any interest or other payment in respect of any such delay, with the same force and effect as if made on that date. In the event that payment of the applicable redemption price is improperly withheld or refused and not paid either by the applicable Cox Trust or by Cox pursuant to the capital securities guarantee as described under "Description of Capital Securities Guarantees,"

     - distributions on the related capital securities will continue to accumulate from the redemption date originally established by such Cox Trust to the date such applicable redemption price is actually paid, and

     - the actual payment date will be the redemption date for purposes of calculating the applicable redemption price.

     Subject to applicable law, including, without limitation, United States federal securities law, Cox or its subsidiaries may at any time and from time to time purchase outstanding capital securities by tender, in the open market or by private agreement.

LIQUIDATION OF A COX TRUST AND DISTRIBUTION OF SENIOR DEBT SECURITIES

     Cox will have the right at any time to dissolve a Cox Trust and cause the related senior debt securities to be distributed to the holders of the trust securities of such Cox Trust in liquidation of such Cox Trust after satisfaction, or reasonable provision for satisfaction, of liabilities to creditors of such Cox Trust as required by applicable law. Such right is subject to Cox having received an opinion of counsel to the effect that such distribution will not be a taxable event to holders of the capital securities of such Cox Trust.

     The applicable Cox Trust shall automatically dissolve upon the first to occur of:

          1. certain events of bankruptcy, dissolution or liquidation of Cox;

          2. the distribution of the related senior debt securities to the holders of the trust securities of such Cox Trust, if Cox, as sponsor, has given written direction to the property trustee to dissolve such Cox Trust, which direction is optional and, except as described above, wholly within the discretion of Cox, as sponsor;

          3. the conversion, exchange or redemption of all of the trust securities of such Cox Trust;

          4. expiration of the term of such Cox Trust; and

          5. the entry of an order for the dissolution of such Cox Trust by a court of competent jurisdiction.

     If a dissolution occurs as described in paragraph (1), (2), (4) or (5) above, the applicable Cox Trust shall be liquidated by the issuer trustees as expeditiously as the issuer trustees determine to be possible by distributing, after satisfaction, or reasonable provision for satisfaction, of liabilities to creditors of such Cox Trust as provided by applicable law, to the holders of the trust securities and the related senior debt securities, unless such distribution is determined by the property trustee not to be practicable, in which event such holders will be entitled to receive out of the assets of such Cox Trust legally available for distribution to holders, after satisfaction of liabilities to creditors of such Cox Trust as provided by applicable law, an amount equal to the aggregate of the liquidation amount per trust security specified in the applicable prospectus supplement plus accumulated distributions thereon to the date of payment. If the liquidation distribution can be paid only in part because the applicable Cox Trust has insufficient assets legally available to pay in full the aggregate liquidation distribution, then the amounts payable directly by such Cox Trust on its trust securities shall be paid on a pro rata basis, except that if an event of default with respect to the senior debt securities has occurred and is continuing, the capital securities of such Cox Trust shall have a priority over the trust common securities of such Cox Trust in respect of such amounts. See "-- Subordination of Trust Common Securities."

     After a date is fixed for any distribution of senior debt securities to holders of the related trust securities:

     - such trust securities will no longer be deemed to be outstanding;

     - each registered global certificate, if any, representing such trust securities will be exchanged for a registered global certificate representing the senior debt securities to be delivered upon such distribution; and

     - any trust securities in certificated form will be deemed to represent senior debt securities having a principal amount equal to the liquidation amount of such trust securities, and bearing accrued interest in an amount equal to the accumulated distributions on such trust securities until such certificates are presented to the administrative trustees or their agent for cancellation, whereupon Cox will issue to such holder, and the trustee will authenticate, senior debt securities in certificated form.

     There can be no assurance as to the market prices for the capital securities or the senior debt securities that may be distributed in exchange for such capital securities if a dissolution and liquidation of the applicable Cox Trust were to occur. Accordingly, the capital securities that an investor may purchase, or the senior debt securities that the investor may receive on dissolution and liquidation of the applicable Cox Trust, may trade at a discount to the price that the investor paid to purchase such capital securities.

SUBORDINATION OF TRUST COMMON SECURITIES

     Payment of distributions on, and the applicable redemption price of, trust securities shall be made pro rata among the capital securities and the trust common securities of the applicable Cox Trust based on their respective liquidation amounts; provided, however, that if on any distribution date or redemption date an event of default with respect to the senior debt securities has occurred and is continuing, no payment of any distribution on, or applicable redemption price of, any of the trust common securities of the applicable Cox Trust, and no other payment on account of the redemption, liquidation or other acquisition of such trust common securities, shall be made unless payment in full in cash of all accumulated distributions on all of the outstanding capital securities of such Cox Trust for all distribution periods terminating on or prior thereto, or in the case of payment of the applicable redemption price, the full amount of such redemption price, shall have been made or provided for, and all funds available to the property trustee shall first be applied to the payment in full in cash of all distributions on, or applicable redemption price of, such capital securities then due and payable.

     Upon the occurrence and continuance of an event of default under the declaration of trust, Cox, as the trust common securities holder of the applicable Cox Trust, will be deemed to have waived any right to act with respect to such event of default until the effect of such event of default shall have been cured, waived or otherwise eliminated. Until any such event of default has been so cured, waived or otherwise eliminated, the property trustee shall act solely on behalf of the holders of the capital securities of such Cox Trust and not on behalf of Cox as the trust common securities holder, and only the holders of such capital securities will have the right to direct the property trustee to act on their behalf.

EVENTS OF DEFAULT; NOTICE

     The occurrence of an event of default under the indenture relating to the senior debt securities will constitute an event of default under the declaration of trust. Within ten business days after the occurrence of an event of default under the declaration of trust actually known to the property trustee, the property trustee shall transmit notice of such event of default to the holders of the capital securities of the applicable Cox Trust, the administrative trustees and Cox, as sponsor, unless such event of default shall have been cured or waived.

     The applicable prospectus supplement will contain a discussion of the limited circumstances in which holders of capital securities may bring a direct action against Cox.

REMOVAL OF TRUSTEES

     Unless an event of default with respect to the senior debt securities has occurred and is continuing, any issuer trustee may be removed at any time by Cox as the trust common securities holder of the applicable Cox Trust. If such an event of default has occurred and is continuing, the property trustee and the Delaware trustee may be removed at such time only by the holders of a majority in liquidation amount of the outstanding capital securities of the applicable Cox Trust. In no event will the holders of the capital securities have the right to vote to appoint, remove or replace the administrative trustees, which voting rights are vested exclusively in Cox as the trust common securities holder. No resignation or removal of an issuer trustee, and no appointment of a successor trustee, shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the applicable declaration of trust.

MERGER OR CONSOLIDATION OF TRUSTEES

     Any person into which the property trustee, the Delaware trustee or any administrative trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any person resulting from any merger, conversion or consolidation to which such issuer trustee shall be a party, or any person succeeding to all or substantially all the corporate trust business of such issuer trustee, shall be the successor of such issuer trustee under the applicable declaration of trust, provided such person shall be otherwise qualified and eligible.

MERGERS, CONVERSIONS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF A COX
TRUST

     The applicable Cox Trust may not merge with or into, convert into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any corporation or other person, except as described below or as otherwise described under "-- Liquidation of a Cox Trust and Distribution of Senior Debt Securities." A Cox Trust may, at the request of Cox, as sponsor, with the consent of the administrative trustees but without the consent of the holders of its capital securities, merge with or into, convert into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to a trust organized as such under the laws of any State; provided that:

     - such successor entity either

      - expressly assumes all of the obligations of such Cox Trust with respect to the trust securities of such Cox Trust, or

      - substitutes for the trust securities of such Cox Trust other securities having substantially the same terms as such trust securities so long as the successor securities rank the same as such trust securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise;

     - Cox expressly appoints a trustee of such successor entity possessing the same powers and duties as the property trustee with respect to the related senior debt securities;

     - such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the trust securities, including any successor securities, of such Cox Trust or the related senior debt securities to be downgraded or placed under surveillance or review by any nationally recognized statistical rating organization;

     - such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust securities, including any successor securities, of such Cox Trust in any material respect, other than any dilution of such holders' interests in the new entity;

     - such successor entity has a purpose substantially identical to that of such Cox Trust;

     - prior to such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, Cox has received an opinion from independent counsel to such Cox Trust experienced in such matters to the effect that

      - such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust securities, including any successor securities, of such Cox Trust in any material respect, other than any dilution of such holders' interests in the new entity, and

      - following such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither such Cox Trust nor such successor entity will be required to register as an investment company under the Investment Company Act of 1940, as amended; and

     - Cox or any permitted successor or assignee owns all of the common securities of such successor entity and guarantees the obligations of such successor entity under the successor securities at least to the extent provided by the capital securities guarantee and the common securities guarantee for the benefit of the owner of the common securities of such Cox Trust.

Notwithstanding the foregoing, such Cox Trust shall not, except with the consent of each holder of its trust securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause such Cox Trust or the successor entity not to be classified as a grantor trust for United States federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF A DECLARATION OF TRUST

     Except as provided below and under "-- Mergers, Conversions, Consolidations, Amalgamations or Replacements of a Cox Trust" and "Description of Capital Securities Guarantee -- Amendments and Assignment" and as otherwise required by law and the declaration of trust, the holders of capital securities will have no voting rights.

     The declaration of trust may be amended from time to time by Cox, the property trustee and the administrative trustees, without the consent of the holders of the trust securities of the applicable Cox Trust,

     - to cure any ambiguity, correct or supplement any provisions in the declaration of trust that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the declaration of trust, which shall not be inconsistent with the other provisions of such declaration of trust, or

     - to modify, eliminate or add to any provisions of such declaration of trust to such extent as shall be necessary to ensure that such Cox Trust will be classified for United States federal income tax purposes as a grantor trust at all times that any of its trust securities are outstanding or to ensure that such Cox Trust will not be required to register as an investment company under the Investment Company Act;

provided, however, that in each case, such action shall not adversely affect in any material respect the interests of the holders of such trust securities.

     A declaration of trust may be amended by the issuer trustees and Cox

     - with the consent of holders of a majority in liquidation amount of the outstanding trust securities of the applicable Cox Trust, and

     - upon receipt by the issuer trustees of an opinion of counsel experienced in such matters to the effect that such amendment or the exercise of any power granted to the issuer trustees in accordance with such amendment will not affect such Cox Trust's status as a grantor trust for United States federal income tax purposes or such Cox Trust's exemption from status as an investment company under the Investment Company Act;

provided, however, that, without the consent of each holder of such trust securities, such declaration of trust may not be amended to:

     - change the distribution rate or manner of calculation of the distribution rate, amount, timing or currency or otherwise adversely affect the method of any required payment;

     - change the purpose of the applicable Cox Trust;

     - authorize the issuance of any additional beneficial interests in such Cox Trust;

     - change the conversion, exchange or redemption provisions;

     - change the conditions precedent for Cox to elect to dissolve such Cox Trust and distribute the related senior debt securities to the holders of such trust securities;

     - change the liquidation distribution or other provisions relating to the distribution of amounts payable upon the dissolution and liquidation of such Cox Trust;

     - affect the limited liability of any holder of such trust securities; or

     - restrict the right of a holder of such trust securities to institute suit for the enforcement of any required payment on or after the due date therefor or for the conversion or exchange of such trust securities in accordance with their terms.

     So long as any senior debt securities are held by the property trustee, the issuer trustees shall not:

     - direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture, or execute any trust or power conferred on such trustee, with respect to the senior debt securities;

     - waive certain past defaults under the indenture;

     - exercise any right to rescind or annul a declaration of acceleration of the maturity of the principal of such senior debt securities; or

     - consent to any amendment, modification or termination of the indenture or such senior debt securities where such consent shall be required, without, in each case, obtaining the prior approval of the holders of a majority in liquidation amount of all outstanding capital securities of the applicable Cox Trust;

provided, however, that where a consent under the indenture would require the consent of each holder affected thereby, no such consent shall be given by the property trustee without the prior approval of each holder of the related capital securities. The issuer trustees shall not revoke any action previously authorized or approved by a vote of the holders of capital securities except by subsequent vote of such holders. The property trustee shall notify each holder of capital securities of any notice of default with respect to the related senior debt securities. In addition to obtaining approvals of holders of capital securities referred to above, prior to taking any of the foregoing actions, the issuer trustees shall obtain an opinion of counsel experienced in such matters to the effect that the applicable Cox Trust will not be classified as an association taxable as a corporation for United States federal income tax purposes on account of such action.

     Any required approval of holders of capital securities may be given at a meeting of such holders convened for such purpose or pursuant to written consent. The property trustee will cause a notice of any meeting at which holders of capital securities are entitled to vote to be given to each holder of record of capital securities in the manner set forth in the applicable declaration of trust.

     Notwithstanding that holders of capital securities are entitled to vote or consent under any of the circumstances referred to above, any capital securities that are owned by Cox or any affiliate of Cox shall, for purposes of such vote or consent, be treated as if they were not outstanding.

GLOBAL CAPITAL SECURITIES

     If specified in the applicable prospectus supplement, capital securities may be represented by one or more global certificates deposited with, or on behalf of, The Depository Trust Company, or other depositary identified in such prospectus supplement, or a nominee thereof, in each case for credit to an account of a participant in The Depository Trust Company or other depositary. The identity of the depositary and the specific terms of the depositary arrangements with respect to the capital securities to be represented by one or more global certificates will be described in the applicable prospectus supplement. However, unless otherwise specified in the applicable prospectus supplement, The Depository Trust Company will be the depositary and the depositary arrangements described with respect to the debt securities will apply to such capital securities as well, except all references to Cox shall include the Cox Trusts and all references to the indenture will refer to the applicable declaration of trust. See "Description of Debt Securities -- Global Securities."

PAYMENT AND PAYING AGENT

     Payments in respect of any global certificate representing capital securities shall be made to Cede & Co. as nominee of The Depository Trust Company, or other applicable depositary or its nominee, which shall credit the relevant accounts at The Depository Trust Company or such other depositary on the applicable payment dates, while payments in respect of capital securities in certificated form shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the register. The paying agent shall initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to the administrative trustees and Cox. The paying agent shall be permitted to resign as paying agent upon 30 days prior written notice to the property trustee, the administrative trustees and Cox. In the event that the property trustee shall no longer be the paying agent, the administrative trustees shall appoint a successor, which shall be a bank or trust company acceptable to the administrative trustees and Cox, to act as paying agent.

REGISTRAR AND TRANSFER AGENT

     The property trustee will act as registrar and transfer agent for the capital securities.

     Registration of transfers of capital securities will be effected without charge by or on behalf of the applicable Cox Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. A Cox Trust will not be required to register or cause to be registered the transfer of its capital securities after they have been converted, exchanged, redeemed or called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

     The property trustee, other than during the occurrence and continuance of an event of default under the declaration of trust, will undertake to perform only such duties as are specifically set forth in the declaration of trust and, during the continuance of such event of default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to the foregoing, the property trustee will not be under any obligation to exercise any of the powers vested in it by such declaration of trust at the request of any holder of the related trust securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no such event of default has occurred and is continuing and the property trustee is required to decide between alternative causes of action, construe ambiguous provisions in the declaration of trust or is unsure of the application of any provision of the declaration of trust, and the matter is not one on which holders of capital securities or trust common securities are entitled under the declaration of trust to vote, then the property trustee shall take such action as is directed by Cox and if not so directed, shall take such action as it deems advisable and in the best interests of the holders of the related trust securities and will have no liability except for its own bad faith, negligence or willful misconduct.

MISCELLANEOUS

     The administrative trustees are authorized and directed to conduct the affairs of and to operate the applicable Cox Trust in such a way that:

     - such Cox Trust will not be deemed to be an investment company required to be registered under the Investment Company Act;

     - such Cox Trust will be classified as a grantor trust for United States federal income tax purposes; and

     - the related senior debt securities will be treated as indebtedness of Cox for United States federal income tax purposes.

     Cox and the administrative trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the applicable Cox Trust or the declaration of trust, that the administrative trustees determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the related trust securities.

     Holders of capital securities will not have any preemptive or similar rights.

     A Cox Trust may not borrow money, issue debt, execute mortgages or pledge any of its assets.

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

                  DESCRIPTION OF CAPITAL SECURITIES GUARANTEES

     A capital securities guarantee will be executed and delivered by Cox concurrently with the issuance by a Cox Trust of capital securities for the benefit of the holders from time to time of such capital securities and will be held for such holders by The Bank of New York, as capital securities guarantee trustee. Each capital securities guarantee has been qualified as an indenture under the Trust Indenture Act and is subject to, and governed by, the Trust Indenture Act. This summary of certain terms and provisions of the capital securities guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of such capital securities guarantee, including the definitions therein of certain terms, and those made a part of such capital securities guarantee by the Trust Indenture Act.

GENERAL

     Cox will irrevocably agree to pay in full on a senior basis, to the extent set forth herein, the guarantee payments to the holders of the related capital securities, as and when due, regardless of any defense, right of set-off or counterclaim that the applicable Cox Trust may have or assert other than the defense of payment. The following payments, which are referred to as guarantee payments, with respect to capital securities, to the extent not paid by or on behalf of the applicable Cox Trust, will be subject to the capital securities guarantee:

     - any accumulated distributions required to be paid on such capital securities, to the extent that such Cox Trust has funds legally available therefor at such time;

     - the applicable redemption price with respect to such capital securities called for redemption, to the extent that such Cox Trust has funds legally available therefor at such time; or

     - upon a voluntary or involuntary dissolution and liquidation of such Cox Trust, other than in connection with the distribution of the related senior debt securities to holders of such capital securities or the redemption, conversion or exchange of the capital securities, the lesser of

      - the amounts due upon the dissolution and liquidation of such Cox Trust, to the extent that such Cox Trust has funds legally available therefor at the time, and

      - the amount of assets of such Cox Trust remaining available for distribution to holders of its capital securities after satisfaction of liabilities to creditors of such Cox Trust as required by applicable law.

     Cox's obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by Cox to the holders of the capital securities entitled thereto or by causing the applicable Cox Trust to pay such amounts to such holders.

     Cox will, through the capital securities guarantee, the declaration of trust, the related senior debt securities and the indenture, taken together, fully, irrevocably and unconditionally guarantee all of the applicable Cox Trust's obligations under its capital securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of a Cox Trust's obligations under its capital securities.

RANKING

     Each capital securities guarantee will constitute an unsecured obligation of Cox and will rank equally in right of payment with all other senior indebtedness of Cox.

CAPITAL SECURITIES GUARANTEE OF PAYMENT

     The capital securities guarantee will constitute a guarantee of payment and not of collection. In other words, the guaranteed party may institute a legal proceeding directly against Cox to enforce its rights under such capital securities guarantee without first instituting a legal proceeding against any other person or entity. A capital securities guarantee will not be discharged except by payment of the related capital securities guarantee payments in full to the extent not paid by the applicable Cox Trust or upon distribution of its capital securities to the holders of the related senior debt securities.

AMENDMENTS AND ASSIGNMENT

     Except with respect to any changes that do not materially adversely affect the rights of holders of the related capital securities, in which case no approval will be required, a capital securities guarantee may not be amended without the prior approval of the holders of a majority of the liquidation amount of such outstanding capital securities. The manner of obtaining any such approval will be as set forth under "Description of Capital Securities -- Voting Rights; Amendment of a Declaration of Trust." All guarantees and agreements contained in a capital securities guarantee shall bind the successors, assigns, receivers, trustees and representatives of Cox and shall inure to the benefit of the holders of the related capital securities then outstanding.

EVENTS OF DEFAULT

     An event of default under a capital guarantee will occur upon the failure of Cox to perform any of its payment or other obligations thereunder, provided that, except with respect to a default in respect of any capital securities guarantee payment, Cox shall have received notice of such default and shall not have cured such default within 60 days of such receipt. The holders of a majority in liquidation amount of the related capital securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the capital securities guarantee trustee in respect of the applicable capital securities guarantee or to direct the exercise of any trust or power conferred upon the capital securities guarantee trustee under such capital securities guarantee.

     If the capital securities guarantee trustee fails to enforce a capital securities guarantee, any holder of the related capital securities may institute a legal proceeding directly against Cox to enforce its rights under such capital securities guarantee without first instituting a legal proceeding against the applicable Cox Trust, the capital securities guarantee trustee or any other person or entity.

TERMINATION

     A capital securities guarantee will terminate and be of no further force and effect upon:

     - full payment of the applicable redemption price of the related capital securities;

     - full payment of all amounts due upon the dissolution and liquidation of the applicable Cox Trust; or

     - the conversion or exchange of all of the related capital securities, whether upon distribution of senior debt securities to the holders of such capital securities or otherwise.

A capital securities guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related capital securities must restore payment of any sums paid under such capital securities or such capital securities guarantee.

GOVERNING LAW

     Each capital securities guarantee will be governed by and construed in accordance with the laws of the State of New York.

INFORMATION CONCERNING THE CAPITAL SECURITIES GUARANTEE TRUSTEE

     The capital securities guarantee trustee, other than during the occurrence and continuance of a default by Cox in performance of a capital securities guarantee, will undertake to perform only such duties as are specifically set forth in the capital securities guarantee and, during the continuance of such default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to the foregoing, the capital securities guarantee trustee will not be under any obligation to exercise any of the powers vested in it by a capital securities guarantee at the request of any holder of the related capital securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

LIMITED PURPOSE OF COX TRUST

     The capital securities will represent preferred beneficial interests in the applicable Cox Trust, and each Cox Trust exists for the sole purpose of issuing and selling its trust securities, using the proceeds from the sale of its trust securities to acquire the related senior debt securities of Cox and engaging in only those other activities necessary, advisable or incidental thereto.

RIGHTS UPON DISSOLUTION

     Unless the senior debt securities are distributed to holders of the related trust securities, upon any voluntary or involuntary dissolution and liquidation of the applicable Cox Trust, after satisfaction of the liabilities of creditors of such Cox Trust as required by applicable law, the holders of such trust securities will be entitled to receive, out of assets held by such Cox Trust, the liquidation distribution in cash. See "Description of Capital
Securities -- Liquidation of a Cox Trust and Distribution of Senior Debt Securities."

                   RELATIONSHIP AMONG THE CAPITAL SECURITIES,
                    THE CORRESPONDING SENIOR DEBT SECURITIES
                     AND THE CAPITAL SECURITIES GUARANTEES

     Full and Unconditional Guarantee. Cox will irrevocably guarantee payments of distributions and other amounts due on the capital securities to the extent the applicable Cox Trust has funds available for the payment of the distributions as and to the extent set forth under "Description of Capital Securities Guarantees." Taken together, Cox's obligations under the senior debt securities, the securities resolution, the indenture, the declaration of trust and the capital securities guarantee agreement provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the capital securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes the full guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the applicable Cox Trust's obligations under the capital securities.

     If and to the extent that Cox does not make payments on the senior debt securities, the applicable Cox Trust will not pay distributions or other amounts due on its capital securities. A capital securities guarantee does not cover payment of distributions when such Cox Trust does not have sufficient funds to pay the distributions. In that event, the remedy for a holder of trust preferred securities is to institute a legal proceeding directly against Cox for enforcement of payment of the distributions to such holder.

     Sufficiency of Payments. As long as all payments are made when due on the senior debt securities, those payments will be sufficient to cover distributions and other payments due on the capital securities. This is primarily because:

     - the aggregate principal amount of the senior debt securities will be equal to the sum of the aggregate stated liquidation amount of the capital securities and trust common securities;

     - the interest rate and interest and other payment dates on the senior debt securities will match the distribution rate and distribution and other payment dates for the capital securities;

     - Cox, as borrower, has promised to pay any and all costs, expenses and liabilities of the applicable Trust except such Cox Trust's obligations under its capital securities; and

     - the declaration of trust will provides that the applicable Cox Trust will not engage in any activity that is not consistent with the limited purposes of such Cox Trust.

     Cox has the right to set-off any payment Cox is otherwise required to make under the indenture if and to the extent Cox has already made, or is concurrently making, a payment under the capital securities guarantee agreement.

     Enforcement Rights of Holders of Capital Securities. A holder of a capital security may institute a legal proceeding directly against Cox to enforce its rights under the applicable capital securities guarantee agreement without first instituting a legal proceeding against the capital securities guarantee trustee, the applicable Cox Trust or anyone else.

     Limited Purpose of a Cox Trust. The applicable Cox Trust's capital securities evidence undivided beneficial ownership interests in the assets of the applicable Cox Trust, and the applicable Cox Trust exists for the sole purposes of issuing its capital securities and trust common securities, investing the proceeds in senior debt securities and engaging in only those other activities necessary, convenient or incidental to those purposes. A principal difference between the rights of a holder of a trust preferred security and a holder of a corresponding senior debt security is that a holder of a senior debt security is entitled to receive from Cox the principal amount of and interest accrued on the corresponding senior debt security, while a holder of capital securities is entitled to receive distributions from the applicable Cox Trust, or from Cox under the capital securities guarantee agreement, if and to the extent the applicable Cox Trust has funds available for the payment of the distributions.

     Rights Upon Dissolution. Upon any voluntary or involuntary dissolution of a Cox Trust involving the liquidation of the senior debt securities, the holders of the capital securities will be entitled to receive the liquidation distribution in cash, out of assets of such Cox Trust and after satisfaction of creditors of such Cox Trust as provided by applicable law. If Cox becomes subject to any voluntary or involuntary liquidation or bankruptcy, the property trustee, as holder of the debt securities, would be one of Cox's creditors. Cox is the guarantor under the capital securities guarantee agreements and pursuant to the indenture, as borrower, has agreed to pay all costs, expenses and liabilities of the applicable Cox Trust other than the applicable Cox Trust's obligations to the holders of the capital securities. Accordingly, in the event of Cox's liquidation or bankruptcy the positions of a holder of capital securities and of a holder of senior debt securities are expected to be substantially the same relative to Cox's other creditors and to Cox's stockholders.

        DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

     Cox may issue stock purchase contracts, representing contracts obligating holders to purchase from Cox, and Cox to sell to the holders, a specified number of shares of Class A common stock at a future date or dates. The price per share of Class A common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as a part of units, which are referred to as stock purchase units, consisting of a stock purchase contract and, as security for the holder's obligations to purchase the Class A common stock under stock purchase contracts, either:

     - senior debt securities, subordinated debt securities or junior subordinated debt securities of Cox,

     - debt obligations of third parties, including U.S. Treasury securities, or

     - preferred securities or capital securities of a Cox Trust.

     The stock purchase contracts may require Cox to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner and in certain circumstances Cox may deliver newly issued prepaid stock purchase contracts, which are referred to as prepaid securities, upon release to a holder of any collateral securing such holder's obligations under the original stock purchase contract.

     The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid securities. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to the stock purchase contracts, the collateral arrangements and depositary arrangements, if applicable, relating to such stock purchase contracts or stock purchase units and, if applicable, the prepaid securities and the document pursuant to which such prepaid securities will be issued.

                              PLAN OF DISTRIBUTION

     Cox and the Cox Trusts may sell securities to one or more underwriters or dealers for public offering and sale by them, or it may sell the securities to investors directly or through agents. The accompanying prospectus supplement will set forth the terms of the offering and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:

     - the name or names of any underwriters;

     - the purchase price of the securities and the proceeds to Cox or the Cox Trusts from the sale;

     - any underwriting discounts and other items constituting underwriters' compensation;

     - any public offering price;

     - any discounts or concessions allowed or reallowed or paid to dealers; and

     - any securities exchange or market on which the securities offered in the prospectus supplement may be listed.

     Only those underwriters identified in such prospectus supplement are deemed to be underwriters in connection with the securities offered in the prospectus supplement.

     Cox and the Cox Trusts may distribute the securities from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices determined as the prospectus supplement specifies. Cox may sell securities through forward contracts or similar arrangements. In connection with the sale of the securities, underwriters, dealers or agents may be deemed to have received compensation from Cox in the form of underwriting discounts or commissions and also may receive commissions from securities purchasers for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent. Some of the underwriters, dealers or agents who participate in the securities distribution may engage in other transactions with, and perform other services for, Cox and its subsidiaries in the ordinary course of business.

     Any underwriting or other compensation which Cox pays to underwriters or agents in connection with the securities offering, and any discounts, concessions or commissions which underwriters allow to dealers, will be set forth in the prospectus supplement. Underwriters, dealers and agents participating in the securities distribution may be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with Cox and the Cox Trusts, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Dow, Lohnes & Albertson, PLLC, of Washington, D.C., and Richards, Layton & Finger, P.A., of Wilmington, Delaware, will pass upon the validity of the securities offered in the applicable prospectus supplement for Cox and the Cox Trusts, respectively. Unless otherwise specified in the applicable prospectus supplement, Brown & Wood LLP, of New York, New York, will pass upon certain matters for any underwriters.

                                    EXPERTS

     The consolidated financial statements of Cox and Cox Communications PCS, L.P. and subsidiaries incorporated in this prospectus by reference from Cox's Annual Report on Form 10-K for the year ended December 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated by reference into this prospectus, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of TCA Cable TV, Inc. and subsidiaries as of and for the year ended October 31, 1998 have been incorporated by reference in this prospectus in reliance on the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     Cox is subject to the informational requirements of the Exchange Act and files reports, proxy statements and other information with the SEC. Cox's SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You also may read and copy any document Cox files at the SEC's public reference rooms in Washington, D.C., New York and Chicago or obtain copies of such materials by mail. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges, as well as the Public Reference Section's charges for mailing copies of the documents Cox has filed.

     You can also inspect and copy any of Cox's SEC filings at the offices of the New York Stock Exchange, Inc., located at 20 Broad Street, New York, New York, 10005.

                     INFORMATION INCORPORATED BY REFERENCE

     Cox files periodic reports with the SEC. SEC rules permit Cox to incorporate these filings by reference into this prospectus. By incorporating Cox's SEC filings by reference, the following documents are made a part of this prospectus:

     - Cox's annual report on Form 10-K for the year ended December 31, 1998;

     - Cox's quarterly report on Form 10-Q for the quarter ended March 31, 1998;

     - Amendment no. 1 to Cox's current report on Form 8-K, dated July 7, 1999;

     - Amendment no. 1 to Cox's current report on Form 8-K, dated May 12, 1999;

     - Cox's current report on Form 8-K, dated July 27, 1999;

     - Cox's current report on Form 8-K, dated July 7, 1999;

     - Cox's current report on Form 8-K, dated May 17, 1999;

     - Cox's current report on Form 8-K, dated May 12, 1999;

     - Cox's current report on Form 8-K, dated April 22, 1999;

     - Cox's current report on Form 8-K, dated January 8, 1999;

     - Cox's definitive proxy statement for the 1999 annual meeting of stockholders, dated March 29, 1999; and

     - Cox's registration statement on Form 8-A.

     All documents which Cox will file with the SEC, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of the initial filing of the registration statement and prior to the termination of the securities offering shall be deemed to be incorporated by reference in, and to be a part of, this prospectus from the date such documents are filed. Cox's SEC file number for Exchange Act documents is 1-6590. Cox will provide without charge, to any person who receives a copy of this prospectus and the accompanying prospectus supplement, upon such recipient's written or oral request, a copy of any document this prospectus incorporates by reference, other than exhibits to such incorporated documents, unless such exhibits are specifically incorporated by reference in such incorporated document. Requests should be directed to:

                               Dallas S. Clement,
                          Vice President and Treasurer
                            Cox Communications, Inc.
                             1400 Lake Hearn Drive
                             Atlanta, Georgia 30319
                           Telephone: (404) 843-5000

     Any statement contained in this prospectus or in a document incorporated by reference in, or deemed to be incorporated by reference in, this prospectus shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in

     - the prospectus,

     - the accompanying prospectus supplement, or

     - any other subsequently filed document which also is incorporated by reference in, or is deemed to be incorporated by reference in, this prospectus,

modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     Cox has not included or incorporated by reference separate financial statements of the Cox Trusts into this prospectus. Cox does not consider such financial statements to be material to holders of the trust preferred securities of the Cox Trusts because:

     - all of the voting securities of the Cox Trusts will be owned, directly or indirectly, by Cox, a reporting company under the Exchange Act;

     - each of the Cox Trusts is a special purpose entity, has no operating history, has no independent operations and is not engaged in, and does not propose to engage in, any activity other than issuing securities representing undivided beneficial interests in the assets of such Cox Trust and investing the proceeds thereof in junior subordinated debentures issued by Cox; and

     - Cox's obligations described in this prospectus and in any accompanying prospectus supplement under the declaration of trust of a Cox Trust, the preferred securities guarantee issued by Cox with respect to the trust preferred securities issued by such Cox Trust, the debt securities or junior subordinated debentures of Cox purchased by the Cox Trusts and the applicable indenture pursuant to which such debt securities or junior subordinated debentures are issued, taken together, constitute direct obligations of Cox and a full and unconditional guarantee of the trust preferred securities of each such Cox Trust.

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

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                             $

                           (COX COMMUNICATIONS LOGO)

             EXCHANGEABLE SUBORDINATED DISCOUNT DEBENTURES DUE 2020 (EXCHANGEABLE FOR SHARES OF SPRINT PCS STOCK OR CASH WITH AN EQUAL VALUE)

                   -----------------------------------------
                             PROSPECTUS SUPPLEMENT
                   -----------------------------------------

                          Joint-Book Running Managers

CREDIT SUISSE FIRST BOSTON                                   MERRILL LYNCH & CO.

                                 APRIL   , 2000

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